UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Wal«Mart Stores, Inc.

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WAL«MART STORES, INC.

702 Southwest 8th Street

Bentonville, Arkansas 72716-0215

(479) 273-4000

Retail Internet Site: www.walmart.com

Corporate Internet Site: www.walmartstores.com

NOTICE OF ANNUAL SHAREHOLDERS’ MEETING

To Be Held June 4, 2004

Please join us for the 2004 Annual Shareholders’ Meeting of Wal-Mart Stores, Inc. The business meeting will be held on Friday, June 4, 2004, at 8:45 a.m. in Bud Walton Arena, University of Arkansas, Fayetteville, Arkansas. Pre-meeting activities start at 7:00 a.m.

The purposes of the Annual Shareholders’ Meeting are:

(1)	To elect 14 directors;

(2)	To vote on the approval of the ASDA Colleague Share Ownership Plan 1999;

(3)	To vote on the approval of the ASDA Sharesave Plan 2000;

(4)	To vote on the approval of the Wal-Mart Stores, Inc. 2004 Associate Stock Purchase Plan, as amended;

(5)	To ratify the appointment of Ernst & Young LLP as the independent accountants of Wal-Mart Stores, Inc.;

(6)	To vote on six shareholder proposals; and

(7)	To transact any other business properly introduced at the Annual Shareholders’ Meeting.

You must own shares of Wal-Mart Stores, Inc. common stock at the close of business on April 5, 2004, to vote at the Annual Shareholders’ Meeting. If you plan to attend, please bring the Admittance Slip on the back cover and a picture I.D. Regardless of whether you will attend, please vote as described on pages 1-2 of the proxy statement. Voting in any of these ways will not prevent you from voting in person at the Annual Shareholders’ Meeting.

By Order of the Board of Directors

Thomas D. Hyde

Secretary

Bentonville, Arkansas

April 15, 2004

Admittance Requirements on Back Cover

WAL«MART STORES, INC.

702 Southwest 8th Street

Bentonville, Arkansas 72716-0215

(479) 273-4000

Retail Internet Site: www.walmart.com

Corporate Internet Site: www.walmartstores.com

PROXY STATEMENT

This proxy statement and accompanying proxy card are being mailed beginning April 15, 2004, in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Wal-Mart Stores, Inc., a Delaware corporation (“Wal-Mart” or the “Company”), for use at the Annual Shareholders’ Meeting. The business meeting will be held in Bud Walton Arena, University of Arkansas, Fayetteville, Arkansas, on Friday, June 4, 2004, at 8:45 a.m. Pre-meeting activities start at 7:00 a.m.

Your proxy is solicited by the Board. The Company pays the cost of soliciting your proxy and reimburses brokers and others for forwarding proxy materials to you.

VOTING INFORMATION

Who may vote?    You may vote if you owned shares of the Company’s common stock, $.10 par value per share (“Shares”), at the close of business on April 5, 2004. You are entitled to one vote on each matter presented at the Annual Shareholders’ Meeting for each Share you owned on that date. As of March 31, 2004, Wal-Mart had 4,288,758,013 Shares outstanding.

What am I voting on?    You are voting on:

•	Election of 14 directors;

•	Approval of the ASDA Colleague Share Ownership Plan 1999;

•	Approval of the ASDA Sharesave Plan 2000;

•	Approval of the Wal-Mart Stores, Inc. 2004 Associate Stock Purchase Plan, as amended;

•	Ratification of the appointment of Ernst & Young LLP as Wal-Mart’s independent accountants;

•	Six shareholder proposals; and

•	Any other matters properly introduced at the Annual Shareholders’ Meeting.

Who counts the votes?    EquiServe Trust Company, N.A. (“EquiServe”) will count the votes. The Board appointed two employees of EquiServe as independent inspectors of the election.

Is my vote confidential?    Yes, your proxy card, ballot, and voting records will not be disclosed to Wal-Mart unless the law requires disclosure, you request disclosure, or your vote is cast in a contested election. If you write comments on your proxy card, your comments will be provided to Wal-Mart, but how you voted will remain confidential.

What vote is required to pass an item of business at the Annual Shareholders’ Meeting? The holders of a majority of the outstanding Shares must be present in person or represented by proxy for the Annual Shareholders’ Meeting to be held. The vote of the holders of a plurality of the Shares present in person or represented by proxy and entitled to vote is required to elect any director. Each Share may be voted for as many nominees as there are seats on the Board, but no Share may be voted more than once for any particular nominee.

The vote of the holders of a majority of Shares present in person or represented by proxy and having voting power is required to approve the ASDA Colleague Share Ownership Plan 1999, the ASDA Sharesave Plan 2000, and the Wal-Mart Stores, Inc. 2004 Associate Stock Purchase Plan, as amended. In addition, to satisfy the listing requirements of the New York Stock Exchange (the “NYSE”), the total vote cast on each plan also must represent over 50 percent of all outstanding Shares. The vote of the holders of a majority of the Shares present in person or represented by proxy and having voting power is required for ratification of the appointment of Ernst & Young LLP as Wal-Mart’s independent auditors and for approval of the shareholder proposals.

Abstentions are not relevant to the election of directors, and will have the effect of a vote against any other proposal. Broker non-votes are not relevant to the election of directors or the proposal to ratify the appointment of Ernst & Young LLP, and will have no effect on the vote for any of the other proposals. For purposes of the NYSE requirement that the total vote cast on a plan represent over 50 percent of all outstanding Shares, abstentions will count as a vote cast, but broker non-votes will not. A “broker non-vote” occurs if you do not provide the record holder of your Shares (usually a bank, broker, or other nominee) with voting instructions on a matter and the holder is not permitted to vote on the matter without instructions from you under the NYSE listing standards.

Unless you indicate otherwise on your proxy card, the persons named as your proxies will vote your Shares: FOR all of the nominees for director named in this proxy statement; FOR approval of the ASDA Colleague Share Ownership Plan 1999; FOR approval of the ASDA Sharesave Plan 2000; FOR approval of the Wal-Mart Stores, Inc. 2004 Associate Stock Purchase Plan, as amended; FOR the ratification of Ernst & Young LLP as Wal-Mart’s independent accountants; and AGAINST the six shareholder proposals.

How do I vote?    If you plan to attend the Annual Shareholders’ Meeting and wish to vote in person, the Company will give you a ballot at the Annual Shareholders’ Meeting. However, if your Shares are held in the name of your broker, bank, or other nominee, and you want to vote in person, you will need to obtain a legal proxy from the institution that holds your Shares indicating that you were the beneficial owner of Shares on April 5, 2004, the record date for voting at the Annual Shareholders’ Meeting.

If your Shares are held in your name, there are three ways for you to vote by proxy:

•	Mail the proxy card in the enclosed return envelope;

•	Call 1-877-PRX-VOTE (1-877-779-8683); or

•	Log on to the internet at: http://www.eproxyvote.com/wmt and follow the instructions at that site.

Telephone and internet voting will close at 11:00 p.m. (CT) on June 3, 2004. If your Shares are held in your name through the Wal-Mart Profit Sharing and 401(k) Plan or the Wal-Mart Puerto Rico Profit Sharing and 401(k) Plan, and you do not vote your Shares in one of the methods described above, your Shares will be voted by the Retirement Plans Committee of the Company.

If your Shares are held in the name of your broker, bank, or other nominee, you should receive separate instructions from the holder of your Shares describing how to vote your Shares.

Can I revoke my proxy?    Yes, you can revoke your proxy if your Shares are held in your name by:

•	Filing written notice of revocation with Wal-Mart’s Secretary before the Annual Shareholders’ Meeting;

•	Signing a proxy bearing a later date; or

•	Voting in person at the Annual Shareholders’ Meeting.

If your Shares are held in the name of your broker, bank, or other nominee, you need to contact the holder of your Shares regarding how to revoke your proxy.

INFORMATION ABOUT THE BOARD

Wal-Mart’s directors are elected at each annual shareholders’ meeting and hold office until the next election. All nominees are presently directors of Wal-Mart, except for Christopher J. Williams. Following the Annual Shareholders’ Meeting, Wal-Mart will have 14 directors. The Board has authority under Wal-Mart’s By-laws to fill vacancies and to increase or, upon the occurrence of a vacancy, decrease its size between annual shareholders’ meetings.

Your proxy holder will vote your Shares for the Board’s nominees unless you instruct otherwise. If a nominee is unable to serve as a director, your proxy holder may vote for any substitute nominee proposed by the Board.

PROPOSAL NO. 1

NOMINEES FOR ELECTION TO THE BOARD

The following candidates are nominated by the Board based on the recommendation of the Compensation, Nominating and Governance Committee (the “CNGC”). They have held the positions shown for at least five years unless otherwise noted. They were selected on the basis of outstanding achievement in their careers, broad experience, wisdom, integrity, understanding of the business environment, willingness to devote adequate time to Board duties, and their ability to make independent, analytical inquiries. The Board is committed to diversified membership. In selecting nominees, the Board does not discriminate on the basis of race, color, national origin, gender, religion, disability, or sexual preference.

James W. Breyer, 42 Mr. Breyer is the Managing Partner of Accel Partners, a venture capital firm. He is also a director of RealNetworks, Inc. He has been a member of Wal-Mart’s Board since 2001.

M. Michele Burns, 46

Ms. Burns is the Executive Vice President and Chief Financial Officer of Delta Air Lines, Inc. and has served in that position since August 2000. Prior to this appointment, she held various other positions with Delta Air Lines, Inc., including: Senior Vice President—Finance and Treasurer, from January 2000 to August 2000; Vice President—Corporate Tax and Treasurer, from September 1999 to January 2000; and Vice President—Corporate Tax, from January 1999 to September 1999. From August 1991 to January 1999, she was a partner at Arthur Andersen, LLP, an accounting firm. She is also a director of Cisco Systems, Inc. Ms. Burns has been a member of Wal-Mart’s Board since 2003.

Thomas M. Coughlin, 54

Mr. Coughlin has served as Vice Chairman of the Board since June 2003. Prior to this appointment, he held various positions with Wal-Mart since August 1978, including: Executive Vice President and Vice Chairman of Wal-Mart Stores, Inc. (USA) from April 2003 to June 2003; Executive Vice President and President and Chief Executive Officer of Wal-Mart Stores Division and SAM’S CLUB USA from August 2002 to April 2003; Executive Vice President and President and Chief Executive Officer, Wal-Mart Stores Division, from January 1999 to August 2002; and Executive Vice President and Chief Operating Officer, Wal-Mart Stores Division, from January 1998 to January 1999. He is also a director of ChoicePoint Inc. Mr. Coughlin has been a member of Wal-Mart’s Board since 2001.

David D. Glass, 68

Mr. Glass is the Chairman of the Executive Committee of the Board and has served in this position since February 2000. Mr. Glass served as Wal-Mart’s President and Chief Executive Officer from January 1988 to January 2000. Mr. Glass has been a member of Wal-Mart’s Board since 1977.

Roland A. Hernandez, 46

Mr. Hernandez is the retired Chief Executive Officer and Chairman of the Board of Directors of Telemundo Group, Inc., a Spanish-language television station company, where he served from August 1998 to December 2000. From March 1995 to August 1998, he served as President and Chief Executive Officer of Telemundo Group, Inc. He is also a director of MGM Mirage, The Ryland Group, Inc., and Vail Resorts, Inc. Mr. Hernandez has been a member of Wal-Mart’s Board since 1998.

Dawn G. Lepore, 50

Ms. Lepore has served as Vice Chairman for The Charles Schwab Corporation (“Schwab”), a financial holding company, since July 1999, and is responsible for a wide range of Schwab’s business units including Technology, Active Trader, Operations, Administration, and Corporate Strategy. From October 1993 to July 1999, Ms. Lepore served as Executive Vice President and Chief Information Officer of Schwab. She is a member of Schwab’s Executive Committee and is also a trustee of SchwabFunds. She is also a director of eBay Inc. and has been a member of Wal-Mart’s Board since 2001.

John D. Opie, 66

Mr. Opie is the retired Vice Chairman of the Board of Directors and Executive Officer of the General Electric
Co. (“GE”), a diversified technology, services, and products company, where he served from October 1995 until retiring in May 2000. In his 39 years with GE, he held numerous positions including leading the Lexan and
Specialty Plastics Divisions, President of the Distribution Equipment Business, and President of the Lighting
Business from 1986 to 1995. He serves as the lead director of the Board of Directors of Delphi Corp., will serve as a director of Stanley Works until his term ends on April 23, 2004, and is a life Trustee of Michigan Tech
University. He has been a member of Wal-Mart’s Board since August 2003.

J. Paul Reason, 63

Mr. Reason is the President and Chief Operating Officer of Metro Machine Corporation, an employee-owned ship repair company, since July 2000. From December 1999 to June 2000, he served as Vice President-Ship Systems for Syntek Technologies, Inc., a technical and engineering professional services firm. He is a retired four-star Admiral in the U.S. Navy. He served as Commander-in-Chief of the U.S. Atlantic Fleet from December 1996 to September 1999, ending 34 years of Naval service. He is also a director of Amgen Inc. and Norfolk Southern Corporation. He has been a member of Wal-Mart’s Board since 2001.

H. Lee Scott, Jr., 55

Mr. Scott is the President and Chief Executive Officer of Wal-Mart and has served in that position since January 2000. Prior to this appointment, he held other positions with Wal-Mart since September 1979, including: Vice Chairman and Chief Operating Officer, from January 1999 to January 2000; and Executive Vice President and President and Chief Executive Officer, Wal-Mart Stores Division, from January 1998 to January 1999. Mr. Scott has been a member of the Board since 1999.

Jack C. Shewmaker, 66

Mr. Shewmaker is the President of J-COM, Inc., a consulting company, and he is a rancher. He is also a former Wal-Mart executive who retired in 1988. Mr. Shewmaker has been a member of Wal-Mart’s Board since 1977.

Jose H. Villarreal, 50

Mr. Villarreal is a partner in the San Antonio, Texas office of the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. Mr. Villarreal has served as a member of Wal-Mart’s Board since 1998.

John T. Walton,* 57 Mr. Walton is the Chairman of True North Partners, L.L.C., which holds investments in technology companies. He has been a member of Wal-Mart’s Board since 1992.

S. Robson Walton,* 59 Mr. Walton is the Chairman of the Board of Wal-Mart. He has been a member of Wal-Mart’s Board since 1978.

Christopher J. Williams, 46

Mr. Williams is the Chairman of the Board and Chief Executive Officer of The Williams Capital Group, L.P., an investment bank. Since 2002, he has also served as the Chairman of the Board and Chief Executive Officer of The Williams Capital Management, LLC, an investment management firm. In addition, Mr. Williams serves as a director of Harrah’s Entertainment, Inc.

*	S. Robson Walton and John T. Walton are brothers.

COMPENSATION OF DIRECTORS

The annual retainer for the outside directors upon their election to the Board on June 6, 2003 was $60,000, which, at the director’s election, could be taken in cash, Shares, deferred in stock units, or deferred in an interest bearing account. The interest rate on the interest bearing account was approved by the CNGC based on the ten-year treasury rate plus 270 basis points and was 6.73 percent for the calendar year ending December 31, 2003, and was set at 6.95 percent for the calendar year ending December 31, 2004. Each outside director also received 1,951 Shares on June 6, 2003. The Chair of the Audit Committee of the Board received an additional retainer of $15,000, the Chair of the CNGC received an additional retainer of $10,000, and the Chair of the Strategic Planning and Finance Committee of the Board (“SPFC”) received an additional retainer of $10,000. Through June 5, 2003, outside directors were paid $1,500 per day, not exceeding 30 days, for additional work performed on behalf of the Board. Under this policy, one director was paid $1,500 during this period. Directors were not paid for meeting attendance but were reimbursed for expenses incurred in attending the meetings.

During the fiscal year ended January 31, 2004, Jack C. Shewmaker received the following benefits from the Company: monitoring of a home security system, long-distance telephone service, and a membership at the Company’s fitness center. Mr. Shewmaker also received health and life insurance coverage through June 2003, for which he reimbursed the Company for the premiums.

BOARD MEETINGS

The Board held four regular meetings and four telephonic meetings during the past fiscal year to review significant developments affecting the Company, engage in strategic planning, and act on matters requiring Board approval. For the fiscal year ended January 31, 2004, each incumbent director attended at least 75 percent of the Board meetings and the meetings of committees on which he or she served.

BOARD COMMITTEES

Committee	Members	Functions and Additional Information	Number of Meetings in Fiscal 2004
Audit	M. Michele Burns Stanley C. Gault Roland A. Hernandez (1) J. Paul Reason	• Reviews financial reporting, policies, procedures, and internal controls of Wal-Mart • Appoints independent auditors • Pre-approves audit, audit-related, and non-audit services to be performed by the Company’s independent auditors • Reviews related-party transactions • Reviews the Company’s policies, processes, and procedures regarding compliance with applicable laws and regulations and the Statement of Ethics • The Board has determined that the members are “independent” as defined by the applicable listing standards of the NYSE	7

Compensation, Nominating and Governance (“CNGC”)	Dawn G. Lepore John D. Opie Jose H. Villarreal (1)

•   In consultation with the Chief Executive Officer, approves the total compensation of the non-director executive officers subject to Section 16 of the Securities Exchange Act of 1934, as amended

•   Reviews and approves the total compensation of the inside directors

•   Sets the interest rates applicable to Wal-Mart’s Officer Deferred Compensation Plan and Wal-Mart’s Director Compensation Plan

•   Sets and verifies the attainment of performance goals under Wal-Mart’s Management Incentive Plan, as amended

•   Reviews salary and benefits issues for the Company

•   Reviews and provides guidance regarding the Company’s reputation

•   Oversees corporate governance issues

•   Recommends candidates to the Board for nomination for election or appointment to the Board

•   Management believes that the members are “independent” under the current NYSE listing standards

			8

Executive	Thomas M. Coughlin David D. Glass (1) H. Lee Scott, Jr. S. Robson Walton	• Implements policy decisions of the Board • Acts on the Board’s behalf between Board meetings	0 (2)

Stock Option (“SOC”)	Thomas M. Coughlin David D. Glass H. Lee Scott, Jr. (1) S. Robson Walton	• Administers Wal-Mart’s equity compensation plans for associates not subject to Section 16 of the Securities Exchange Act of 1934, as amended	2

Strategic Planning and Finance (“SPFC”)	James W. Breyer Thomas M. Coughlin Jack C. Shewmaker (1) John T. Walton	• Reviews and analyzes financial matters • Oversees long-range strategic planning • Reviews and recommends a dividend policy to the Board • Reviews and recommends the annual budget to the Board	4

(1)	Committee Chair
(2)	The Executive Committee acted by unanimous written consent 26 times during the fiscal year ended January 31, 2004.

AUDIT COMMITTEE REPORT

Wal-Mart’s Audit Committee consists of four directors, all of whom are “independent” as defined by the applicable listing standards of the NYSE and the applicable rules of the Securities and Exchange Commission (“SEC”). The members of the Committee are M. Michele Burns, Stanley C. Gault, Roland A. Hernandez, who is the Audit Committee Chair, and J. Paul Reason. The Audit Committee is governed by a written charter adopted by the Board. A copy of the current Audit Committee charter is attached to this proxy statement as Exhibit A, and is available on the corporate website at www.walmartstores.com in the Corporate Governance section of the Investor Relations webpage.

Wal-Mart’s management is responsible for Wal-Mart’s internal controls and financial reporting, including the preparation of Wal-Mart’s consolidated financial statements. Wal-Mart’s independent auditor is responsible for auditing Wal-Mart’s annual consolidated financial statements in accordance with auditing standards generally accepted in the United States and ensuring that the financial statements fairly present Wal-Mart’s results of operations and financial position in accordance with accounting principles generally accepted in the United States. The independent auditor is also responsible for issuing a report on those financial statements. The Audit Committee monitors and oversees these processes. The Audit Committee is responsible for selecting and overseeing Wal-Mart’s independent auditor, which is Ernst & Young LLP.

As part of the oversight processes, the Audit Committee regularly meets with management of the Company, the Company’s outside auditor, and the Company’s internal auditors. The Audit Committee often meets with these groups in closed sessions. Throughout the year, the Audit Committee had full access to management and the outside and internal auditors for the Company. In the course of fulfilling its responsibilities, the Audit Committee did, among other things, the following:

•	reviewed and discussed with Wal-Mart’s management and the independent auditor Wal-Mart’s consolidated financial statements for the fiscal year ended January 31, 2004;

•	reviewed management’s representations that those consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States and present fairly the results of operations and financial position of the Company;

•	discussed with the independent auditor the matters required by Statement on Auditing Standards No. 61 and SEC rules, including matters related to the conduct of the audit of Wal-Mart’s consolidated financial statements;

•	received written disclosures and the letter from the independent auditor required by Independence Standards Board Standard No. 1 relating to Ernst & Young LLP’s independence from Wal-Mart, and discussed with Ernst & Young LLP its independence from Wal-Mart;

•	based on the discussions with management and the independent auditor, the independent auditor’s disclosures and letter to the Audit Committee, the representations of management and the report of the independent auditor, the Audit Committee recommended to the Board that Wal-Mart’s audited annual consolidated financial statements for the fiscal year ended January 31, 2004 be included in Wal-Mart’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004, for filing with the SEC;

•	reviewed all audit and non-audit services performed for Wal-Mart by Ernst & Young LLP and considered whether Ernst & Young LLP’s provision of non-audit services was compatible with maintaining its independence from Wal-Mart;

•	appointed Ernst & Young LLP as Wal-Mart’s independent auditor to audit and report on the annual consolidated financial statements of Wal-Mart to be filed with the SEC prior to Wal-Mart’s Annual Shareholders’ Meeting to be held in calendar year 2005; and

•	consulted with outside counsel regarding the Sarbanes-Oxley Act of 2002, the NYSE listing standards and the corporate governance environment in general, and considered any additional requirements placed on the Audit Committee as well as additional procedures or matters the Audit Committee should consider.

The Audit Committee submits this report:

M. Michele Burns

Stanley C. Gault

Roland A. Hernandez, Chair

J. Paul Reason

CORPORATE GOVERNANCE

BOARD AND COMMITTEE GOVERNING DOCUMENTS

The Board has adopted Corporate Governance Guidelines, and the Audit Committee, the CNGC, the SPFC, the Stock Option Committee (the “SOC”), and the Executive Committee of the Board have adopted charters, which you may review on the corporate website at www.walmartstores.com in the Corporate Governance section of the Investor Relations webpage. The Audit Committee Charter is attached to this proxy statement as Exhibit A. In addition, these documents also are available in print to any shareholder who requests a copy from the Wal-Mart Investor Relations Department.

COMMUNICATIONS WITH THE BOARD

The Board welcomes communications from shareholders. Shareholders may write to the Board at Wal-Mart Stores, Inc. Board of Directors, c/o J. Michael Bradshaw, Board of Directors Liaison, 702 Southwest 8th Street, Bentonville, Arkansas 72716-0215. Shareholders also may e-mail the Board at directors@wal-mart.com. Any communications to the independent directors may be e-mailed to independentdirectors@wal-mart.com. Communications with the non-management directors may be e-mailed to nonmanagementdirectors@wal-mart.com, and communications with individual directors should be addressed to the full name of the director as listed in this proxy statement followed by “@wal-mart.com.” For example, shareholders may e-mail S. Robson Walton, Chairman of the Board, by e-mailing srobsonwalton@wal-mart.com.

A company of Wal-Mart’s size receives an exceptional number of inquiries regarding a range of subjects each day. As a result, the Board is not able to respond to all shareholder inquiries directly. Therefore, the Board, in consultation with the Company, has developed a process to assist it with managing inquiries directed to the Board.

Letters and e-mails directed to the Board, independent directors, and non-management directors are reviewed by the Company to determine whether a response on behalf of the Board is appropriate. While the Board oversees management, it does not participate in day-to-day management functions or business operations, and is not normally in the best position to respond to inquiries with respect to those matters. Thus, the Company will direct those types of inquiries to the appropriate associate within the Company for a response. Responses to letters and e-mails by the Company on behalf of the Board, independent directors, or non-management directors are maintained by the Company and are available for any director’s review.

If a response on behalf of the Board, independent directors, or non-management directors is appropriate, the Company gathers any information and documentation necessary for answering the inquiry and provides the information and documentation as well as a proposed response to the appropriate director. The Company also may attempt to communicate with the shareholder for any necessary clarification. S. Robson Walton reviews and approves responses on behalf of the Board, and Stanley C. Gault, presiding director, reviews and approves the responses on behalf of the independent directors and non-management directors. In certain situations, Mr. Walton or Mr. Gault may respond directly to a shareholder’s inquiry.

For inquiries forwarded to individual directors, each director has provided instructions for responding to those inquiries. Currently, all directors have requested that the Company review letters and e-mails, gather any information or documentation necessary to respond to the inquiry, and propose a response. The director will review the proposed response and either direct the Company to send such response on behalf of the director, or the director may choose to respond directly to the shareholder.

Certain circumstances may require that the Board depart from the procedures described above, such as the receipt of threatening letters or e-mails or voluminous inquiries with respect to the same subject matter. The Board, nevertheless, does consider shareholder questions and comments important, and endeavors to respond promptly and appropriately.

PRESIDING DIRECTOR

Stanley C. Gault currently serves as the presiding director of executive sessions of the non-management directors and independent directors. When Mr. Gault retires from the Board in June 2004, the Board will appoint another independent director to preside over the executive sessions of the non-management directors and independent directors.

NOMINATION PROCESS FOR DIRECTOR CANDIDATES

The CNGC is, among other things, responsible for identifying and evaluating potential candidates and recommending candidates to the Board for nomination. The Committee is governed by a written charter, a copy of which can be found in the Corporate Governance section of the Investor Relations webpage of our corporate website at www.walmartstores.com.

The CNGC regularly reviews the composition of the Board and whether the addition of directors with particular experiences, skills, or characteristics would make the Board more effective. When a need arises to fill a vacancy, or it is determined that a director possessing particular experiences, skills, or characteristics would make the Board more effective, the CNGC initiates a search. As a part of the search process, the CNGC may consult with other directors and members of senior management, and may hire a search firm to assist in identifying and evaluating potential candidates.

The CNGC has retained SpencerStuart as its director candidate search consultant. In that capacity, SpencerStuart seeks out candidates who have the experiences, skills, and characteristics that the CNGC has determined are necessary to serve as a member of Wal-Mart’s Board. SpencerStuart researches the background of all candidates, conducts extensive interviews with candidates and their references, and then presents the most qualified candidates to the CNGC and the Company’s management.

When considering a candidate, the CNGC reviews the candidate’s experiences, skills, and characteristics. The Committee also considers whether a potential candidate will otherwise qualify for membership on the Board, and whether the potential candidate would likely satisfy the independence requirements of the NYSE.

Candidates are selected on the basis of outstanding achievement in their professional careers, broad experience, wisdom, personal and professional integrity, their ability to make independent, analytical inquiries, and their experience with and understanding of the business environment. With respect to the minimum experiences, skills, or characteristics necessary to serve on the Board, the CNGC will only consider candidates who:

a.	have the experiences, skills, and characteristics necessary to gain a basic understanding of:

(i)	the principal operational and financial objectives and plans of the Company;

(ii)	the results of operations and financial condition of the Company and of any significant subsidiaries or business segments; and

(iii)	the relative standing of the Company and its business segments in relation to its competitors;

b.	have a perspective that will enhance the Board’s strategic discussions; and

c.	are capable of and committed to devoting adequate time to Board duties, and are available to attend the Company’s regularly-scheduled Board and committee meetings.

In addition, at least a majority of the Board must be independent as determined by the Board under the guidelines of the NYSE listing standards, and at least one member of the Board should have the qualifications and skills necessary to be considered an “Audit Committee Financial Expert” under Section 407 of the Sarbanes-Oxley Act of 2002, as defined by the rules of the SEC.

All potential candidates are interviewed by the Chief Executive Officer (the “CEO”), the Chairman of the Board, and the Chair of the CNGC, and may be interviewed by other directors and members of senior management as desired and as schedules permit. The CNGC then meets to consider and approve the final candidates, and either makes its recommendation to the Board to fill a vacancy, add an additional member, or recommends a slate of candidates to the Board for nomination for election to the Board. The selection process for candidates is intended to be flexible, and the CNGC, in the exercise of its discretion, may deviate from the selection process when particular circumstances warrant a different approach.

John D. Opie was appointed to the Board on August 13, 2003, and Christopher J. Williams is not currently serving on the Board. Mr. Opie and Mr. Williams have been nominated for election to the Board at the 2004 Annual Shareholders’ Meeting and were recommended to the CNGC by the Chairman of the Board, the CEO, non-management directors, SpencerStuart, and other executive officers.

S. Robson Walton and John T. Walton are members of a group that beneficially own more than five percent of the Shares. Any participation by them in the nomination process was considered to be in their capacities as directors of the Company, and not as recommendations from security holders that beneficially own more than five percent of the Shares.

Shareholders may recommend candidates by writing to the Secretary of Wal-Mart Stores, Inc., 702 Southwest 8th Street, Bentonville, Arkansas 72716-0215. The recommendation must include the following information:

a.	The candidate’s name and business address;

b.	A resume or curriculum vitae describing the candidate’s qualifications, and which clearly indicates that he or she has the minimum experiences, skills, and qualifications that the CNGC has determined are necessary to serve as a director;

c.	A statement as to whether or not, during the past ten years, the candidate has been convicted in a criminal proceeding (excluding traffic violations) and, if so, the dates, the nature of the conviction, the name or other disposition of the case, and whether the individual has been involved in any other legal proceeding during the past five years;

d.	A statement from the candidate that he or she consents to serve on the Board if elected; and

e.	A statement from the person submitting the candidate that he or she is the registered holder of Shares, or if the shareholder is not the registered holder, a written statement from the “record holder” of the Shares (usually a broker or bank) verifying that at the time the shareholder submitted the candidate that he or she was a beneficial owner of Shares.

All candidates nominated by a shareholder pursuant to the requirements above will be submitted to the CNGC for its review, which may include an analysis of the candidate from the Company’s management.

AUDIT COMMITTEE FINANCIAL EXPERT

Wal-Mart’s Board has determined that M. Michele Burns is an “Audit Committee Financial Expert” as that term is defined in Item 401(h) of Regulation S-K promulgated by the SEC, and is “independent” from Wal-Mart’s management as that term is defined in Item 7(d)(3)(iv) of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended.

AUDIT COMMITTEE PRE-APPROVAL POLICY

To ensure the independence of the Company’s independent auditor and to comply with applicable securities laws, listing standards, and the Audit Committee charter, the Audit Committee is responsible for reviewing, deliberating and, if appropriate, pre-approving all audit, audit-related, and non-audit services to be performed by the Company’s independent auditors. For that purpose, the Audit Committee has established a policy and related procedures regarding the pre-approval of all audit, audit-related, and non-audit services to be performed by the Company’s independent auditor (the “Policy”).

The Policy provides that the Company’s independent auditor may not perform any audit, audit-related, or non-audit service for the Company, subject to those exceptions that may be permitted by applicable law, unless: (1) the service has been pre-approved by the Audit Committee, or (2) the Company engaged the independent auditor to perform the service pursuant to the pre-approval provisions of the Policy. In addition, the Policy prohibits the Audit Committee from pre-approving certain non-audit services that are prohibited from being performed by the Company’s independent auditor by applicable securities laws. The Policy also provides that the Corporate Controller will periodically update the Audit Committee as to services provided by the independent auditor. With respect to each such service, the independent auditor provides detailed back-up documentation to the Audit Committee and the Corporate Controller.

Pursuant to its Policy, the Audit Committee has pre-approved certain categories of services to be performed by the independent auditor and a maximum amount of fees for each category. The Audit Committee annually re-assesses these service categories and the associated fees. Individual projects within the approved service categories have been pre-approved only to the extent that the fees for each individual project do not exceed a specified dollar limit, which amount is re-assessed annually. Projects within a pre-approved service category with fees in excess of the specified fee limit for individual projects may not proceed without the specific prior approval of the Audit Committee (or a member to whom pre-approval authority has been delegated). In addition, no project within a pre-approved service category will be considered to have been pre-approved by the Audit Committee if the project causes the maximum amount of fees for the service category to be exceeded, and the project may only proceed with the prior approval of the Audit Committee (or a member to whom pre-approval authority has been granted) to increase the aggregate amount of fees for the service category.

At least annually, the Audit Committee designates a member of the Audit Committee to whom it delegates its pre-approval responsibilities. That member has the authority to approve interim requests as set forth above within the defined, pre-approved service categories, as well as interim requests to engage the Company’s independent auditor for services outside the Audit Committee’s pre-approved service categories. The member has the authority to pre-approve any audit, audit-related, or non-audit service that falls outside the pre-approved service categories, provided that the member determines that the service would not compromise the independent auditor’s independence and the member informs the Audit Committee of his or her decision at the Audit Committee’s next regular meeting.

CODE OF ETHICS FOR THE CEO AND SENIOR FINANCIAL OFFICERS

You may review Wal-Mart’s Code of Ethics for the CEO and Senior Financial Officers on the corporate website at www.walmartstores.com in the Corporate Governance section of the Investor Relations webpage. This Code of Ethics supplements the Company’s Statement of Ethics, which is applicable to all associates.

BOARD ATTENDANCE AT ANNUAL SHAREHOLDERS’ MEETINGS

The Board has adopted a policy stating that all directors are expected to attend annual shareholders’ meetings. While the Board understands that there may be situations that prevent a director from attending an annual shareholders’ meeting, the Board strongly encourages all directors to make attendance at all annual shareholders’ meetings a priority. All directors nominated by the Board for election to the Board in 2003, as well as all directors who did not stand for re-election, attended the Annual Shareholders’ Meeting held on June 6, 2003.

SUBMISSION OF SHAREHOLDER PROPOSALS

If you want to present a proposal for possible inclusion in the Company’s 2005 Proxy Statement pursuant to the SEC’s rules, send the proposal to Thomas D. Hyde, Secretary of the Company, 702 S.W. 8th Street, Bentonville, Arkansas 72716-0215, by registered, certified, or express mail. Proposals must be received on or before Thursday, December 16, 2004.

Shareholders who want to bring business before the 2005 Annual Shareholders’ Meeting other than through a shareholder proposal pursuant to the SEC’s rules must notify the Secretary of the Company in writing and provide the information required by the provision of the Company’s By-laws dealing with shareholder proposals. The notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 75 nor more than 100 days prior to the date of the 2005 Annual Shareholders’ Meeting, unless less than 85 days’ notice or public disclosure of that date is given or made, in which case the shareholder’s notice must be received by the close of business on the tenth day after the notice or public disclosure of the date of the 2005 Annual Shareholders’ Meeting is made or given. The requirements for such notice are set forth in the Company’s By-laws, a copy of which can be found in the Corporate Governance section of the Investor Relations webpage of our corporate website at www.walmartstores.com. In addition, the By-laws were filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 1994. That document is located in the SEC’s Public Reference Room in Washington, D.C. in the Securities and Exchange Commission’s file no. 1-6991.

OTHER MATTERS

The Company is not aware of any other matters that will be considered at the Annual Shareholders’ Meeting. If any other matters are properly raised at the Annual Shareholders’ Meeting, the proxy holders will vote the Shares as to which they hold proxies at their discretion.

EXECUTIVE COMPENSATION

COMPENSATION, NOMINATING AND GOVERNANCE COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

Compensation Philosophy:    The Company’s executive compensation program is designed to: (1) provide fair compensation to executives based on their performance and contributions to the Company, (2) provide incentives to attract and retain key executives, and (3) instill a long-term commitment to the Company and develop pride and a sense of Company ownership, all in a manner consistent with shareholders’ interests.

The CNGC reviews and approves the compensation of the Company’s President and CEO and the other executive officers who serve as members of the Board, and approves the compensation of the other executive officers who are subject to Section 16(a) of the Securities Exchange Act of 1934, as amended (“Section 16 Officers”). As a part of its oversight of the Company’s compensation programs, the CNGC also reviews the compensation of the members of the Executive Committee of the Company who are not Section 16 Officers.

The compensation package of all executive officers has three main parts: (1) base salary, which is reviewed annually; (2) equity compensation consisting of stock options and, for certain executives, restricted stock; and (3) annual incentive payments under the Wal-Mart Stores, Inc. Management Incentive Plan, as amended (the “MIP”). Other elements of the Company’s executive compensation package include a deferred compensation plan, a profit sharing and 401(k) plan (effective in 2003, the Company’s profit sharing plan and 401(k) plan were merged into one plan), a supplemental executive retirement plan, and a stock purchase plan.

Under the Wal-Mart Stores, Inc. Officer Deferred Compensation Plan (the “ODC Plan”), officers, including executive officers, may defer up to 100 percent of their base salary and annual MIP incentive awards. Interest accrues on amounts deferred at an interest rate set annually by the CNGC which, for the 2003 and 2004 ODC Plan years described below, was based on the ten-year treasury rate plus 270 basis points. The CNGC set the interest rate at 6.73 percent for the 2004 ODC Plan year, which began on April 1, 2003, and ended on March 31, 2004. The CNGC set the interest rate at 6.85 percent for the 2003 ODC Plan year, which began on April 1, 2002, and ended on March 31, 2003.

The ODC Plan provides an incentive payment as a reward for participants who have remained with the Company and participated in the ODC Plan for ten or more consecutive years. After ten years from the initial year of deferral of compensation, the Company credits the deferral account with an increment equal to 20 percent of the sum of the principal amount deferred (limited to a maximum of 20 percent of base salary) plus accrued interest (“20% Increment”) in each of the first six years after the executive’s initial deferral. In the eleventh and subsequent years, the 20% Increment is credited based on the amount deferred five years earlier. In addition, after the fifteenth year from the initial deferral under the ODC Plan, the Company credits the deferral account with ten percent of the principal amount deferred (limited to a maximum of 20 percent of base salary) plus accrued interest (“10% Increment”) in each of the first six years after the executive’s initial deferral. In the sixteenth and subsequent years, the 10% Increment is credited based on the amount deferred ten years earlier.

As of March 31, 2004, 236 officers, including ten executive officers, were participating in the ODC Plan. The executive officers have deferred a total of $13.0 million in salary and $23.4 million in annual incentive payments under the MIP, as of March 31, 2004. The total amount of all compensation deferred under the ODC Plan by executive officers, as of March 31, 2004, including salary, incentive payments under the MIP, and the 20% and 10% Increments (plus interest accrued on these amounts), is $52.4 million, with the earliest contributions included in that amount beginning in 1978.

In addition, all associates, including executive officers, are eligible to participate in the Wal-Mart Stores, Inc. Supplemental Executive Retirement Plan (the “SERP”). With the SERP, amounts that ordinarily would be contributed by the Company under the Wal-Mart Profit Sharing and 401(k) Plan (the “PS and 401(k) Plan”), but for the limitation on compensation and the maximum limitations on allocations under the Internal Revenue Code or due to the executive’s deferral under the ODC Plan, are credited to the participant’s account in the SERP (the limit on compensation used in calculating contributions to the Company’s defined contribution plans was $200,000 for the fiscal year ending January 31, 2004). These amounts are credited with earnings or charged with losses as if they were credited to the participant’s profit sharing portion of the PS and 401(k) Plan. The SERP account is payable in a lump sum after termination of employment and is not eligible for the special tax treatment that payments from the PS and 401(k) Plan receive.

The CNGC’s executive compensation philosophy is that a majority of overall compensation should be in at-risk equity to focus management on the long-term interests of shareholders and to align the interests of the executive officers with the Company’s long-term goals. Accordingly, in determining or approving the compensation of the Company’s executive officers, the CNGC generally places less emphasis on base salary and employee benefits than on annual incentives and equity-based compensation.

The executive compensation package generally is targeted to place executive officers’ total compensation in the top quartile of a select group of peer retail companies, assuming maximum performance goals are achieved by the Company. This select group of peer retail companies consists of several retailers in the United States from various retail segments (other than the Company), ranked by total sales (the “Peer Group Survey”). In addition, the Company’s executive compensation package is generally targeted to be at approximately the median for the top U.S. 50 companies (other than the Company) ranked by market capitalization (the “Top 50”), assuming maximum performance goals are achieved by the Company. The Peer Group Survey does not include the same companies that are included in the S&P 500 Retailing Index in the stock performance graph because the CNGC believes that it is more appropriate to compare compensation of executive officers of the Company with that of executives in comparable companies based on both size and industry.

For information on compensation paid to executives in comparable positions in the Peer Group Survey and the Top 50, the CNGC reviewed data obtained from outside compensation consultants. In setting or approving compensation of the Company’s executive officers, the CNGC reviews and considers the allocation of total compensation (among salary, annual incentive payments, and equity compensation components) paid by companies in the Peer Group Survey and the Top 50. However, the CNGC makes a subjective judgment as to the appropriate allocation of total compensation among the various components in implementing its philosophy of providing a substantial portion of executive compensation in equity.

Base Salary:    Base salaries of Company executives are set with reference to the Company’s performance for the prior fiscal year and upon a subjective evaluation of each executive’s contribution to that performance. In evaluating overall Company performance, the primary focus is on the Company’s financial performance for the year as measured by net income, total sales, comparable store sales, return on shareholders’ equity, and other financial factors. Other criteria, including diversity performance and whether the Company conducted its operations in accordance with the business and social standards expected of its associates, shareholders, and the communities in which it operates, also are considered.

Equity Compensation:    Stock options generally are granted annually under the Wal-Mart Stores, Inc. Stock Incentive Plan of 1998 (“SIP”) to link executives’ compensation to the long-term financial success of the Company, as measured by stock performance. Options generally have an exercise price equal to the closing price of a Share on the date of grant and have a ten-year term. They typically vest in equal annual installments, beginning one year from the date of grant. Options granted on or after January 28, 2000, vest in five annual installments.

The CNGC establishes awards of options for Section 16 Officers. The total number of options awarded to each executive generally is based on a dollar amount divided by the option’s exercise price. The dollar amount is the product of the executive’s base salary multiplied by a percentage. The percentage is determined by the CNGC based on a subjective evaluation of the portion of compensation paid in equity at companies in the Peer Group Survey and the Top 50, individual performance, Company objectives, and the objective of providing long-term, at-risk compensation as a substantial portion of total compensation. The CNGC also may make special stock option grants as a reward for performance or to induce an executive to become associated with or to remain with the Company.

In addition to options, the CNGC from time to time awards restricted stock under the SIP to Section 16 Officers. Awards may be made to incentivize certain executives in the performance of their jobs, or to induce certain executives to become associated with or to remain with the Company. The decision to grant awards of restricted stock, as well as the size of each award and the vesting schedule, is made by the CNGC based on the factors discussed in the prior paragraph.

Incentive Payments:    Annual incentive payments are made under the MIP, upon achievement of pre-established performance goals derived from a variety of performance measures available under the MIP. For the fiscal year ended January 31, 2004 (“fiscal year 2004”), annual incentive payments were based on improvements in pre-tax profits.

The CNGC assigned incentive payment levels as a percentage of base salary for achievement of the pre-tax profit performance goals for fiscal year 2004. These incentive payment levels were tied respectively to the achievement of threshold, business plan, and maximum performance objectives. Incentive payment levels ranging from a low of 35.7 percent of base salary at the threshold performance level to a high of 350 percent at the maximum level were payable under the plan to the executive officers. Unless the CNGC otherwise provides when the performance goals are established, if the Company fails to achieve its threshold performance target, no incentive award will be paid to any executive.

With respect to the executive officers, performance goals were based on overall corporate performance. For divisional executives, performance goals were based on a combination of corporate and divisional performance, with 50 percent of the incentive payment based on Company performance and 50 percent based on performance of the division for which the executive officer was responsible.

For fiscal year 2004, corporate pre-tax profits exceeded the maximum profit improvement target set by the CNGC. Associates whose performance goals are not based on divisional results received 100 percent of the maximum payout. Associates in the International Division and SAM’S CLUB Division also received 100 percent of the maximum payout as those divisions met their maximum performance goals. The Wal-Mart Stores Division did not meet its maximum pre-tax profit improvement target, though it exceeded threshold performance levels. As a result, associates in the Wal-Mart Stores Division only received 81.9 percent of the maximum incentive payment.

An additional incentive payment was available for fiscal year 2004 under the MIP if the Company and divisions achieved certain average inventory turns goals set by the CNGC. Certain executive officers and all the named executive officers, including H. Lee Scott, Jr., President and CEO, were not eligible for the additional incentive payment. If the Company and divisions met or exceeded the threshold for their pre-tax profit performance goals, and the Company and divisions met or exceeded their average inventory turns goals, an additional incentive payment would have been made in the amount of 15 percent of any incentive payment earned as a result of meeting or exceeding the threshold pre-tax profit performance goals. The Company did not meet its average inventory turns goals for fiscal year 2004, so neither the eligible executive officers nor other MIP participants received this additional incentive payment.

Compensation of the President and Chief Executive Officer:    The base salary of Mr. Scott was set at $1,200,000, effective March 22, 2003. On January 5, 2004, Mr. Scott was granted an option to purchase 630,413 Shares at an exercise price of $52.12 under the SIP relating to the Company’s performance during fiscal year 2004. Additionally, on January 5, 2004, Mr. Scott received an award of 128,550 shares of restricted stock under the SIP.

The CNGC’s determination of the compensation package for Mr. Scott is consistent with the overall compensation philosophy for other executive officers. Mr. Scott’s compensation is weighted heavily to long-term and at-risk forms of compensation that provide a greater link between the Company’s long-term strategy and Mr. Scott’s compensation. Particularly with respect to the long-term incentive component of Mr. Scott’s compensation, the CNGC considered objective factors, including the Company’s performance and relative shareholder return, the value of similar incentive awards to chief executive officers at comparable companies in the Peer Group Survey, as well as competitive levels of compensation for chief executive officers managing operations of similar size, complexity and performance level, and the awards granted to Mr. Scott in prior years. In determining the amount of Mr. Scott’s base salary, as well as the number of shares of restricted stock and stock options to be granted, the CNGC also considered certain subjective factors, including Mr. Scott’s general knowledge of the retail business, his contribution to the Company’s past business success, and the CNGC’s belief that Mr. Scott has the vision and managerial capability to oversee the Company’s continued growth into the foreseeable future.

Mr. Scott also received an incentive payment of $4,200,000 under the MIP. The incentive payment was based on the Company’s achievement of the maximum level of pre-tax profit performance goals established by the CNGC and was paid in the current fiscal year but relates to performance during fiscal year 2004.

Deductibility of Compensation:    Internal Revenue Code Section 162(m) provides that compensation in excess of $1 million paid to certain executive officers is not deductible unless it is performance-based. Neither base salary nor restricted stock qualify as performance-based compensation under Section 162(m). It is the policy of the CNGC periodically to review and consider whether particular compensation and incentive payments to the Company’s executives will be deductible for federal income tax purposes. A significant portion of the Company’s executive compensation satisfies the requirements for deductibility under Internal Revenue Code Section 162(m). However, the CNGC retains the ability to evaluate the performance of the Company’s executives, including the CEO, and to pay appropriate compensation, even if it may result in the non-deductibility of certain compensation under federal tax law.

The CNGC submits this report:

Dawn G. Lepore

John D. Opie

Jose H. Villarreal, Chair

SUMMARY COMPENSATION

This table shows the compensation paid during each of the Company’s last three fiscal years to Wal-Mart’s CEO and the four other most highly compensated executive officers, based on compensation earned during the fiscal year ended January 31, 2004.

	Annual compensation				Long-term compensation
Name and position	Fiscal year ended Jan. 31,	Salary ($)(1)	Incentive payment ($)(2)	Other annual compensation ($)(3)	Restricted stock awards ($)(4)	Number of Shares underlying options granted (5)	All other compensation ($)(6)
H. Lee Scott, Jr. President and CEO	2004 2003 2002	1,192,308 1,142,308 1,123,077	4,200,000 3,162,500 1,784,750	82,861 85,834 94,682	6,700,026 13,134,437 5,000,000	630,413 605,327 521,634	269,595 167,604 133,328

Thomas M. Coughlin Vice Chairman of the Board	2004 2003 2002	983,894 907,308 885,769	2,879,565 2,287,500 935,929	54,584 40,801 45,410	2,000,001 4,211,461 875,000	279,355 261,832 220,175	252,082 157,010 152,193

John B. Menzer Executive Vice President and President and CEO, International Division	2004 2003 2002	816,538 759,231 717,308	1,856,249 1,540,000 838,927	0 0 0	1,749,981 2,605,747 1,000,000	225,403 211,865 179,212	267,013 169,679 72,928

Thomas M. Schoewe Executive Vice President and Chief Financial Officer	2004 2003 2002	610,384 579,615 561,539	984,000 819,000 499,730	0 0 0	999,974 1,995,190 900,000	119,779 114,242 102,407	87,324 55,385 45,047

Michael T. Duke Executive Vice President and President and CEO, Wal-Mart Stores Division	2004 2003 2002	603,029 530,385 519,616	852,342 749,000 458,843	0 0 0	999,974 1,829,341 750,000	374,050 110,335 102,407	114,165 77,085 64,428

(1)	This column includes compensation earned during the fiscal year, but some amounts may be deferred. This column also includes compensation for an additional pay period in fiscal year 2002 because fiscal year 2002 had 27 pay periods rather than the normal 26 pay periods.

(2)	Incentive payments in this column were made under the MIP in connection with the Company’s performance in the January 31, 2002, 2003, and 2004 fiscal years, but were paid during the January 31, 2003, 2004, and 2005 fiscal years, respectively.

(3)	The other annual compensation for H. Lee Scott, Jr. includes $82,501 for personal use of a Company aircraft. The other annual compensation for Thomas M. Coughlin includes $49,769 for incentive interest payments on amounts deferred under the ODC Plan. For the other named executive officers, the amounts do not include the value of perquisites and other personal benefits because they do not exceed the lesser of $50,000 or ten percent of any such officer’s total annual salary and bonus.

(4)	The amounts in this column for fiscal year 2004 include a restricted stock award made on January 5, 2004. While the 2004 restricted stock award occurred during fiscal year 2004, it relates to compensation for the named officers for fiscal year 2005. The amounts in this column for fiscal year 2003 include two restricted stock awards that occurred on March 7, 2002 and January 9, 2003. With respect to the award that occurred on January 9, 2003, the Company awarded restricted stock to the named executive officers in the following amounts: H. Lee Scott, Jr. ($6,500,021), Thomas M. Coughlin ($2,000,010), John B. Menzer ($1,500,021), Thomas M. Schoewe ($1,000,031), and Michael T. Duke ($1,000,031) (the “January Restricted Stock”). While the January Restricted Stock award occurred during fiscal year 2003, it relates to compensation for the named executive officers for fiscal year 2004.

Listed below are the total number of shares of restricted stock owned by each of the following named executives as of January 31, 2004, and the total values thereof based on the market value of the Company’s Shares on January 31, 2004: H. Lee Scott, Jr., 674,953 shares of restricted stock ($36,346,219); Thomas M. Coughlin, 292,849 shares of restricted stock ($15,769,919); John B. Menzer, 214,411 shares of restricted stock ($11,546,032); Thomas M. Schoewe 155,726 shares of restricted stock ($8,385,845); and Michael T. Duke 126,049 shares of restricted stock ($6,787,739). Holders of shares of restricted stock receive the same cash dividends as other shareholders owning Shares.

(5)	The options shown for 2004 were granted on January 5, 2004.

(6)	“All other compensation” for the fiscal year ended January 31, 2004 includes Company contributions to the PS and 401(k) Plan, SERP, above-market interest credited on deferred compensation, and term life insurance premiums paid by Wal-Mart for the benefit of each officer. These amounts are shown in the following table:

Name	PS and 401(k) Plan	SERP contributions	Above- market interest	Life insurance premiums
H. Lee Scott, Jr.	$8,000	$175,062	$86,433	$100

Thomas M. Coughlin	$8,000	$129,415	$114,567	$100

John B. Menzer	$8,000	$90,869	$168,044	$100

Thomas M. Schoewe	$8,000	$51,796	$27,428	$100

Michael T. Duke	$8,000	$48,549	$57,516	$100

COMPENSATION PURSUANT TO STOCK OPTIONS

This table shows all options to acquire Shares granted to the named executive officers during the fiscal year ended January 31, 2004.

Option Grants In Last Fiscal Year

	Individual Grants
Name	Number of Shares underlying options granted (1)	Percent of total options granted to associates in fiscal year	Exercise price/Share (2)	Expiration date	Grant date present value (3)
H. Lee Scott, Jr.	630,413	5.0%	$52.12	1/4/14	$10,546,809

Thomas M. Coughlin	279,355	2.2%	$52.12	1/4/14	$4,673,609

John B. Menzer	225,403	1.8%	$52.12	1/4/14	$3,770,992

Thomas M. Schoewe	119,779	1.0%	$52.12	1/4/14	$2,003,903

Michael T. Duke	374,050	3.0%	$52.12	1/4/14	$6,257,857

(1)	These options were granted on January 5, 2004. Options were granted to other associates on January 9, 2004.

(2)	The exercise price generally equals the closing price of Shares on the date of grant. The options are exercisable in five equal annual installments beginning one year after the date of the grant. They expire ten years after the date of the grant.

(3)	The fair value of these options at the date of grant was estimated using a Black-Scholes option pricing model. The following weighted-average assumptions were used to estimate the value of options granted on January 5, 2004: a 6.6 year expected life of the options; a dividend yield of 1.21%; expected volatility for Shares of .29; and a risk-free rate of return of 3.65%.

This table shows all stock options exercised by the named executives during the fiscal year ended January 31, 2004, and the number and value of options they held at fiscal year end.

Aggregated Option Exercises In Last Fiscal Year And Fiscal Year End Option Values

Name	Shares acquired on exercise	Value realized ($)(1)	Number of Shares underlying unexercised options at fiscal year end		Value of unexercised in-the-money options at fiscal year end ($)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
H. Lee Scott, Jr.	70,260	2,922,782	686,634	1,894,493	3,255,911	3,949,037

Thomas M. Coughlin	7,132	284,460	456,113	911,246	6,144,057	2,320,083

John B. Menzer	0	0	315,438	649,012	5,592,466	1,620,300

Thomas M. Schoewe	0	0	98,710	350,971	155,043	550,029

Michael T. Duke	0	0	258,446	624,425	6,705,549	2,700,705

(1)	The value realized equals the difference between the option exercise price and the closing price of Shares on the date of exercise, multiplied by the number of Shares to which the exercise relates.

(2)	The value of unexercised in-the-money options equals the difference between the option exercise price and the closing price of Shares at fiscal year end, multiplied by the number of Shares underlying the options. The closing price of Shares on Friday, January 30, 2004, as reported in The Wall Street Journal, was $53.85.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of January 31, 2004 with respect to Shares that may be issued under the Company’s existing equity compensation plans.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	62,830,047		$43.01	102,459,000

Equity compensation plans not approved by security holders (1)	11,660,998	(2)	$45.10	—	(3)

Total	74,491,045		$43.33	102,459,000

(1)	Shares may be issued under the following four equity plans of ASDA Group Ltd. (“ASDA”), Wal-Mart’s wholly-owned subsidiary in the United Kingdom (“U.K.”):

•	The ASDA Colleague Share Ownership Plan 1999 (“CSOP”) provides for stock option grants to ASDA associates. The exercise price of stock options granted under the CSOP shall not be less than the average trading price of Shares on the NYSE on the last trading day preceding the grant date, or such other trading date as may be agreed with U.K. tax authorities. The CSOP provides for ASDA’s Board of Directors (“ASDA’s Board”) to administer the CSOP and set the terms and conditions of the grants under the CSOP, including the vesting period.

•	The ASDA Sharesave Plan 2000 (the “Sharesave Plan”) provides for stock option grants each year to ASDA associates with at least six months of service. Under the Sharesave Plan, ASDA deducts a set amount from a participating associate’s salary each month. After a period determined by ASDA’s Board, the associate can buy Shares (using the funds deducted from his or her salary) pursuant to the options at a price set by ASDA’s Board at the time of the grant, which can be no less than 80% of the average trading price of Shares on the NYSE for the three trading days prior to the day preceding the date of grant.

•	The ASDA Group Long Term Incentive Plan (“LTIP”) provides for stock option grants to ASDA officers at a discounted option price. The LTIP provides for a committee of ASDA’s Board to administer the LTIP and set the other terms of the options granted.

•	The ASDA 1994 Executive Share Option Scheme (“ESOS”) provides for stock option grants to ASDA senior associates and directors at the average market price of Shares for the last three days in the week prior to the week of the grant. The ESOS provides for ASDA’s Board or a committee of ASDA’s Board to administer the ESOS and set the other terms of the options granted.

(2)	This amount includes 640,020 issued and outstanding Shares held by the Quest Trust (“Quest”) that are transferable upon the exercise of options granted under the Sharesave Plan. Quest was established by ASDA for tax purposes, prior to Wal-Mart’s purchase of ASDA.

(3)	There is no stated limit on the aggregate number of Shares that may be issued under CSOP, the Sharesave Plan, or LTIP. Under ESOS, the number of Shares with respect to which options may be granted may not exceed any of the following:

•	10% of the nominal amount of ASDA’s Equity Share Capital (as defined by section 744 of the Companies Act 1985) on the day preceding the grant, less the aggregate of the nominal amounts of: (a) Shares issued on the exercise of options granted within the previous ten years under any ASDA option plan, (b) Shares remaining issuable with respect to options granted on the same date or within the previous ten years under any ASDA option plan, and (c) Shares issued on the same date or within the previous ten years under any ASDA plan allowing subscription of Shares based on profits;

•	5% of the nominal amount of ASDA’s Equity Share Capital on the day preceding the grant, less the aggregate of the nominal amounts of: (a) Shares issued on the exercise of options granted within the previous ten years under any ASDA executive option plan, (b) Shares remaining issuable in respect of options granted on the same date or within the previous ten years under any ASDA executive option plan, and (c) Shares issued on the same date or within the previous ten years under any ASDA plan allowing subscription of Shares based on profits (except a profit sharing scheme approved under Schedule 9 to the Income and Corporation Taxes Act 1988 or a similar plan); or

•	With respect to grants during the four year period ending on September 21, 1998, 2.5% of the nominal amount of ASDA’s Equity Share Capital on the day preceding the grant, less the aggregate of the nominal amounts of: (a) Shares issued on the exercise of options granted within the same period under any ASDA executive option plan, and (b) Shares remaining issuable with respect to options granted on the same date or within the same period under any ASDA executive option plan.

STOCK OWNERSHIP

The following tables set forth ownership of Shares by major shareholders, directors, and executive officers of the Company.

HOLDINGS OF MAJOR SHAREHOLDERS

There were 4,288,758,013 Shares issued and outstanding on March 31, 2004. The following table lists the beneficial owners of five percent or more of the Shares as of March 31, 2004.

Shared Voting and Investment Power

Name and Address of Beneficial Owner	Direct or Indirect Ownership with Sole Voting and Investment Power		Shared, Indirect Ownership through Walton Enterprises, LLC		Other Shared, Indirect Ownership	Total		Percent of Class
Alice L. Walton	6,976,420		1,680,506,739 (shared ownership	(3) )	2,160,301	1,689,643,460	(3)	39.40%

Helen R. Walton	3,299,428		1,680,506,739 (shared ownership	(3) )	0	1,683,806,167	(3)	39.26%

Jim C. Walton	10,476,462		1,680,506,739 (shared ownership	(3) )	2,156,917	1,693,140,118	(3)	39.48%

John T. Walton	11,965,088	(1)	1,680,506,739 (shared ownership	(3) )	8,182,842	1,700,654,669	(1)(3)	39.65	%(4)

S. Robson Walton	2,876,600	(2)	1,680,506,739 (shared ownership	(3) )	10,817,191	1,694,200,530	(2)(3)	39.50	%(4)

(1)	The number includes 14,946 Shares that John T. Walton had a right to acquire within 60 days after March 31, 2004, through the exercise of stock options. It also includes 8,863 stock units received as director compensation.

(2)	The number includes 14,034 Shares that S. Robson Walton had a right to acquire within 60 days after March 31, 2004, through the exercise of stock options. It also includes 57,387 Shares held in the Company’s PS and 401(k) Plan on behalf of Mr. Walton. He has sole voting power, but no investment power, with respect to these Shares.

(3)	Walton Enterprises, LLC holds a total of 1,680,506,739 Shares. Helen R. Walton, S. Robson Walton, John T. Walton, Jim C. Walton, and Alice L. Walton share voting and dispositive power with respect to all Shares held by Walton Enterprises LLC, as managing members of Walton Enterprises, LLC. The managing members have the power to sell and vote those Shares. The business address of each managing member is P.O. Box 1508, Bentonville, Arkansas 72712.

(4)	The percent of class reflects all Shares held directly and indirectly, and is calculated based on the number of Shares outstanding on March 31, 2004, plus those Shares John T. Walton and S. Robson Walton had a right to acquire within 60 days of March 31, 2004, in the amounts of 14,946 Shares and 14,034 Shares, respectively.

HOLDINGS OF OFFICERS AND DIRECTORS

This table shows the amount of Shares held by each director, director nominee, Wal-Mart’s CEO, and the four other most highly compensated officers on March 31, 2004. It also shows the Shares held by all of Wal-Mart’s directors, director nominee, and executive officers as a group on that date.

Name of Beneficial Owner	Direct or Indirect with Sole Voting and Investment Power (1)	Indirect with Shared Voting and Investment Power		Total		Percent of Class
James W. Breyer	65,296	0		65,296		*

M. Michele Burns	1,957	0		1,957		*

Thomas M. Coughlin	948,832	129,611		1,078,443		*

Michael T. Duke	419,967	0		419,967		*

Stanley C. Gault	48,816	0		48,816		*

David D. Glass	1,901,392	800,000	(2)	2,701,392		*

Roland A. Hernandez	29,686	0		29,686		*

Dawn G. Lepore	9,125	0		9,125		*

John B. Menzer	558,967	0		558,967		*

John D. Opie	6,134	2,400		8,534		*

J. Paul Reason	12,289	0		12,289		*

Thomas M. Schoewe	322,572	0		322,572		*

H. Lee Scott, Jr.	1,675,868	3,148		1,679,016		*

Jack C. Shewmaker	3,300,887	0		3,300,887		*

Jose H. Villarreal	22,246	0		22,246		*

John T. Walton	11,965,088	1,688,689,581	(3)	1,700,654,669	(3)	39.65%

S. Robson Walton	2,876,600	1,691,323,930	(3)	1,694,200,530	(3)	39.50%

Christopher J. Williams	0	0		0		*

Directors and Executive Officers as a Group (21 persons)	24,527,601	1,700,441,931		1,724,969,532		40.19%

*	Less than one percent

(1)	These amounts include Shares that the following persons had a right to acquire within 60 days after March 31, 2004, through the exercise of stock options and vested Shares they hold in the PS and 401(k) Plan. These Share numbers are shown in the following table:

Name	Number of Shares underlying stock options exercisable within 60 days	Shares held in the PS and 401(k) Plan
James W. Breyer	5,512	0

Thomas M. Coughlin	571,633	39,172

Michael T. Duke	299,879	973

Stanley C. Gault	14,946	0

David D. Glass	908,973	192,525

Roland A. Hernandez	14,946	0

Dawn G. Lepore	5,512	0

John B. Menzer	377,428	904

J. Paul Reason	9,379	0

Thomas M. Schoewe	136,801	84

H. Lee Scott, Jr.	882,818	25,450

Jack C. Shewmaker	14,946	0

Jose H. Villarreal	14,946	0

John T. Walton	14,946	0

S. Robson Walton	14,034	57,387

Directors and Officers as a Group (21 persons)	3,456,037	320,854

The holdings of officers and directors also include stock units received by Wal-Mart’s outside directors as part of their compensation, as follows: Stanley C. Gault (10,983 Shares), Roland A. Hernandez (6,789 Shares), Dawn G. Lepore (1,183 Shares), Jose H. Villarreal (5,349 Shares), and John T. Walton (8,863 Shares).

(2)	Amounts shown for David D. Glass include 300,000 Shares held by the Glass Family Foundation.

(3)	Amounts shown for S. Robson Walton and John T. Walton in this column include 1,680,506,739 Shares held by Walton Enterprises, LLC.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Wal-Mart’s executive officers, directors, and persons who own more than ten percent of the Shares to file reports of ownership and changes in ownership with the SEC. SEC regulations require Wal-Mart to identify anyone who failed to file a required report or filed a late report during the most recent fiscal year. The Company believes that all Section 16(a) filing requirements were met except that late reports were filed by Messrs. Breyer, Gault, Hernandez, Shewmaker, and Opie with respect to the quarterly director retainer that these outside directors received in Shares or stock units on December 31, 2003. Due to an error by the Company, the transactions were not reported to the SEC until January 16, 2004.

RELATED-PARTY TRANSACTIONS

During fiscal year 2004, companies owned by S. Robson Walton, a director, executive officer and beneficial owner of more than five percent of the Shares, John T. Walton, a director and beneficial owner of more than five percent of the Shares, and by Alice L. Walton, Jim C. Walton and Helen R. Walton, each a beneficial owner of more than five percent of the Shares, paid a total of $327,092 to Wal-Mart and its subsidiaries for aviation-related expenses, substantially all of which was for maintenance and fuel at fair market value, as determined by comparable charges to unrelated third parties.

Frank C. Robson, the brother of Helen R. Walton, leased four store locations to Wal-Mart. Wal-Mart paid rent and other expenses of $1,779,049 under the leases for the fiscal year 2004.

During fiscal year 2004, Wal-Mart paid companies owned by John T. Walton, Jim C. Walton, and Helen R. Walton a total of $2,218,393 for commercial products to be sold to the general public by Wal-Mart and its affiliates.

During fiscal year 2004, a banking corporation and its affiliates, collectively owned by Helen R. Walton, S. Robson Walton, John T. Walton, and Jim C. Walton, made payments to Wal-Mart in the amount of $528,294 for banking facility rent and related Automatic Teller Machine surcharges. The banking corporation and its affiliates made additional payments to Wal-Mart pursuant to similar arrangements awarded by Wal-Mart on a competitive-bid basis.

During fiscal year 2004, Springdale Card & Comic Wholesale, which is owned by the son of David D. Glass, a director and executive officer of Wal-Mart, had sales to Wal-Mart in the amount of $2,931,235.

James W. Breyer, a director of Wal-Mart, beneficially owns more than ten percent of the equity of Groove Networks, Inc. During fiscal year 2004, Groove Networks, Inc. provided to Wal-Mart computer software and services in the amount of $1,462,378.

Greg B. Penner, a Senior Vice President of Wal-Mart, is the son-in-law of S. Robson Walton. For fiscal year 2004, Wal-Mart paid Mr. Penner a salary of $268,842 and a bonus of $222,254. Mr. Penner also received a grant of options to purchase 8,732 Shares at an exercise price of $52.40 per Share. In addition, Wal-Mart paid Mr. Penner $246,118 during fiscal year 2004 under an arrangement to repurchase his options of Wal-Mart.com, which Wal-Mart acquired in 2001.

Timothy E. Coughlin, a Regional Loss Prevention Director of Wal-Mart, is the brother of Thomas M. Coughlin, a director and executive officer of Wal-Mart. For fiscal year 2004, Wal-Mart paid Timothy E. Coughlin a salary of $81,139 and a bonus of $19,584. He also received a grant of options to purchase 779 Shares at an exercise price of $52.40 per Share.

Stephen P. Weber, a manager in Wal-Mart’s Information Systems Division, is the son-in-law of Michael T. Duke, an executive officer of Wal-Mart. For fiscal year 2004, Wal-Mart paid Mr. Weber a salary of $67,692 and a bonus of $13,852. Mr. Weber also received a grant of options to purchase 344 Shares and 763 Shares at respective exercise prices of $58.10 and $52.40 per Share.

Christopher J. Williams, a director nominee, is the Chairman of the Board and Chief Executive Officer of The Williams Capital Group, L.P., which company was engaged by Wal-Mart during fiscal year 2004 in customary investment banking services.

Wal-Mart believes that the terms of all of the foregoing transactions are comparable to terms that would have been reached by unrelated parties in arms-length transactions.

STOCK PERFORMANCE CHART

This graph shows Wal-Mart’s cumulative total shareholder return during the five fiscal years ended January 31, 2004. The graph also shows the cumulative total returns of the S&P 500 Index and the S&P 500 Retailing Index. The comparison assumes $100 was invested on January 31, 1999 in Shares and in each of the indices shown and assumes that all of the dividends were reinvested.

COMPANY PROPOSALS

SHAREHOLDER APPROVAL OF THE ASDA PLANS

We are asking our shareholders to approve the CSOP and the Sharesave Plan (collectively the “ASDA Plans”), which are the active equity compensation plans in the U.K. The ASDA Plans or their predecessors were in effect on July 27, 1999 when Wal-Mart acquired ASDA, which is now a wholly-owned subsidiary of Wal-Mart.

The ASDA Plans provide for the grant of options to acquire Shares. The closing price of a Share on March 31, 2004, on the NYSE was $59.69. Because the ASDA Plans provide for equity compensation based on Shares, under the listing standards of the NYSE as amended effective June 30, 2003, your approval is required in order for the ASDA Plans to continue to be used as part of the compensation program for associates of ASDA and its subsidiaries after the Annual Shareholders’ Meeting to be held June 4, 2004.

The discussions below contain summaries of the key terms of the ASDA Plans. The plans themselves have been filed with the SEC.

PROPOSAL NO. 2

THE ASDA COLLEAGUE SHARE OWNERSHIP PLAN 1999

Summary of Key Terms

Under the CSOP, ASDA’s Board, or a committee appointed by ASDA’s Board, may grant options to acquire Shares for cash, at a price not less than the closing price of a Share on the NYSE on the last prior trading date before the date of grant (or such other market value as may be agreed with the Inland Revenue of the U.K.).

The persons eligible for grants of options under the CSOP are associates (excluding directors) of ASDA and its subsidiaries, who have been continuously employed for at least six months or such lesser period as ASDA’s Board determines. These eligible associates are generally employed in the U.K. Currently, there are approximately 110,000 such eligible associates.

ASDA’s Board has authority to make grants under the CSOP. It may delegate the authority to make grants to a committee, but it has not done so. Options granted under the CSOP are not transferable.

The maximum number of Shares that may be acquired pursuant to options granted under the CSOP on or after June 4, 2004 is ten million, subject to adjustment and amendment as described under “Adjustments and Amendments” below. If an option is granted on or after June 4, 2004, but lapses without having been exercised, the Shares subject to that option will become available for re-grant under the CSOP.

In addition, the total value of unexercised options that may be held by an individual participant at any time under the CSOP and all other plans of ASDA and its affiliates, other than savings-related share option schemes such as the Sharesave Plan, is limited to £30,000 or a lower amount based on the participant’s employment income, and in each case based on the value of the underlying Shares on the date of grant.

Options granted under the CSOP become exercisable according to a schedule established when they are granted, so long as the participant remains employed by ASDA or one of its subsidiaries, and then may be exercised during a two-month exercise period. The standard vesting schedule is that half the Shares subject to an option will vest on the third anniversary of the date of grant and the other half on the sixth anniversary of the date of grant.

A participant who ceases to be employed by reason of retirement, injury, or disability may be permitted to exercise all or a portion of his or her options during the three-month period thereafter, depending upon the terms established when the options were granted. The personal representatives of a participant who dies before the end of the exercise period of his or her options may exercise all or a portion of the options within 12 months.

If a person or persons acting in concert acquire control of Wal-Mart through a tender offer, if Wal-Mart passes a resolution for voluntary liquidation, or there is an order for liquidation of Wal-Mart, participants will be able to exercise all or a portion of their options under the CSOP. In such event, any options that are not exercised within one month will lapse.

If options become exercisable early as a result of these rules, the portion of the options that may be exercised is determined on a pro-rata basis, based upon the number of years in the normal vesting period that have been completed.

If Wal-Mart is acquired by another company by tender offer, that other company may agree to allow participants to exchange options granted under the CSOP for new options for shares in that other company or one of its affiliates, so long as the new options meet certain requirements, intended to ensure that they are equivalent to the old options. The U.K. Inland Revenue must approve such an exchange.

Adjustments and Amendments

The CSOP permits ASDA’s Board to make appropriate adjustments to the number of Shares subject to options under the plan, the exercise price of options, and the overall limits on Shares available under the plan, to reflect stock splits, reverse stock splits and other similar events affecting the Shares.

The CSOP may be amended by ASDA’s Board at any time, including in ways that may increase the costs of the CSOP to Wal-Mart. However, any “material revision,” as defined by the NYSE listing standards, or any increase in the number of Shares available under the plan, except pursuant to an adjustment described in the preceding paragraph, must be approved by the shareholders of Wal-Mart. No amendment to a key feature of the CSOP (affecting tax approval) will take effect unless and until approved by the U.K. Inland Revenue. No amendment that adversely affects participants may take effect without the consent of a majority of the affected participants.

Tax Consequences

The CSOP is designed to enable the recipients of options to receive favorable tax treatment under the tax laws of the U.K. The following paragraphs provide a brief summary of these tax benefits for the option holder and the company in which the option holder is employed (the “Employer Company”), respectively.

There is no charge to income tax on the grant of options under the CSOP. Under current U.K. tax rules as applied to the rules of the CSOP, no charge to tax will arise on the exercise of the options if they are exercised more than three years after the date of grant or, if earlier, within 12 months of the death of the option holder, or within three months of leaving employment by reason of retirement on or after age 60 or retirement through injury or disability.

Under current U.K. tax laws as applied to the rules of the CSOP, a charge to income tax and social security contributions will arise if an option is exercised less than three years after the date of grant otherwise than in the special cases described in the preceding paragraph.

When an option holder disposes of the Shares, U.K. capital gains tax rules will apply so that option holders may become liable to capital gains tax.

The Employer Company will be able to claim U.K. corporation tax relief for the difference between the amount paid by the option holder on the exercise of options and the market value of the option Shares on acquisition. This relief is given for the tax period in which the option holder acquires the Shares.

New Plan Benefits

No executive officers, directors, nominees for election as directors of Wal-Mart, or non-ASDA associates are eligible to receive options under the CSOP. No person has received, or is expected to receive, five percent or more of the options available under the CSOP. The number of options granted to all associates since Wal-Mart acquired ASDA was 5,361,861 as of January 31, 2004. The number of options that will be granted to all associates as a group under the CSOP on or after June 4, 2004 is not determinable, as such grants are within the discretion of ASDA’s Board or a committee appointed by it. However, as noted above, the maximum number of Shares that may be issued pursuant to options granted to all associates as a group under the CSOP on or after June 4, 2004 is ten million, subject to adjustment and amendment as described above under “Adjustments and Amendments.”

Recommendation

The Board believes that the approval of the CSOP will allow continued compensation of the associates of ASDA and its subsidiaries in a manner that provides them with appropriate incentives and aligns their interests with those of Wal-Mart shareholders generally.

Accordingly, the Board recommends that shareholders vote FOR the approval of the CSOP.

PROPOSAL NO. 3

THE ASDA SHARESAVE PLAN 2000

Summary of Key Terms

Under the Sharesave Plan, ASDA’s Board, or a committee appointed by ASDA’s Board, may offer to eligible associates options to purchase Shares for cash, at a price not less than the higher of the par value of a Share and 80 percent of the average of the closing prices of a Share on the NYSE on the three prior trading days before the offer date (such average is referred to as the average market value). Offers are made for periods of 23 days, generally beginning five days after Wal-Mart announces its results. No more than two offers may be made in each calendar year. In the past, options have been offered annually at exercise prices equal to 80 percent of the average market value, and it is expected that this practice will continue if our shareholders approve the Sharesave Plan.

The persons eligible to receive options under the Sharesave Plan are associates of ASDA and of its subsidiaries who have been continuously employed for at least six months. These eligible associates are generally employed in the U.K. Currently, there are approximately 110,000 such eligible associates.

ASDA’s Board has authority to make grants under the Sharesave Plan. It may delegate the authority to make grants to a committee, but it has not done so. Options granted under the Sharesave Plan are not transferable.

The maximum number of Shares that may be acquired pursuant to options granted under the Sharesave Plan on or after June 4, 2004 is ten million, subject to adjustment and amendment as described under “Adjustments and Amendments” below. If an option is granted on or after June 4, 2004 but lapses without having been exercised, the Shares subject to that option will become available for re-grant under the Sharesave Plan.

Any eligible associate who applies for an option under the Sharesave Plan must enter into a U.K. Inland Revenue approved “save as you earn” contract (the “Savings Contract”) with an authorized financial institution. The option holder agrees to make monthly savings by payroll deduction of a fixed amount, currently not less than £5 or more than £250 per month, and chooses either a three-year or a five-year savings period.

Upon expiration of the Savings Contract, the option holder will be entitled to a tax-free bonus in addition to repayment of the savings contributions. This bonus is the equivalent of further monthly contributions (in lieu of interest). The number of additional contributions is fixed by reference to a formula and confirmed by the U.K. Treasury.

Options are normally only exercisable within six months from the end of the Savings Contract. Options can only be exercised using the proceeds of the Savings Contract, including the tax-free bonus. If an option holder does wish to exercise, he or she may still benefit from the proceeds of the Savings Contract including the tax-free bonus.

Options granted under the Sharesave Plan also become exercisable upon the following events:

•	termination of the option holder’s employment as a result of death, retirement, injury, disability, or redundancy;

•	termination of the option holder’s employment more than three years after the date of grant for any reason other than gross misconduct;

•	if the option holder is employed by an entity that is a subsidiary or other affiliate of ASDA, upon that entity’s ceasing to be affiliated with ASDA;

•	the option holder’s reaching age 60;

•	the acquisition of control of Wal-Mart pursuant to a tender offer; and

•	the acquisition of more than half of the issued share capital of ASDA by a company not affiliated with Wal-Mart.

Options generally lapse six months after becoming exercisable (one year in the case of death). They also lapse upon the option holder’s being adjudicated bankrupt. If an option holder does not retire at age 60, he or she may choose to wait until the end of the Savings Contract before exercising.

The minimum amount of the option that may be exercised is ten percent of the total Shares comprised in the option. The maximum is the number of Shares that can be acquired using the proceeds of the Savings Contract at that time.

If Wal-Mart is acquired by another company by tender offer, that other company may agree to allow option holders to exchange options granted under the Sharesave Plan for new options for shares in that other company or one of its affiliates, so long as the new options meet certain requirements intended to ensure that they are equivalent to the old options. The U.K. Inland Revenue must approve such an exchange.

Adjustments and Amendments

The Sharesave Plan permits ASDA’s Board to make appropriate adjustments to the number of Shares subject to options under the plan, the exercise price of options, and the overall limits on Shares available under the plan, to reflect stock splits, reverse stock splits, and other similar events affecting the Shares.

The Sharesave Plan may be amended by ASDA’s Board at any time, including in ways that may increase the costs of the Sharesave Plan to Wal-Mart. However, any “material revision,” as defined by the NYSE listing standards, or any increase in the number of Shares available under the plan, except pursuant to an adjustment described in the preceding paragraph, must be approved by the shareholders of Wal-Mart. No amendment to a key feature of the Sharesave Plan (affecting tax approval) will take effect unless and until approved by the U.K. Inland Revenue. No amendment that adversely affects participants’ rights under options already granted may take effect without the consent of a majority of the affected participants.

Tax Consequences

The Sharesave Plan is designed to enable the recipients of options to receive favorable tax treatment under the tax laws of the U.K. The following paragraphs provide a brief summary of these tax benefits for the option holder and the Employer Company respectively.

For the option holder the principal tax consequences of the Sharesave Plan are that:

•	any bonus received under the Savings Contract is tax-free;

•	no income tax (or social security contributions) applies on the grant of an option; and

•	no income tax (or social security contributions) arises upon the exercise of an option, provided that the exercise takes place within the statutory time limits.

The Employer Company will be able to claim U.K. corporation tax relief for the difference between the amount paid by the option holder on the exercise of options and the market value of the option Shares on acquisition. This relief is given for the tax period in which the option holder acquires the Shares.

New Plan Benefits

Executive officers, directors, nominees for election as directors of Wal-Mart, or non-ASDA associates who satisfy the eligibility conditions are able to apply for options under the Sharesave Plan. No person has received, or is expected to receive, five percent or more of the options available under the Sharesave Plan. The number of options granted to all associates as a group under the Sharesave Plan since Wal-Mart acquired ASDA was 8,344,432 as of January 31, 2004. The number of options that will be granted to all associates as a group under the Sharesave Plan on or after June 4, 2004 is not determinable, as such grants are within the discretion of ASDA’s Board or a committee appointed by it. However, as noted above, the maximum number of Shares that may be issued pursuant to options granted to all associates as a group under the Sharesave Plan on or after June 4, 2004 is ten million, subject to adjustment and amendment as described above under “Adjustments and Amendments.”

Recommendation

The Board believes that the approval of the Sharesave Plan will allow continued compensation of the associates of ASDA and its subsidiaries in a manner that provides them with appropriate incentives and aligns their interests with those of Wal-Mart shareholders generally.

Accordingly, the Board recommends that shareholders vote FOR the approval of the Sharesave Plan.

PROPOSAL NO. 4

THE WAL-MART STORES, INC.

2004 ASSOCIATE STOCK PURCHASE PLAN, AS AMENDED

Introduction

Effective as of January 31, 2004, the Executive Committee of the Board acting on behalf of the full Board approved and adopted the Wal-Mart Stores, Inc. 2004 Associate Stock Purchase Plan (“2004 ASPP”), as amended and restated effective as of February 1, 2004, subject to shareholder approval. The 2004 ASPP amends and restates the Company’s prior stock purchase program (“Stock Purchase Program”), as well as the Company’s award program (“Award Program”) pursuant to the Wal-Mart Stores, Inc. Associate Stock Purchase Plan of 1996 (the “1996 ASPP”). Subject to shareholder approval, the 2004 ASPP will have 142,624,272 Shares available for issuance, which is the number of Shares registered, but not yet issued, under the 1996 ASPP as of the close of business on January 31, 2004.

The 2004 ASPP is being submitted to shareholders for approval in order to comply with recent changes to the NYSE listing standards. In order for the Company to continue to offer benefits to a broad range of full-time and peak-time Wal-Mart associates, both domestically and internationally, the 2004 ASPP will need to receive shareholder approval. The 2004 ASPP amends the 1996 ASPP in several respects, including by: (1) providing additional detail regarding the types of contributions that may be made and the treatment of such contributions, (2) both providing that the SOC will have the authority to administer the 2004 ASPP and enhancing the administrative mechanisms for the SOC to administer the 2004 ASPP in accordance with recent legal changes and corporate governance standards, (3) providing the SOC with broader flexibility in selecting affiliates of the Company who may be participating affiliates under the 2004 ASPP, and (4) delineating the terms of the Award Program and its coordination with the Stock Purchase Program. The material features of the 2004 ASPP are summarized below.

Purpose

The 2004 ASPP is generally intended to allow all associates, including executive officers, of the Company and certain of its affiliates to acquire equity ownership in the Company, thereby adding to Wal-Mart’s success. The 2004 ASPP provides for the purchase of Shares either through voluntary contributions of cash or payroll deductions, and the Company provides a matching contribution for payroll deductions. As of April 1, 2004, over 1.2 million associates were eligible to participate in the Stock Purchase Program. Under the Award Program, discretionary grants of Shares may be awarded to eligible associates in recognition of superior performance.

Administration

The 2004 ASPP will be administered by the SOC, or such other committee as may be appointed by the Board. Subject to the terms of the 2004 ASPP, the SOC has full power and discretion to construe and interpret provisions of the 2004 ASPP; to determine eligibility for participation; to establish, amend, and revoke rules and regulations necessary for the administration of the 2004 ASPP; and to exercise any powers and perform any acts it deems necessary or advisable to administer the 2004 ASPP. The SOC may in its discretion select a third party administrator (the “Broker”) to maintain participant accounts under the 2004 ASPP.

Eligibility

Associates of the Company and certain affiliates, who are not otherwise restricted or prohibited from participating under the applicable law, are eligible to participate in the 2004 ASPP. Associates of the Company and its affiliates who are members of a collective bargaining unit whose benefits were the subject of good faith collective bargaining are excluded from participation in the 2004 ASPP. The Company’s executive officers are also eligible to participate in the 2004 ASPP, however, they may be restricted in their ability to acquire or sell Shares under the 2004 ASPP to comply with Section 16 of the Securities Exchange Act of 1934, as amended. Only those affiliates that are designated by the SOC as participating employers may have associates who participate in the 2004 ASPP. References to the Company include participating employers, as applicable. Participation in the 2004 ASPP by individual associates of non-U.S. participating employers will only be permitted upon recommendation by such participating employer and approval by the SOC. Participants in the 2004 ASPP generally continue to be eligible to participate in the 2004 ASPP while on a bona fide leave of absence.

Plan Contributions

Payroll Deductions. Participants may contribute through authorized payroll deductions in amounts equal to at least $2.00 for participants with bi-weekly pay periods ($1.00 for participants with weekly pay periods) and in even multiples of $.50. The SOC has the authority to change these limits and, in addition, there is a $125,000 maximum annual limit on the amount of total payroll deductions and voluntary cash contributions that may be made to the 2004 ASPP. A payroll deduction authorization remains effective until terminated by the participant or upon the participant’s termination of employment, if earlier. Prior to the time amounts are distributed to the Broker, they are considered general assets of the Company and no interest is paid on such amounts. All participants assume the risk of fluctuations in the market price of Shares.

Matching Contributions.    The Company makes matching contributions equal to 15 percent of a participant’s contributions made through payroll deductions, subject to an annual limit set by the SOC (currently, matching contributions are limited to 15 percent of the first $1,800 contributed by a participant annually, or $270). Matching contributions are made by cash contributions directly to the Broker.

Voluntary Contributions.    Participants may voluntarily contribute directly to the Broker either: (1) cash for the purchase of Shares, or (2) Shares held by the participant, unless the SOC determines otherwise.

Award Program.    Shares granted under the Award Program will either be allocated to a 2004 ASPP account established on behalf of the associate or given directly to the associate, as determined in the SOC’s discretion.

Share Purchases, Ownership and Sales

The Company forwards to the Broker payroll deductions and the corresponding matching contributions, generally every pay period. The Broker uses these funds to purchase Shares on behalf of participants. Voluntary cash contributions may be held and bundled with contributions from other participants; however, the Broker must purchase a participant’s Shares no later than five business days after receipt of the funds. Shares may be purchased either on a national stock exchange or from the Company. No commissions are charged to participants for purchases of Shares. Dividends paid on Shares in a participant’s 2004 ASPP account will be automatically reinvested by the Broker. Participants have full ownership of all Shares held in their respective accounts; however, the Shares are registered in the name of the Broker while they remain in the account. A participant may request delivery of stock certificates in the participant’s name for full Shares held in the account at any time. The Company does not guarantee the value or market price of Shares. Participants may provide voting instructions with respect to Shares held in their 2004 ASPP accounts, and in the absence of such proxy voting instructions, the Broker may direct the voting of such Shares to the extent such action would comply with applicable law and any applicable listing standards. A participant may instruct the Broker at any time to sell all or a portion of the Shares held in his or her 2004 ASPP account. Following such sale, the Broker will remit to the participant the proceeds of the sale, less the applicable brokerage commission and other normal charges such as sales fees which are payable by the participant.

Closing and Termination

A participant can only terminate his or her status as a 2004 ASPP participant: (1) through a request to close the account (a “Participant Closure”), or (2) if the account contains no Shares (or fractional Shares) at any time on or after a termination of employment with the Company (an “Automatic Closure”). The Company will continue to pay the account maintenance fees during such time that an associate continues to work for a non-participating employer and Shares are held in the account, but such participant may not have further contributions made to the account. In connection with a Participant Closure, the participant must elect to have his or her 2004 ASPP account fully distributed either: (1) in Shares (except that the value of any fractional Shares will be distributed in cash less any applicable fees), or (2) in cash by directing all full Shares and fractional interests to be sold with the proceeds, less applicable brokerage and other normal fees, being distributed. Following a participant’s termination of employment (other than by reason of death), the account will remain open at the expense of the participant until the earlier of a Participant Closure or an Automatic Closure. A termination of employment due to death will result in the following as soon as administratively practicable to the Company: (1) all future contributions will cease being made to the account, and (2) the account will be distributed to the participant’s estate unless otherwise directed pursuant to applicable rules and procedures adopted by the SOC.

Award Program

The purpose of the Award Program is to provide an incentive to the Company’s associates to provide exceptional customer service and job performance. Accordingly, the Award Program is broad in scope with respect to those who are eligible to participate, but limited with respect to the number of awards that are given on an annual basis. During fiscal year 2004, approximately 67,000 Shares were awarded to associates under the Award Program.

Awards under the Award Program consist of: (1) ”Great Job” buttons, which can be worn by the associates while at work, and (2) ”Outstanding Performance” awards. The “Great Job” buttons are awarded to associates by the Company’s management, most often by district or regional managers as they travel to various stores. Once an associate earns four “Great Job” buttons, he or she is entitled to receive one Share and will be given a new button signifying that he or she is a “Great Job Stockholder” associate. The “Outstanding Performance” awards may be granted to any associate of the Company in recognition of the individual’s outstanding performance, although this aspect of the Award Program primarily targets associates who are buyers, district managers, regional managers, or divisional managers. “Outstanding Performance” awards may be granted for consistently superior job performance by the associate over a period of a month, a quarter, or a year. “Outstanding Performance” awards are subject to individual maximum limitations as set by the SOC from time to time.

Amendment or Termination

The Board or an authorized committee thereof may amend, modify, suspend, or terminate the 2004 ASPP at any time.

Federal Income Tax Consequences

The following describes what the Company believes under present law to be the federal tax consequences generally arising with respect to participation in the 2004 ASPP. The summary does not address the effects of foreign, state, and local tax laws. Because of the variety of means for acquiring Shares under the 2004 ASPP and the complexities of the tax laws, participants are encouraged to consult a tax advisor as to their individual circumstances. This summary is for shareholder informative purposes only and is not intended to provide tax advice to participants in the 2004 ASPP.

Payroll deductions will be made from after-tax wages. Matching contributions will be treated as ordinary income to the participant on whose behalf the contribution is made, and the Company deducts all applicable wage withholding and other required taxes from the participant’s regular compensation when it makes matching contributions. In addition, the Company will be entitled to a corresponding deduction in the year for which the amount is recognized as ordinary income by the participant. Shares granted under the Award Program will be treated as ordinary income to the participant, and the Company will be entitled to a corresponding deduction in the year for which the amount is recognized as ordinary income by the participant. The amount of ordinary income will be equal to the fair market value of the Shares on the date the award is made times the number of Shares awarded. A participant will not recognize any taxable income when he or she withdraws Shares from his or her 2004 ASPP account, though the participant will likely recognize capital gain or loss upon his or her disposition of such Shares. The Company will have no corresponding tax consequences upon the participant’s disposal of the Shares.

Plan Benefits

It is not presently possible to determine the number of Shares to be purchased by or contributed on behalf of any associate or groups of associates who are eligible to participate in the 2004 ASPP. During the plan year ended March 31, 2004, four of the named executive officers in the Summary Compensation table in this proxy statement purchased Shares pursuant to the 1996 ASPP, the version in effect prior to the 2004 ASPP. Non-associate directors are not eligible to participate in the 2004 ASPP.

Accordingly, the Board recommends that shareholders vote FOR the approval of the 2004 ASPP.

PROPOSAL NO. 5

RATIFICATION OF INDEPENDENT ACCOUNTANTS

The Audit Committee appointed Ernst & Young LLP as the Company’s independent accountants to audit the consolidated financial statements of the Company for the fiscal year ending January 31, 2005. Ernst & Young LLP and its predecessor, Arthur Young & Company, have been Wal-Mart’s independent accountants since prior to the Company’s initial offering of securities to the public in 1970. Ernst & Young LLP served as the Company’s independent accountants for fiscal year 2004, and reported on the Company’s consolidated financial statements for that year. Representatives of Ernst & Young LLP will attend the Annual Shareholders’ Meeting on June 4, 2004. They will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Although shareholder ratification is not required, the appointment of Ernst & Young LLP is being submitted for ratification at the Annual Shareholders’ Meeting with a view towards soliciting shareholders’ opinions, which the Audit Committee will take into consideration in future deliberations. If Ernst & Young LLP’s selection is not ratified at the Annual Shareholders’ Meeting, the Audit Committee will consider the engagement of other independent accountants. The Audit Committee may terminate Ernst & Young LLP’s engagement as the Company’s independent accountants without the approval of the Company’s shareholders whenever the Audit Committee deems termination appropriate.

Ernst & Young LLP’s fees for fiscal year 2004 and the fiscal year ending January 31, 2003 were as follows:

	Fiscal 2004	Fiscal 2003

Audit Fees	$4,053,000	$2,984,000

Audit-Related Fees	959,000	1,733,000

Tax Fees	3,220,000	3,166,000

All Other Fees	125,000	186,000

Total Fees	$8,357,000	$8,069,000

A description of the types of services provided in each category is as follows:

Audit Fees—Includes audit of the Company’s annual financial statements, review of the Company’s quarterly reports on Form 10-Q, statutory audits required internationally, and consents and assistance with and review of registration statements filed with the SEC.

Audit-Related Fees—Includes audits of the Company’s employee benefit plans, due diligence in connection with acquisitions, and accounting consultations related to GAAP and the application of GAAP to proposed transactions.

Tax Fees—Includes tax compliance at international locations, domestic and international tax advice and planning, assistance with tax audits and appeals, and tax planning for acquisitions and restructuring.

All Other Fees—Includes assistance with litigated tax appeals at an international location. Such services were provided pursuant to a contract entered into prior to May 2003, and such services were concluded by December 31, 2003.

None of the services described above were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

For the above reasons, the Board recommends that the shareholders vote FOR the ratification of Ernst & Young LLP as the Company’s independent accountants for the fiscal year ending January 31, 2005.

SHAREHOLDER PROPOSALS

The following shareholder proposals and supporting statements appear as received by the Company. Following each shareholder proposal is Wal-Mart’s Statement in Opposition.

PROPOSAL NO. 6

INDEPENDENT CHAIRMAN

The Trowel Trades S&P 500 Index Fund, P.O. Box 75000, Detroit, Michigan 48275-3431, is the beneficial owner of 134,689 Shares and has notified the Company that it intends to present the following proposal at the Annual Shareholders’ Meeting:

Resolved: The shareholders of Wal-Mart Stores, Inc. (“Company”) urge the Board of Directors to amend the Company’s by laws, effective upon the expiration of current employment contracts, to require that an independent director—as defined by the rules of the New York Stock Exchange (“NYSE”)—be its Chairman of the Board of Directors.

Supporting Statement:

The recent wave of corporate scandals at such companies as Enron, WorldCom and Tyco has resulted in renewed emphasis on the importance of independent directors. For example, both the NYSE and the NASDAQ have adopted new rules that would require corporations that wish to be traded on them to have a majority of independent directors.

Unfortunately, having a majority of independent directors alone is clearly not enough to prevent the type of scandals that have afflicted Enron, WorldCom and Tyco. All of these corporations had a majority of independent directors on their boards when the scandals occurred.

All of these corporations also had a Chairman of the Board who was also an insider, usually the Chief Executive Officer (“CEO”), or a former CEO, or some other officer. We believe that no matter how many independent directors there are on a board, that board is less likely to protect shareholder interests by providing independent oversight of the officers if the Chairman of that board is also the CEO, former CEO or some other officer or insider of the company.

We respectfully urge the board of our Company to dramatically change its corporate governance structure by having an independent director serve as its Chairman.

In our opinion, although this change would be dramatic, it would hardly be radical. In the United Kingdom it is common to separate the offices of Chairman and CEO. See: Investor Responsibility Research Center Background Report, L, “Election of Directors, Board Independence and Related Issues,” April 7, 2003, p. 18. In 1996, a blue ribbon commission on Director Professionalism of the National Association of Corporate Directors recommended that an independent director should be charged with “organizing the board’s evaluation of the CEO and providing continuous ongoing feedback; chairing executive sessions of the board; setting the agenda with the CEO, and leading the board in anticipating and responding to crises.”

WAL-MART’S STATEMENT IN OPPOSITION TO

THE SHAREHOLDER PROPOSAL

REGARDING AN INDEPENDENT CHAIRMAN

At Wal-Mart, the positions of Chairman and CEO have been separate for over 15 years. The Board feels so strongly about this policy that separation of these positions is part of the Corporate Governance Guidelines, which you may review at www.walmartstores.com in the Corporate Governance section of the Investor Relations webpage.

S. Robson “Rob” Walton became the Chairman of Wal-Mart’s Board in 1992, upon the death of his father and founder of Wal-Mart, Sam Walton. Since that time, Rob has served Wal-Mart only as Chairman. In addition to Rob’s duties as Chairman, he advises and supports H. Lee Scott, Jr., President and CEO, and Wal-Mart’s entire management team on strategic issues, expansion and acquisition opportunities, corporate policies, and governance issues. Rob also assists Lee and Wal-Mart’s management team in the identification, development, education, and retention of a strong and deep pool of talent to manage Wal-Mart in the future. Rob’s willingness to assist in these areas and his knowledge of the Company and the retail industry are valuable assets to Wal-Mart’s shareholders.

Our By-laws declare that the Chairman is an officer, and this is a fair designation given the additional support Rob offers the Company. As a result, he cannot be independent under the NYSE listing standards. Although the By-laws could be amended to provide that the Chairman is not an officer, requiring the Chairman to be independent would serve only to limit the Chairman’s ability to be involved in Wal-Mart’s operations in the manner that has historically enabled Wal-Mart’s Chairman to serve the Company and its shareholders effectively.

Wal-Mart’s Board has crafted a governance structure that ensures the necessary balance of independent judgment with the Company-specific and retail industry expertise that Wal-Mart needs to continue its success. As has been our past practice, a majority of Wal-Mart’s Board will continue to be independent as well as the members of the Audit Committee and CNGC. In addition, the members of each Board committee and its Chair as well as each new director are, and will continue to be, nominated by the independent CNGC.

In accordance with the NYSE listing standards, our Corporate Governance Guidelines require quarterly executive sessions of the non-management directors, and the independent directors will continue to meet in executive session at least once per year. Stanley C. Gault currently serves as the presiding director of executive sessions of the non-management and independent directors. When Mr. Gault retires from the Board in June 2004, the Board will appoint another independent director to preside over the executive sessions of the non-management directors and independent directors.

We believe that these governance best practices provide shareholders with confidence that Board and committee deliberations and decisions are made with significant input from independent directors, while not giving up the advantage of having Company leaders, such as Rob Walton, who understand Wal-Mart and the retail industry. More importantly, this governance structure allows the Company to continue to benefit from the Chairman’s wisdom, foresight, and experience on operational matters without sacrificing Wal-Mart’s commitment to shareholder and investor interests.

For the above reasons, the Board recommends that the shareholders vote AGAINST this proposal.

PROPOSAL NO. 7

“SUSTAINABILITY” REPORT

The General Board of Pension and Health Benefits of the United Methodist Church, 1201 Davis Street, Evanston, Illinois 60201-4118, which is the beneficial owner of 1,007,340 Shares and the Libra Fund, L.P., 30 Rockefeller Plaza, New York, New York, 10112-0258, which is the beneficial owner of 30,930 Shares are joined by other filers (whose names, addresses, and shareholdings will be provided by Wal-Mart promptly upon receipt by Wal-Mart’s Investor Relations Department of any oral or written request) that have notified the Company that they intend to present the following proposal at the Annual Shareholders’ Meeting:

Whereas, we believe that Wal-Mart as the world’s largest company aspires to be a good employer, a trusted corporate citizen and a valued member of communities where it does business. To sustain these commendable goals in a global economy, we believe, requires adoption and implementation of practices designed to protect human rights, worker rights, land and the environment. It is our expectation that Wal-Mart will be a leader in social and environmental, as well as economic performance.

Companies are beginning to publish sustainability reports and are taking a long-term approach to creating shareholder value through embracing opportunities and managing risks derived from economic, environmental and social developments. We believe sustainability reporting should be included in our company’s annual report.

According to the Dow Jones Sustainability Group, sustainability includes:

“Sustainability leaders encourage long lasting social well being in communities where they operate, engage in an active dialogue with different stakeholders and respond to their specific and evolving needs thereby securing a long term “license to operate”, as well as superior customer and employee loyalty.” (www.sustainability-index.com)

As shareholders, we are troubled about the number of lawsuits filed against our company related to labor violations and sex discrimination and the negative press that this has attracted. (Business Week, 10/6/03) We are also concerned about the number of negative articles in the press, such as the recent publicity surrounding some contractors cleaning Wal-Mart stores, the number of issues that are the subject of these articles and the fact that these articles are in the serious business press, including The Wall Street Journal and the Financial Times. We need assurances that the Board of Directors and top management are undertaking a serious examination of the company’s overall strategy and its impact on various stakeholders including the environment thus preserving the company’s reputation and its license to operate.

We believe corporate sustainability includes a commitment to healthy communities and a healthy environment including paying a sustainable living wage to employees in the United States and every country where our company operates. Workers need to have the purchasing power to meet their basic needs.

The sustainability of corporations, we believe, is connected to the economic sustainability of their workers and the communities where corporations operate and sell products and the environmental viability of the planet. Effective corporate policies can benefit both communities and corporations.

Resolved: shareholders request the Board of Directors to prepare at reasonable expense a sustainability report. A summary of the report should be provided to shareholders by October 2004.

Supporting Statement

We believe the report should include:

1.	The company’s operating definition of sustainability.

2.	A review of current company policies and practices related to social, environmental and economic sustainability.

3.	A summary of long-term plans to integrate sustainability objectives throughout company operations.

WAL-MART’S STATEMENT IN OPPOSITION TO

THE SHAREHOLDER PROPOSAL

REGARDING A “SUSTAINABILITY REPORT”

Wal-Mart’s commitment to its customers, shareholders, associates, and the communities and countries where it operates has always been part of Wal-Mart’s values, as evidenced by its three core beliefs: (1) Respect for the Individual, (2) Service to the Customer, and (3) Strive for Excellence. By adhering to these core beliefs, Wal-Mart has always done and continues to do those things necessary to ensure its success. In addition to reviewing this response, we invite shareholders to review Wal-Mart’s corporate website at www.walmartstores.com where we describe how Wal-Mart continues to address many of the concerns raised in the shareholder proposal.

Wal-Mart’s wages and benefits allow it to attract and retain quality people, and those wages and benefits are competitive in the communities in which Wal-Mart associates live and work. No better proof of this exists than the fact that Wal-Mart employs over 1.5 million associates worldwide. Each one of Wal-Mart’s associates around the world has a choice, and each of them has chosen Wal-Mart. In addition, Wal-Mart’s policies and procedures are designed to create a work environment that is equitable and inclusive. More than 15 percent of Wal-Mart associates in the United States are over the age of 55, and Wal-Mart is the nation’s largest employer of Hispanics and African-Americans. More importantly, Wal-Mart provides each associate the opportunity to reach his or her greatest potential, as witnessed by the fact that over 65 percent of Wal-Mart’s management associates started out in hourly positions with Wal-Mart.

Wal-Mart requires its suppliers to conform to standards that are consistent with its core beliefs. Wal-Mart’s suppliers must fairly compensate their employees by providing wages and benefits consistent with local laws or, if higher, prevailing local standards. Suppliers also must maintain reasonable employee work hours in compliance with local standards and laws. Wal-Mart favors suppliers that commit to basic principles of human rights and do not discriminate against their employees in hiring or other terms or conditions of work based on race, color, national origin, gender, sexual orientation, religion, disability, or other similar factors. In addition, all suppliers must maintain a safe, healthy, and productive environment.

Wal-Mart is committed to giving back to the communities in which its stores and clubs are located. Wal-Mart has a grassroots style of involvement that enables its associates to identify and support organizations that are improving the quality of life in their local communities. Wal-Mart contributed over $150 million to support communities and local non-profit organizations in the past year, and Wal-Mart’s customers and associates raised an additional $70 million at its stores and clubs to support their communities and good works in those communities.

Wal-Mart is committed to protecting and preserving national resources. Wal-Mart has implemented waste-conscious, environmentally sound practices at every location. In particular, Wal-Mart uses rigorous energy management systems at stores and clubs, reviews new energy efficient technologies regularly, and tests the most promising ideas for making Wal-Mart ever more energy efficient. Moreover, Wal-Mart operates three Environmental Demonstration Stores that employ environmentally sound construction materials and energy, lighting, and mechanical systems. Each of these stores also houses an environmental education room to educate children and adults about environmental issues.

Wal-Mart believes that it does so much in so many different areas to make itself a better corporate citizen that a single, standardized report would not do those efforts justice. Rather, Wal-Mart communicates its policies and practices regarding social, environmental, and economic progress to its customers and shareholders in the stores and clubs, on its website, in its annual report to shareholders, and in press releases throughout the year. Although Wal-Mart challenges itself to search out different ways to communicate Wal-Mart’s good works and its continued commitment to its core values to shareholders and customers, we do not believe that producing a “sustainability report” in a defined, limited form would provide any benefit to Wal-Mart’s shareholders or customers in addition to that which they already receive.

For the above reasons, the Board recommends that the shareholders vote AGAINST this proposal.

PROPOSAL NO. 8

EQUITY COMPENSATION

NorthStar Asset Management, Inc., P.O. Box 1860, Boston, Massachusetts 02130-0016, which is the beneficial owner of 6,455 Shares, is joined by other filers (whose names, addresses, and shareholdings will be provided by Wal-Mart promptly upon receipt by Wal-Mart’s Investor Relations Department of any oral or written request) that have notified the Company that they intend to present the following proposal at the Annual Shareholders’ Meeting:

WHEREAS,

Wal-Mart is one of hundreds of large companies to publish an annual diversity report. These reports allow shareholders and other interested parties to see the company’s progress in creating opportunities for women and people of color.

Despite its stated diversity commitments, Wal-Mart has been subject to several employee suits alleging race and gender discrimination in the workplace. In September 2003, a US federal court considered a request to grant class action status to a case brought by a group of Wal-Mart’s female employees charging that Wal-Mart pays women less than men for doing the same job. If class action status is granted, the case could involve up to 1.5 million past and present female employees of Wal-Mart. According to the plaintiffs in the case, about two-thirds of Wal-Mart’s hourly workers are women, but less than a third of managers are female, far less than other competitors in the retail industry.

Employee discrimination suits are on the rise nationwide and can be financially costly to companies and risk damage to their reputation. In 2000, Coca-Cola settled one of the nation’s largest employee race discrimination suits for $192 million.

One of the frequent contentions in employee discrimination suits is that employees are compensated differently on the basis of their race and gender. Historically these cases have rested largely on the payment of salaries and bonuses, but we believe in the future, employees will look more closely at corporate wealth distributed in the form of stock options and restricted stock.

According to Wal-Mart’s 2003 proxy statement, our company distributed nearly 14 million options to employees in 2002: 9.4% of total options went to the five most highly compensated officers, representing 0.0004% of all employees. Each of these highest paid officers was a white male.

Resolved,

Shareholders request that the Board shall prepare a special report, documenting the distribution of 2003 equity compensation by race and gender of the recipient of the stock options and restricted stock awards (i.e. percentage of options and restricted stock received by white men, white women, African-American men, African-American women and so on). The report shall also provide context explaining the recent trends in equity compensation granted to women and employees of color. The report, prepared at reasonable cost and omitting proprietary information, shall be available to shareholders, upon request, no later than October 1, 2004.

Supporting statement

This requested report will provide additional information that will allow shareholders to evaluate whether there is an equity compensation glass ceiling at Wal-Mart, which might lead to potential future liability. In requesting this report we wish to be sure that all Wal-Mart’s associates received wealth-creating opportunities that fairly reflect their role and contribution to the company. Wal-Mart has made a public commitment to be a leader in corporate diversity initiatives and we believe that disclosure of this additional information is consistent with our company’s commitment.

Please vote FOR this resolution.

WAL-MART’S STATEMENT IN OPPOSITION TO

THE SHAREHOLDER PROPOSAL

REGARDING EQUITY COMPENSATION

Wal-Mart sponsors several equity-based compensation plans that provide stock options and restricted stock awards to associates of the Company and its subsidiaries. Those plans include the Sharesave Plan, the CSOP, the SIP, and the Wal-Mart Canada Inc. Stock Incentive Plan of 1998, which is a sub-plan of the SIP. The ASDA Plans are limited to providing stock option grants to associates of ASDA, and the Canadian plan is limited to providing stock options, restricted stock, and restricted stock rights to Wal-Mart Canada Corp. associates. The most significant of these plans is the SIP, which provides for grants of stock options, restricted stock, and stock rights to associates throughout the world.

The independent CNGC is responsible for awarding equity-based compensation to the inside directors and other executive officers under the SIP. The CNGC’s Report on Executive Compensation in this proxy statement explains the CNGC’s overall compensation philosophy and process for approving the total compensation, including stock option and restricted stock awards, for the inside directors and other executive officers.

The SOC is responsible for administering the SIP with respect to awards to associates who are not inside directors or executive officers. Stock option awards are granted annually to eligible associates and are based on each associate’s performance. If an eligible associate meets or exceeds the performance criteria, he or she is eligible to receive the standard award, which is determined by a formula that takes into consideration the associate’s position, base salary, and the Black-Scholes value of the award. The SOC meets to determine the exercise price of the annual awards and to review modifications of awards recommended by the member of the Executive Committee of the Company who directly or indirectly supervises the associate. A modification of a stock option award could include an increased award, a reduced award, or no award depending on the associate’s performance.

The CNGC and SOC also administer the grant of awards of restricted stock to associates for outstanding performance. The nature of restricted stock rewards a long-term commitment to the Company as one-half of each restricted stock award only vests at retirement on or after reaching age 65. However, the CNGC and SOC have the discretion to accelerate the vesting of restricted stock awards such as in the event of the associate’s disability, death, or mutually agreed retirement after age 60, if certain conditions are met.

A report on equity compensation based on the distribution of equity compensation would not accurately reflect the eligibility and participation of minorities and women in the Company’s equity compensation programs. First, neither the CNGC nor the SOC consider the race or gender of any associate in granting stock option and restricted stock awards under the SIP. This is because grants of stock options or restricted stock are based solely on the performance criteria disclosed by the CNGC or the formula applied by the SOC and not on the gender or race of the associate.

Second, such a report would not be meaningful because a significant amount of equity compensation is awarded to the senior executives under Wal-Mart’s executive compensation philosophy, which places a majority of overall compensation in long-term, at-risk equity. For instance, Mr. Scott’s fiscal year 2004 salary amounted to only five percent of his total direct compensation with the remaining portion largely in at-risk, equity-based compensation. Because the Company grants stock options at the closing price of Shares on the date of grant, the price of a Share must increase significantly before Mr. Scott can realize any significant value from the stock options granted. In addition, Mr. Scott must remain with the Company for at least five years for the full stock option award to vest. With respect to the restricted stock award, Mr. Scott must remain with the Company for at least three years for 25 percent of the award to vest, five years for the next 25 percent to vest, and he must retire from the Company on or after age 65 for the remaining 50 percent of the restricted stock award to vest. Therefore, while the equity compensation awarded to the senior executives represents a notable portion of the overall grants, the Company must perform extremely well over the long-term for the senior executives to reap the benefits.

Lastly, approximately 20 percent of all stock options awarded under the SIP are granted to associates in foreign countries. As such, even without considering the effects of the ASDA Plans, a significant amount of the Company’s equity compensation is awarded to persons of other nationalities.

The CNGC, however, has taken diversity into consideration with respect to the compensation of all the Company’s officers, including the CEO and the members of the Executive Committee of the Company. The CNGC has established diversity initiatives as part of the performance goals for the incentive payment under the MIP for the fiscal year ending January 31, 2005. The CNGC set these initiatives to motivate officers to achieve the Company’s diversity goals while adhering to the Company’s commitment to select the most qualified individual for each position. Under the new performance goals, an officer’s annual incentive payment may be reduced by up to 7.5 percent for not achieving the Company’s diversity initiatives for the fiscal year ending January 31, 2005, with the potential reduction increasing to 15 percent for the fiscal year ending January 31, 2006. Diversity is and has been a responsibility of Wal-Mart’s officers, and this potential reduction in the incentive payment under the MIP will ensure that Wal-Mart’s officers are held accountable for doing what they are supposed to do.

As a result of these factors, we believe that the preparation of the proponent’s equity compensation report with respect to equity compensation would not be meaningful to our shareholders due to our reliance on performance-based criteria in granting equity compensation awards, our executive compensation philosophy, and the distribution of equity compensation on a global scale.

For the above reasons, the Board recommends that the shareholders vote AGAINST this proposal.

PROPOSAL NO. 9

GENETICALLY ENGINEERED

FOOD PRODUCTS

The Sinsinawa Dominicans, Inc., 585 Country Road Z, Sinsinawa, Wisconsin 53824-9701, which is the beneficial owner of 45 Shares, is joined by other filers (whose names, addresses, and shareholdings will be provided by Wal-Mart promptly upon receipt by Wal-Mart’s Investor Relations Department of any oral or written request) that have notified the Company that they intend to present the following proposal at the Annual Shareholders’ Meeting:

Resolved: Shareholders request that our Board review the Company’s policies for food products manufactured or sold by the Company under the Company’s brand names or private labels containing genetically engineered (GE) ingredients and report to shareholders within six months of the annual meeting. This report, developed at reasonable cost and omitting proprietary information, will identify:

•	the scope of the Company’s food products manufactured/sold by the company under the Company’s brand name or private labels, derived from or containing GE ingredients;

•	outline a contingency plan for sourcing non-GE ingredients should circumstances so require.

We urge that with this review, Wal-Mart address issues of competitive advantage and brand name loyalty in the marketplace.

Supporting Statement

Indicators that genetically engineered food may be harmful to humans, animals, or the environment include:

FDA does not assure the safety of GE products; it is the developer’s responsibility to assure that the food is safe. The FDA lacks both the authority and the information to adequately evaluate the safety of GE foods. (Center for Science in the Public Interest, 1/2003).

In December 2002, StarLink corn, not approved for human consumption, was detected in a U.S. corn shipment to Japan. StarLink was first discovered to have contaminated U.S. corn supplies in September 2000, triggering a recall of 300 products. (www.usda.gov/agency/oce/waob/oc2002/speeches/Leier-Mchugh.pdf)

Indicators of market resistance to GE-foods:

A Pew Global Attitudes survey (6/2003) indicates that Western Europeans and Japanese overwhelmingly oppose GE-foods for health and environmental reasons. In the United States 55% are opposed according to this survey.

Many of Europe’s larger food retailers [J. Sainsbury (UK), Carrefour (France’s largest retailer), Migros (Switzerland’s largest food chain), Delhaize (Belgium), Marks and Spencer (UK), Superquinn (Ireland) and Effelunga (Italy)] have committed to removing GE ingredients from their store-brand products.

WAL-MART’S STATEMENT IN OPPOSITION TO

THE SHAREHOLDER PROPOSAL REGARDING A

GENETICALLY ENGINEERED FOOD PRODUCTS

The safety and quality of the products Wal-Mart sells are critical to the well-being and satisfaction of customers as well as Wal-Mart’s reputation and success in the competitive retail industry. If Wal-Mart believes that any of the food products it sells are unsafe, for any reason, Wal-Mart will discontinue the sale of all such products immediately. It simply does not make business sense for the Company to sell unsafe products to its valued customers.

With respect to the United States, the U.S. Food & Drug Administration (the “FDA”) is the primary federal agency that oversees the safety of food and drugs. Despite the proponent’s suggestion to the contrary, in November 2002, the FDA stated that it “is responsible for the safety of all human and animal food produced by bioengineering.” The FDA has been reviewing genetically engineered foods since 1992. The FDA reviews genetically engineered foods on an on-going basis. The U.S. Department of Agriculture (“USDA”) has reviewed the safety of bioengineered plants since 1987, and the U.S. Environmental Protection Agency (the “EPA”) has been doing the same with respect to pesticidal plants since approximately 1993. None of these federal agencies has found any of the food products that we currently sell to be unsafe or to pose health risks to our customers. Moreover, in a May 2002 report to the U.S. Congress, the U.S. General Accounting Office (the “GAO”) stated that “[genetically engineered] foods pose the same types of inherent risks to human health as conventional foods . . . .” The GAO’s report also stated:

While some [genetically engineered] foods have contained allergens, toxins, and antinutrients, the levels have been comparable to those foods’ conventional counterparts. In evaluating [genetically engineered] foods, scientists perform a regimen of tests. Biotechnology experts whom we contacted agree that this regimen of tests is adequate in assessing the safety of [genetically engineered] foods.

The text of this report is available at http://www.gao.gov/new.items/d02566.pdf.

Research reviewed by the primary federal agencies responsible for regulating genetically engineered food products indicates that genetically engineered food products sold in the United States are safe. Wal-Mart supports the efforts of these government agencies in overseeing the safety of products and will continue to comply with all government regulations applicable to the products that the Company sells.

The Proposal states that the requested report should: (1) identify the scope of the Company’s food products that are manufactured/sold by the Company under the Company’s brand names or private labels, derived from or containing genetically engineered ingredients; and (2) outline a contingency plan for sourcing non-genetically engineered ingredients should circumstances so require.

According to the American Bakers Association Biotechnology Position Statement, which was released in September 2001, “[i]t is physically impossible to segregate streams of grain without some co-mingling [of genetically engineered and non-genetically engineered grain] taking place.” In the same vein, it would be very difficult for our quality assurance program to monitor accurately whether genetically engineered ingredients are present in any of Wal-Mart’s brand name or private label food products. In addition, it would be difficult and cost prohibitive to identify and introduce alternative non-genetically engineered ingredients into the food products Wal-Mart sells due to the widespread use of genetic engineering of food products in the United States today.

According to the scientists and regulatory officials the GAO consulted, no scientific evidence is available suggesting that long-term harm results from genetically engineered foods. Wal-Mart will continue to comply fully with all laws, rules, and regulations relating to genetically engineered ingredients in food products in the United States and other countries. However, requiring the Company to produce the requested report would involve a large expenditure of time and resources that would not, in the Board’s view, produce meaningful information, and which would put the Company at a competitive disadvantage and as a result, potentially harm shareholder value.

For the above reasons, the Board recommends that the shareholders vote AGAINST this proposal.

PROPOSAL NO. 10

EQUAL EMPLOYMENT OPPORTUNITY REPORT

The Sisters of Charity of Saint Elizabeth, P.O. Box 476, Convent Station, New Jersey 07961-0476, which is the beneficial owner of 1,000 Shares, is joined by other filers (whose names, addresses, and shareholdings will be provided by Wal-Mart promptly upon receipt by Wal-Mart’s Investor Relations Department of any oral or written request) that have notified the Company that they intend to present the following proposal at the Annual Shareholders’ Meeting:

Equal employment opportunity (EEO) is an important issue for corporate shareholders, employees and management, especially as the workforce becomes more diverse. According to the bipartisan Glass Ceiling Commission report, a positive diversity record makes a positive impact on the bottom line.

Yet, while women and minorities comprise two thirds of our population and 57% of the United States workforce, the Commission found that they represent little more than 3% of executive-level positions. Various projections indicate that women percent and minorities will constitute 62% of the workforce by 2005.

Workplace discrimination has created a significant burden for shareholders due to the high cost of litigation and potential loss of government contracts. Such litigation also damages corporate and industry images. In the pharmaceutical, petroleum and retail industries, discrimination lawsuits have resulted in a financial impact on shareholders that adds up to billions of dollars.

The Glass Ceiling Commission recognized that “public disclosure of diversity data—specifically data on the most senior positions—is an effective incentive to develop and maintain innovative, effective programs to break the glass ceiling barriers.” The Commission recommended that both the public and private sectors work toward increased public disclosure of diversity data.

“Accurate data on minorities and women can show where progress is or is not being made in breaking glass ceiling barriers,” observed the Commission.

More than 200 major U.S. corporations disclose EEO-1 reports to their shareholders. Among these companies are many who have experienced large racial and gender discrimination lawsuits; for example, Texaco, Shoney, Denny, Smith Barney and Coca-Cola. Today virtually every industry can claim some corporations who provide these reports to their shareholders. As an example, some institutions in the financial industry that have disclosed comprehensive EEO-1 data are Bank of America, Bank of New York, Citigroup, Wachovia, Merrill Lynch and JPMorgan Chase.

Resolved: The shareholders request our company prepare a report, at reasonable cost and omitting confidential information, within four months of the annual meeting, including the following:

1.	A chart identifying employees according to their sex and race in each of the nine major EEOC-defined job categories for the last three years, listing either numbers or percentages in each category;

2.	A summary description of any affirmative action policies and programs to improve performances, including job categories where women and minorities are underutilized;

3.	A description of any policies and programs oriented specifically toward increasing the number of managers who are qualified females or minorities;

4.	A general description of how our company publicizes its affirmative action policies and programs to merchandise suppliers and service providers.

WAL-MART’S STATEMENT IN OPPOSITION TO

THE SHAREHOLDER PROPOSAL REGARDING AN

EQUAL EMPLOYMENT OPPORTUNITY REPORT

Respect for the individual is one of Wal-Mart’s core beliefs. This philosophy is an essential part of our commitment to provide equal opportunity in employment and for the advancement of women and minorities. The Company is committed to full compliance with all fair employment and civil rights laws, and the Company reaffirms this commitment in its policies and actions. It is our policy to recruit, hire, train, promote, and provide other conditions of employment without regard to race, color, age, gender, religion, disability, national origin, sexual orientation, or veteran status. Additionally, we extend our policies of valuing diversity and respecting the individual beyond our workplace to our relationships with suppliers and the communities we serve.

At Wal-Mart, we embrace diversity at all levels within our organization. We believe that success requires both an environment where people are respected and valued, and a talented workforce that represents our diverse customer base. With more than 1.2 million associates nationwide, Wal-Mart is the fastest growing and largest private employer in the United States. More importantly, we are proud to be the largest private employer of African-Americans and Hispanics in the United States.

In order to better foster diversity throughout the Company and ensure that diversity is a significant part of our associate programs, recruitment efforts, supplier relations, philanthropic initiatives, and community efforts, we have recently created the Wal-Mart Office of Diversity. This office will serve as the focal point for our diversity initiatives and will be headed by the Chief Diversity Officer who will report directly to Thomas M. Coughlin, our Vice Chairman of the Board. Some of the initiatives of the Office of Diversity include ensuring that all open field management positions are posted so that all associates have an opportunity to apply for open positions, and making certain that the Company adheres to its commitment to select the most qualified individual for each position from the available pool of applicants.

Wal-Mart has developed several programs to assist in the fulfillment of the Company’s diversity goals. The Leadership Express Program is the most notable program the Company has implemented, and it was developed to assist all divisions of the Company in identifying and developing our future leaders and to assist in preparing female and minority management associates for future leadership opportunities. The Company also conducts Women and Minorities in Leadership Seminars across the country, which are designed to bring diverse talent together to establish growth and development opportunities. Wal-Mart also participates in diversity job fairs, college recruiting, and internship programs in its efforts to identify and attract diverse candidates for employment.

Some of our notable recognitions include: Hispanic Magazine’s 2004 “Corporate 100: The Top 100 Companies Providing the Most Opportunities to Hispanics”; DiversityBusiness.com’s “Top Corporation for Multicultural Business Opportunities of 2004”; the 2003 Corporate Diversity Leadership Award from the Coalition of Bar Associations of Color; the 2002 Ron Brown Award, which is the highest Presidential Award that recognizes outstanding achievement in employee relations and community initiatives; Wal-Mart’s appointment to the 2002 Corporate Advisory Board by The Organization of Chinese Americans; the Hispanic National Bar Association’s “2002 Corporate Partner of the Year” award for our consistent support and best practices in the area of diversity; and the prestigious 2001 Billion Dollar Roundtable Award for spending more than $1 billion with minority-owned businesses over a two-year period.

Wal-Mart’s commitment to diversity and fair treatment of all associates is evident in the training we provide. Each associate receives training through several different media including personnel orientation, sponsorships for new-hires, store meetings, on-the-job training, corporate video broadcasts, and the Wal-Mart intranet. In addition, we have developed computer-based training programs for topics including diversity awareness, discrimination, sexual harassment, and inappropriate behavior. Each program explains the applicable laws and Wal-Mart’s policies in support of those laws. Wal-Mart also maintains a toll-free Ethics Hotline through which associates can report discrimination or harassment.

In addition, the CNGC has taken diversity into consideration with respect to the compensation of all the Company’s officers, including the CEO and the members of the Executive Committee of the Company. The CNGC has established diversity initiatives as part of the performance goals for the incentive payment under the MIP for the fiscal year ending January 31, 2005. The CNGC set these initiatives to motivate officers to achieve the Company’s diversity goals while adhering to the Company’s commitment to select the most qualified individual for each position. Under the new performance goals, an officer’s annual incentive payment may be reduced by up to 7.5 percent for not achieving the Company’s diversity initiatives for the fiscal year ending January 31, 2005, with the potential reduction increasing to 15 percent for the fiscal year ending January 31, 2006. Diversity is and has been a responsibility of Wal-Mart’s officers, and this potential reduction in the incentive payment under the MIP will ensure that Wal-Mart’s officers are held accountable for doing what they are supposed to do.

This shareholder proposal is substantially the same as proposals that Wal-Mart’s shareholders have rejected in the past. In part, the proposal requests a chart similar to Form EEO-1, which the Company and other private employers prepare and file on a confidential basis with the Equal Employment Opportunity Commission each year. Wal-Mart does not believe that publicizing this data, which could be manipulated or misinterpreted by those with interests adverse to Wal-Mart, would meaningfully further the goal of equal employment opportunity. Wal-Mart currently informs its shareholders, suppliers, and the general public of its diversity philosophy and programs through a Diversity Brochure, which is available to anyone upon request. As stated in the brochure, “We are committed to ensuring a diverse workplace that provides opportunities for growth and development.”

Wal-Mart’s commitment to equal employment opportunity is exemplified by our existing internal and external communications and programs and our initiative to create the Office of Diversity. The time and expense involved in producing the report requested by the proponents neither furthers the Company’s equal employment efforts nor is it a prudent use of the Company’s resources. Therefore, the preparation of a report as requested by the proponents is not in the best interests of the shareholders.

For the above reasons, the Board recommends that the shareholders vote AGAINST this proposal.

PROPOSAL NO. 11

SHAREHOLDER APPROVAL OF

PARTICIPATION IN THE OFFICER DEFERRED

COMPENSATION PLAN

The AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington, D.C. 20006-4101, is the beneficial owner of 2,700 Shares and has notified the Company that it intends to present the following proposal at the Annual Shareholders’ Meeting:

Resolved: The shareholders of Wal-Mart Stores, Inc. (the “Company”) urge the Board of Directors (the “Board”) to seek shareholder approval of future senior executive participation in the Wal-Mart Stores, Inc. Officer Deferred Compensation Plan (the “Deferred Compensation Plan”). The Board shall implement this policy in a manner that does not violate any existing employment agreement or executive compensation plan.

Supporting Statement

We believe the Deferred Compensation Plan provides senior executives with preferential retirement benefits that are not offered to most other employees of the Company. Under the Deferred Compensation Plan, participating executives have received above-market interest rates on compensation they have deferred until after they retire. Each year, the interest rate paid on amounts deferred under the Deferred Compensation Plan is determined at the sole discretion of the Board’s Compensation Committee.

Although the Company does not disclose the Deferred Compensation Plan interest rate in its 2003 proxy statement, our Company’s five most highly paid senior executives received a combined total of $288,797 in above-market interest in the fiscal year ended January 31, 2003. These above-market interest payments are in addition to the market rate of interest that is received by executives. Executives who have participated in the Deferred Compensation Plan for at least ten years also receive “incentive interest” payments after continuous employment over ten and fifteen-year periods.

The interest credited under the Deferred Compensation Plan can amount to a significant portion of a participating executive’s total compensation. For example, former CEO David Glass received $113,432 in incentive interest and $400,163 in above-market interest in the fiscal year ended January 31, 2002. These interest payments are equal to more than half of his base salary during this period.

We believe these above-market and incentive interest payments are unnecessary because our Company offers a variety of retirement plans that provide senior executives with opportunities to save for their retirement. Like other employees of our Company, senior executives participate in the Company’s 401(k) Plan and its Profit Sharing Plan, which are defined contribution retirement plans. The Profit Sharing Plan’s assets are primarily invested in Company stock.

In addition to these plans, senior executives also participate in a Supplemental Executive Retirement Plan. This plan supplements executives’ retirement contributions with nonqualified benefits above compensation limits set by the Internal Revenue Code. In the fiscal year ended January 31, 2003, our Company’s five most highly compensated executive officers received a combined total of $297,526 under the Supplemental Executive Retirement Plan.

In our opinion, the rate of return on executive deferred compensation should be performance-based, or should at least reflect market returns. Paying above-market interest rates also increases the cost of the Company’s Deferred Compensation Plan to shareholders. To help ensure that the terms of the Deferred Compensation Plan are in the best interests of shareholders, we believe that senior executive participation in this plan should be submitted for shareholder approval.

WAL-MART’S STATEMENT IN OPPOSITION TO

THE SHAREHOLDER PROPOSAL REGARDING SHAREHOLDER APPROVAL

OF PARTICIPATION IN THE OFFICER DEFERRED COMPENSATION PLAN

This proposal is substantially the same proposal as was submitted for inclusion in the proxy materials for the 2003 Annual Shareholders’ Meeting, which shareholders voted down. The proposal implies that the ODC Plan constitutes a significant expense to Wal-Mart. This is not the case, and the Company has provided, for your review, detailed information on the ODC Plan in the CNGC’s Report in the Executive Compensation section of the proxy statement. Moreover, many of the executive officers specifically referred to in the proposal have contributed to the ODC Plan for many years, and as a result, the interest earned relative to aggregate contributions under the ODC Plan is not as significant as the proponent would have shareholders believe. For example, Mr. Glass began contributing to the ODC Plan in 1978, Mr. Coughlin in 1982, Mr. Scott in 1995, Messr’s Duke and Menzer in 1996, and Mr. Schoewe in 2000.

With regard to the purpose of the ODC Plan, attracting and retaining qualified officers and motivating them to contribute to the success of the Company depends in part on our ability to remain competitive with other major corporations and their compensation policies. The ODC Plan is an important part of Wal-Mart’s overall compensation program for officers. The purposes of the ODC Plan are to: (a) attract and retain the valuable services of certain officers; (b) recognize, reward, and encourage contributions by these officers to the success of the Company; and (c) enable officers to defer certain compensation and to be credited with a fair and attractive rate of earnings with respect to those amounts. In addition, the ODC Plan has the benefit of instilling a long-term commitment to Wal-Mart through incentive payments as a reward for continuous employment and participation in the ODC Plan over ten and fifteen-year periods.

In addition to providing the benefits to our officers described above, the ODC Plan provides important benefits to Wal-Mart. When certain executive officers agree to defer a portion of their compensation under the ODC Plan, the Company gains a tax advantage when non-performance based compensation would not otherwise be deductible by the Company. By paying these amounts later, the Company receives a future tax deduction that it would not receive if it paid those amounts in the current year. Moreover, officers who defer compensation are, in essence, providing the Company with a loan. As a result, the interest paid to the officer is deductible, and the deferral earns the Company the right to deduct the principal amount in the future rather than lose the deduction under the present tax structure.

The CNGC oversees Wal-Mart’s compensation programs. The CNGC consists of directors who are not associates of the Company and who do not receive compensation from the Company other than in their capacity as directors. Thus, no member of the CNGC has a personal interest in the compensation decisions made by the CNGC, and the CNGC acts in the best interests of the shareholders. To implement fully the purposes of the ODC Plan and our compensation strategy generally, it is crucial that the CNGC continue to have the flexibility to use its best judgment in implementing and modifying the Company’s compensation programs. Adoption of the proposal would limit this flexibility and damage the ability of the CNGC and our Board to use their judgment to compensate our officers in a manner that is in the best interests of Wal-Mart and our shareholders.

For the above reasons, the Board recommends that the shareholders vote AGAINST this proposal.

By Order of the Board of Directors

Thomas D. Hyde

Secretary

Bentonville, Arkansas

April 15, 2004

EXHIBIT A

AUDIT COMMITTEE CHARTER

Purpose

The Audit Committee is appointed by the Board to: (1) assist the Board in monitoring (a) the integrity of the financial reporting process, systems of internal controls and financial statements and reports of the Company, (b) the performance of the Company’s internal audit function, and (c) the compliance by the Company with legal and regulatory requirements; and (2) be directly responsible for the appointment, compensation and oversight of the Company’s independent auditor employed by the Company for the purpose of preparing or issuing an audit report or related work (the “Outside Auditor”).

Committee Membership

The Audit Committee shall consist of no fewer than three members, as determined annually by the Board on the recommendation of the Compensation, Nominating and Governance Committee. The members of the Audit Committee shall meet the independence and expertise requirements of the New York Stock Exchange, any other exchange on which the Company’s securities are traded, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Securities and Exchange Commission (the “Commission”). Audit Committee members shall not serve simultaneously on the audit committees of more than two other public companies without the approval of the full Board.

The members of the Audit Committee shall be appointed annually by the Board on the recommendation of the Compensation, Nominating and Governance Committee. Audit Committee members may be replaced by the Board at any time. The Board shall designate the Chairman or Chairwoman (“Chairperson”) of the Audit Committee.

Committee Authority and Responsibilities

The basic responsibility of the members of the Audit Committee is to exercise their business judgment to act in what they reasonably believe to be in the best interests of the Company and its shareholders. In discharging that obligation, members should be entitled to rely on the honesty and integrity of the Company’s senior executives and its outside advisors and auditors, to the fullest extent permitted by law.

The Audit Committee shall prepare the report required by the rules of the Commission to be included in the Company’s annual proxy statement.

The Audit Committee shall be responsible directly for the appointment (subject, if applicable, to shareholder ratification), retention, termination, compensation and terms of engagement, evaluation, and oversight of the work of the Outside Auditor (including resolution of disagreements between management and the Outside Auditor regarding financial reporting). The Outside Auditor shall report directly to the Audit Committee.

The Audit Committee shall oversee the integrity of the audit process, financial reporting and internal accounting controls of the Company, oversee the work of the Company’s management, internal auditors (the “Internal Auditors”) and the Outside Auditor in these areas, oversee management’s development of, and adherence to, a sound system of internal accounting and financial controls, review whether the Internal Auditors and the Outside Auditor objectively assess the Company’s financial reporting, accounting practices and internal controls, and provide an open avenue of communication among the Outside Auditor, the Internal Auditors and the Board. It is the responsibility of: (i) management of the Company and the Outside Auditor, under the oversight of the Audit Committee and the Board, to plan and conduct financial audits and to determine that the Company’s financial statements and disclosures are complete and accurate in accordance with generally accepted accounting principles (“GAAP”) and applicable rules and regulations and fairly present, in all material respects, the financial condition of the Company; (ii) management of the Company, under the oversight of the Audit Committee and the Board, to assure compliance by the Company with applicable legal and regulatory requirements; and (iii) the Internal Auditors, under the oversight of the Audit Committee and the Board, to review the Company’s internal transactions and accounting which do not require involvement in the detailed presentation of the Company’s financial statements.

The Audit Committee shall pre-approve all audit services and non-audit services (including the fees and terms thereof) to be performed for the Company by the Outside Auditor to the extent required by and in a manner consistent with applicable law.

The Audit Committee shall meet as often as it determines necessary or appropriate, but not less frequently than quarterly. The Chairperson shall preside at each meeting and, in the absence of the Chairperson, one of the other members of the Audit

Committee shall be designated as the acting chair of the meeting. The Chairperson (or acting chair) may direct appropriate members of management and staff to prepare draft agendas and related background information for each Audit Committee meeting. The draft agenda shall be reviewed and approved by the Audit Committee Chairperson (or acting chair) in advance of distribution to the other Audit Committee members. Any background materials, together with the agenda, should be distributed to the Audit Committee members in advance of the meeting. All meetings of the Audit Committee shall be held pursuant to the by-laws of the Company with regard to notice and waiver thereof, and written minutes of each meeting, in the form approved by the Audit Committee, shall be duly filed in the Company records. Reports of meetings of the Audit Committee shall be made to the Board at its next regularly scheduled meeting following the Audit Committee meeting accompanied by any recommendations to the Board approved by the Audit Committee.

The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisers. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the Outside Auditor for the purpose of rendering or issuing an audit report and to any advisers employed by the Audit Committee, subject only to any limitations imposed by applicable rules and regulations. The Audit Committee may request any officer or associate of the Company or the Company’s outside counsel or Outside Auditor to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. The Audit Committee shall meet with management, the Internal Auditors and the Outside Auditor in separate executive sessions at least quarterly to discuss matters for which the Audit Committee has responsibility.

The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review its own performance.

In performing its functions, the Audit Committee shall undertake those tasks and responsibilities that, in its judgment, would contribute most effectively to and implement the purposes of the Audit Committee. In addition to the general tasks and responsibilities noted above, the following are the specific functions of the Audit Committee:

Financial Statement and Disclosure Matters

1.	Review and discuss with management, and to the extent the Audit Committee deems necessary or appropriate, the Internal Auditors and the Outside Auditor, the Company’s disclosure controls and procedures that are designed to ensure that the reports the Company files with the Commission comply with the Commission’s rules and forms.

2.	Review and discuss with management, the Internal Auditors and the Outside Auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

3.	Review and discuss with management, the Internal Auditors and the Outside Auditor the Company’s quarterly financial statements, including disclosures made in management’s discussion and analysis, prior to the filing of its Form 10-Q, including the results of the Outside Auditor’s reviews of the quarterly financial statements.

4.	Review and discuss quarterly reports from the Outside Auditor on:

(a)	All critical accounting policies and practices to be used;

(b)	All alternative treatments within GAAP for policies and practices related to material items that have been discussed with management, including ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the Outside Auditor;

(c)	The internal controls adhered to by the Company, management, and the Company’s financial, accounting and internal auditing personnel, and the impact of each on the quality and reliability of the Company’s financial reporting; and

(d)	Other material written communications between the Outside Auditor and management, such as any management letter or schedule of unadjusted differences.

5.	Discuss in advance with management the Company’s practice with respect to the types of information to be disclosed and the types of presentations to be made in earnings press releases, including the use, if any, of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

6.	Review and discuss with management, the Internal Auditors and the Outside Auditor:

(a)	Significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements;

(b)	The clarity of the financial disclosures made by the Company;

(c)	The development, selection and disclosure of critical accounting estimates and the analyses of alternative assumptions or estimates, and the effect of such estimates on the Company’s financial statements;

(d)	Potential changes in GAAP and the effect such changes would have on the Company’s financial statements;

(e)	Significant changes in accounting principles, financial reporting policies and internal controls implemented by the Company;

(f)	Significant litigation, contingencies and claims against the Company and material accounting issues that require disclosure in the Company’s financial statements;

(g)	Information regarding any “second” opinions sought by management from an independent auditor with respect to the accounting treatment of a particular event or transaction;

(h)	Management’s compliance with the Company’s processes, procedures and internal controls;

(i)	The adequacy and effectiveness of the Company’s internal accounting and financial controls and the recommendations of management, the Internal Auditors and the Outside Auditor for the improvement of accounting practices and internal controls; and

(j)	Any difficulties encountered by the Outside Auditor or the Internal Auditors in the course of their audit work, including any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

7.	Discuss with management and the Outside Auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures and aggregate contractual obligations on the Company’s financial statements.

8.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

9.	Discuss with the Outside Auditor the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61 relating to the conduct of the audit. In particular, discuss:

(a)	The adoption of, or changes to, the Company’s significant internal auditing and accounting principles and practices as suggested by the Outside Auditor, Internal Auditors or management; and

(b)	The management letter provided by the Outside Auditor and the Company’s response to that letter.

10.	Receive and review disclosures made to the Audit Committee by the Company’s Chief Executive Officer and Chief Financial Officer during their certification process for the Company’s Form 10-K and Form 10-Q about (a) any significant deficiencies in the design or operation of internal controls or material weakness therein, (b) any fraud involving management or other associates who have a significant role in the Company’s internal controls and (c) any significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of their evaluation.

11.	Review and discuss with management (including the senior internal audit executive) and the Outside Auditor the Company’s internal controls report and the Outside Auditor’s attestation of the report prior to the filing of the Company’s Annual Report on Form 10-K.

Oversight of the Company’s Relationship with the Outside Auditor

12.	Review the experience and qualifications of the senior members of the Outside Auditor team.

13.	Obtain and review a report from the Outside Auditor at least annually regarding (a) the Outside Auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the Outside Auditor and the Company, including the written disclosures and the letter required by Independence Standards Board Standard 1, as that standard may be modified or supplemented from time to time.

14.	Evaluate the qualifications, performance and independence of the Outside Auditor, including considering whether the Outside Auditor’s quality controls are adequate and the provision of non-audit services is compatible with maintaining the Outside Auditor’s independence, and taking into account the opinions of management and the Internal Auditor. The Audit Committee shall present its conclusions to the Board.

15.	Oversee the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit at least once every five years, and oversee the rotation of other audit partners, in accordance with the rules of the Commission.

16.	Develop and periodically review policies for the Company’s hiring of present and former employees of the Outside Auditor.

17.	To the extent the Audit Committee deems necessary or appropriate, discuss with the national office of the Outside Auditor issues on which they were consulted by the Company’s audit team and matters of audit quality and consistency.

18.	Discuss with management, the Internal Auditors and the Outside Auditor any accounting adjustments that were noted or proposed by the Outside Auditor, but were not adopted or reflected.

19.	Meet with management, the Internal Auditors and the Outside Auditor prior to the audit to discuss and review the scope, planning and staffing of the audit.

20.	Obtain from the Outside Auditor the information required to be disclosed to the Company by generally accepted auditing standards in connection with the conduct of an audit, including topics covered by SAS 54, 60, 61 and 82.

21.	Require the Outside Auditor to review the financial information included in the Company’s Form 10-Q in accordance with Rule 10-01(d) of Regulation S-X of the Commission prior to the Company filing such reports with the Commission and to provide to the Company for inclusion in the Company’s Form 10-Q any reports of the Outside Auditor required by Rule 10-01(d).

Oversight of the Company’s Internal Audit Function

22.	Ensure that the Company has an internal audit function.

23.	Review and concur in the appointment, replacement, reassignment or dismissal of the senior internal auditing executive, and the compensation package for such person.

24.	Review the significant reports to management prepared by the internal auditing department and management’s responses.

25.	Communicate with management and the Internal Auditors to obtain information concerning internal audits, accounting principles adopted by the Company, internal controls of the Company, management, and the Company’s financial and accounting personnel, and review the impact of each on the quality and reliability of the Company’s financial statements.

26.	Evaluate the internal auditing department and its impact on the accounting practices, internal controls and financial reporting of the Company.

27.	Discuss with the Outside Auditor the internal audit department’s responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

Compliance Oversight Responsibilities

28.	Obtain from the Outside Auditor the reports required to be furnished to the Audit Committee under Section 10A of the Exchange Act and obtain from the Outside Auditor any information with respect to illegal acts in accordance with Section 10A.

29.	Discuss with management and the Outside Auditor, and advise the Board with respect to, the Company’s policies, processes and procedures regarding compliance with applicable laws and regulations and the Statement of Ethics, and instances of non-compliance therewith. Obtain and review reports and disclosures of insider and affiliated party transactions.

30.	Establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by associates of the Company of concerns regarding questionable accounting or auditing matters.

31.	Discuss with management and the Outside Auditor any correspondence between the Company and regulators or governmental agencies and any associate complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies.

32.	Discuss with the Company’s Chief Legal Officer legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

Additional Responsibilities

33.	Prepare annually a report for inclusion in the Company’s proxy statement relating to its annual shareholders meeting. In that report, the Audit Committee will state whether it has: (a) reviewed and discussed the audited financial statements with management; (b) discussed with the Outside Auditor the matters required to be discussed by SAS No. 61, as that statement may be modified or supplemented from time to time; (c) received from the Outside Auditor the written disclosures and the letter required by Independence Standards Board Standard 1, as that standard may be modified or supplemented from time to time, and has discussed with the Outside Auditor, the Outside Auditor’s independence; and (d) based on the review and discussions referred to in clauses (a), (b) and (c) above, recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the Commission.

34.	Conduct or authorize investigations into any matters within the Audit Committee’s scope of responsibilities.

35.	Review the Company’s Related-Party Transaction Policy and recommend any changes to the Compensation, Nominating and Governance Committee and then to the Board for approval. Review and determine whether to approve or ratify transactions covered by such policy, as appropriate.

ADMITTANCE SLIP

WAL«MART STORES, INC. ANNUAL SHAREHOLDERS’ MEETING

Place: Bud Walton Arena University of Arkansas Campus Fayetteville, Arkansas	ANNUAL SHAREHOLDERS’ MEETING REMINDERS
Time: June 4, 2004, 8:45 a.m. Casual dress is recommended. Photographs taken at the meeting may be used by Wal-Mart. By attending, you waive any claim to these photographs.

1.    Please bring this admittance slip and a picture I.D. to gain access.

2.    Additional security precautions will be taken. Bags, purses, and briefcases may be subject to inspection. To speed the process, please bring only the essentials.

3.    Camcorders or video taping equipment are not allowed.

Wal-Mart Stores, Inc. • Bentonville, Arkansas 72716-0215 • 479-273-4000

Retail Internet Site: www.walmart.com

Corporate Internet Site: www.walmartstores.com

THE ASDA COLLEAGUE SHARE OWNERSHIP PLAN 1999

(incorporating amendments approved by

the Board of Directors of ASDA Group Limited

on April 13, 2004 and approved by the Inland

Revenue under Schedule 3 to ITEPA)

1.	Definitions and Interpretation

1.1	In this Plan, unless the context otherwise requires:

“Board”	means the board of directors of the Company or a committee appointed by such board of directors;

“Company”	means ASDA Group Limited (registered in England and Wales No. 1396513);

“Grant Date”	in relation to an option means the date on which the option was granted;

“Group Member”	means a Participating Company or a body corporate which is (within the meaning of section 736 of the Companies Act 1985) the Company’s holding company or a subsidiary of the Company’s holding company;

“ITEPA”	means the Income Tax (Earnings and Pensions) Act 2003

“Key Feature”	means a provision of this Plan which is necessary to meet the requirements of Schedule 4 to ITEPA as defined in paragraph 30(4) of Schedule 4

“Material Interest”	has the meaning given in paragraphs 10-14 (inclusive) of Schedule 4 to ITEPA

“N.I. Regulations”	the laws, regulations and practices currently in force relating to liability for and the collection of NICs;

“New York Stock Exchange”	means the New York Stock Exchange, Inc.

“NICs”	National Insurance contributions;

“Option Tax Liability”	in relation to a Participant, any liability of the Participant’s Employer (or of any other member of the Asda Group) to account to the Inland Revenue or other tax authority for any amount of, or representing, income tax or NICs (which shall, to the extent provided for in Rule 6 of the Plan, include secondary Class I contributions) which may arise on the exercise of or the acquisition of shares pursuant to an option under

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this Plan;

“Parent Company”	means Wal-Mart Stores, Inc.;

“Participant”	means a person who holds an option granted under the Plan;

“Participant’s Employer”	such member of the Asda Group as is the Participant’s employer or, if he has ceased to be employed within the Asda Group, was his employer or such other member of the Asda Group, or other person as, under the PAYE Regulations or, as the case may be, the N.I. Regulations, or any other statutory or regulatory enactment (whether in the United Kingdom or otherwise) is obliged to account for any Option Tax Liability;

“Participating Company”	means the Company or any Subsidiary;

“Plan”	means the ASDA Colleague Share Ownership Plan 1999 as herein set out but subject to any alterations or additions made under Rule 8 below;

“Schedule 4”	means Schedule 4 to ITEPA as defined in paragraph 30(4) of Schedule 4;

“Subsidiary”	means a body corporate which is a subsidiary of the Company within the meaning of section 736 of the Companies Act 1985 and is under the control of the Company within the meaning of section 840 of the Taxes Act 1988;

“Taxes Act”	means the Income and Corporation Taxes Act 1988;

and expressions not otherwise defined herein have the same meanings as they have in Schedule 4.

1.2	Any reference in the Plan to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

1.3	Words denoting the masculine gender shall include the feminine.

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2.	Eligibility

2.1	Subject to sub-rule 2.3 below, a person is eligible to be granted an option under the Plan if he is a qualifying employee of a Participating Company.

2.2	For the purposes of sub-rule 2.1 above a “qualifying employee” is an employee of a Participating Company (other than one who is a director of a Participating Company) who has been continuously employed by a Participating Company for a period of at least 6 months (or such lesser period as the Board may determine) ending on the Grant Date.

2.3	A person is not eligible to be granted an option under the Plan at any time when he is not eligible to participate in the Plan by virtue of having a Material Interest.

3.	Grant of Options

3.1	Subject to Rule 4 below, the Board may grant or procure the grant to any person who is eligible to be granted an option under the plan an option to acquire shares in the Parent Company which satisfy the requirements of paragraphs 15 to 20 (inclusive) of Schedule 4 (fully paid up, unrestricted, ordinary share capital). All options will be granted by deed.

3.2	The price at which shares may be acquired by the exercise of options granted under the Plan shall be determined by the Board before the grant thereof.

3.3	The price at which shares may be so acquired shall not be less than:

(A)	if shares of the same class as those shares are listed on the New York Stock Exchange the closing sales price for a share of that class (as published in the Wall Street Journal) on the last dealing day immediately preceding the date on which the options were granted (or such other dealing days as may be agreed with the Inland Revenue); and

(B)	if paragraph (a) above cannot apply, the market value (within the meaning of Part VIII of the Taxation of Chargeable Gains Act 1992) of shares of that class, as agreed in advance for the purposes of the Plan with the Shares Valuation Division of the Inland Revenue, on the Grant Date (or such other day as may be agreed with the Inland Revenue).

3.4	Subject to Rule 5.4 below, an option granted under the Plan to any person shall not be capable of being transferred by him and shall lapse forthwith if it is so transferred or if he is adjudged bankrupt.

4.	Individual Limit

4.1	No person shall be granted options under the Plan which would, at the time they are granted, cause the aggregate market value of the shares which he may acquire in pursuance of options granted to him under the Plan or under any other share option scheme, not being a savings-related share option scheme, approved under Schedule 4 and

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established by the company or by any associated company of the Company (and not exercised) to exceed or further exceed the lesser of:

(A)	£30,000; or

(B)	if there was relevant employment income for the preceding year of assessment, four times the amount of the employment income for the current or preceding year of assessment (whichever of those years gives the greater amount); or

(C)	if there was no relevant employment income for the preceding year of assessment, four times the amount of the relevant employment income for the period of 12 months beginning with the first day during the current year of assessment in respect of which there is relevant employment income;

and for this purpose the relevant employment income is such of the employment income of the office or employment by virtue of which the person is eligible to participate in the Plan and of any other office or employment held by him with a company which is a Participating Company as is liable to be paid under deduction of tax pursuant to the PAYE regulations made under section 684 of ITEPA, after deducting from them amounts included by virtue of Chapter 10 of Part 3 thereof (benefits in kind).

4.2	For the purposes of this Rule, the market value of the shares in relation to which an option was granted:

(A)	in the case of an option granted under the Plan, shall be taken to be equal to their market value or average market value on the day or days by reference to which the price at which shares may be acquired by the exercise thereof was determined in accordance with Rule 3.3 above; and

(B)	in the case of an option granted under any other approved scheme, shall be calculated as at the time when it was granted or, in a case where an agreement relating to the shares has been made under paragraph 22 of Schedule 4, such earlier time or times as may be provided in the agreement.

4.3	Any option granted under the Plan shall be limited and take effect so that the above limit is complied with.

4A	Overall Limit

4A.1	The number of shares of the Parent Company which may be acquired pursuant to options granted under the Plan on or after June 5, 2004 shall not exceed 10 million shares PROVIDED THAT this limit may be reviewed or increased from time to time with the approval of the shareholders of the Parent Company in general meeting.

5.	Exercise of Options

5.1	The exercise of any option granted under the Plan shall be effected in such form and manner as the Board may from time to time prescribe.

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5.2	In this Rule and in Rule 7 below, in relation to an option.

(A)	“the exercise period” means the period of two months immediately following the expiration of the relevant number of complete years beginning on the Grant Date (or such other period as the Board may have determined before the grant of the option); and

(B)	“the relevant fraction” means the number of complete years in the period beginning on the Grant Date and ending immediately before the day on which the option first becomes exercisable divided by the relevant number (or such other fraction as the Board may have determined before the grant of the option);

and in this sub-rule “the relevant number” means such number as the Board shall have determined for this purpose before the grant of the option.

5.3	Subject to sub-rules 5.4 and 5.5 below and to Rule 7 below, an option granted under the Plan may be exercised only during the exercise period.

5.4	If any Participant dies before the end of the exercise period, then:

(A)	any option granted to him under the Plan may, subject to sub-rule 5.6 below, be exercised by his personal representatives within 12 months after the date of his death, and to the extent that it is not exercised within that period shall (notwithstanding any other provision of the Plan) lapse on the expiration thereof;

(B)	if the option shall not have become exercisable before his death by virtue of some other provision hereof, the number of shares in respect of which it may be exercised may not exceed the relevant fraction of the number of shares in respect of which it was granted.

5.5	Where any Participant ceases to be an employee of a Group Member before the beginning of the exercise period by reason of:

(i)	retirement on or after reaching age 60 or any other age which may be specified in the Participant’s contract of employment; or

(ii)	retirement through injury or disability; or

(iii)	retirement through ill-health or incapacity.

(A)	any option granted to him under the Plan may be exercised within the period which shall expire three months after his so ceasing, and to the extent that it is not exercised within that period shall, subject to sub-rule 5.4 above if he dies during that period, lapse on the expiration thereof;

(B)	the number of the shares in respect of which the option may be so exercised may not exceed the relevant fraction of the number of shares in respect of which it was granted.

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Subject to Rule 5.4 above, where an option is exercised within 3 years of its Grant Date the provisions of Rule 6 of the Plan shall apply unless the exercise falls within (i) or (ii) above.

5.6	If any Participant ceases to be an employee of a Group Member otherwise than by reason of death or as mentioned in sub-rule 5.5 above, any option granted to him under the Plan which shall have become exercisable by virtue of any provision hereof may be exercised in accordance with that provision, and any other option so granted to him shall immediately lapse.

5.7	A Participant shall not be treated for the purposes of this Rule as ceasing to be an employee of a Group Member until such time as he is no longer an employee of any Group Member, and a female Participant who ceases to be such an employee by reason of pregnancy or confinement and who exercises her right to return to work under the Employment Rights Act 1996 shall be treated for those purposes as not having ceased to be such an employee.

5.8	A Participant shall not be eligible to exercise an option under the Plan at any time when he is not eligible to participate in the Plan by virtue of having a Material Interest.

5.9	Within 30 days after an option under the Plan has been exercised by any person, the Board on behalf of the Company shall procure that the appropriate number of shares in respect of which the option has been exercised shall be either issued and allotted or transferred to the Participant (or his nominee), subject to obtaining such consents or approvals as may be required by any competent authority under regulations or enactments for the time being in force.

5.10	Shares issued pursuant to the Plan shall rank pari passu in all respects with shares of common stock of the Parent Company then in issue, save as regards any rights attaching to such shares by reference to a record date prior to the date on which they are issued and allotted.

5.11	The Company shall apply or procure that an application is made to the New York Stock Exchange for the admission to listing of all shares issued pursuant to the exercise of any option provided that its ordinary shares are then listed on the New York Stock Exchange.

6.	PAYE and NICs

6.1	If the Participant’s Employer requires, it is a condition of exercise of the option that the Participant shall indemnify the Participant’s Employer against any liability of any such person to account for any Option Tax Liability in relation to this Plan. The Participant shall be required to enter into arrangements satisfactory to the Company to ensure that the Option Tax Liability will be recovered from the Participant.

6.2	If an Option Tax Liability arises on the exercise of an option under the Plan then unless:-

(A)	the Participant indicates in the exercise form or in such other manner as the Company may specify that he will make a payment to (or as directed on behalf of) the Participant’s Employer of an amount equal to the Option Tax Liability; and

(B)	within 14 days of being notified by or on behalf of the Company of the amount of the Option Tax Liability, he makes such payment

6

the Company may make arrangements to sell sufficient shares (at the best price reasonably obtainable at the time of sale) on the Participant’s behalf and arrange payment to the Participant’s Employer out of the net proceeds of sale (after deduction of all fees, commissions and expenses incurred in relation to such sale) of an amount equal to the Option Tax Liability and/or the Participant’s Employer may withhold the required amount from the Participant’s salary, to ensure the Option Tax Liability is reimbursed in full.

6.3	If so specified at the time of grant, it is a condition of exercise of an option that the Participant shall agree with and undertake to the Company and the Participant’s Employer that:

(A)	the Participant’s Employer may recover from the Participant as mentioned in clause 6.2 above the whole or any part of any secondary Class I NICs payable in respect of any gain on the exercise of an option; and

(B)	if required (at any time before the option is first exercised) the Participant shall join with the Participant’s Employer in making an election (in such terms and such form and subject to such Inland Revenue approval as provided in paragraph 3B of Schedule 1 to the Social Security Contributions and Benefits Act 1992) for the transfer to the Participant of the whole, or such part as the Company may determine of any liability of the Participant’s Employer to National Insurance contributions on any gain on the exercise of or acquisition of shares pursuant to an option.

6.4	The provisions of Rules 6.1 and 6.3 shall only apply in relation to options granted after April 13, 2004, the date on which this Plan was amended to include the provisions of that Rule.

7.	Takeover, Reconstruction and Winding-up

7.1	Sub-rule (2) below applies if, before the beginning of the exercise period,

(A)	any person obtains control of the Parent Company (within the meaning of section 840 of the Taxes Act 1988) as a result of making a general offer to acquire shares in the Company, or having obtained such control makes such an offer,

(B)	the Parent Company passes a resolution for voluntary winding up, or

(C)	an order is made for the compulsory winding up of the Parent Company;

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and for the purposes of paragraph (A) above a person shall be deemed to have obtained control of the Parent Company if he and others acting in concert with him have together obtained control of it.

7.2	Where this sub-rule applies -

(A)	any option granted under the Plan may, subject to Rule 5.6 above, be exercised within one month of the event in question (or, if more than one such event occurs, the earliest such event), and to the extent that it is not exercised within that period shall, subject to Rule 5.4 above if he dies during that period, lapse on the expiration thereof;

(B)	the number of the shares in respect of which the option may be so exercised may not exceed the relevant fraction of the number of shares in respect of which it was granted.

7.3	If any company (“the acquiring company”) obtains control of the Parent Company as a result of making -

(i)	a general offer to acquire the whole of the issued shares of the Parent Company which is made on a condition such that if it is satisfied the person making the offer will have control of the Parent Company,

(ii)	a general offer to acquire all the shares in the Parent Company which are of the same class as the shares which may be acquired by the exercise of options granted tinder the Plan,

any Participant may at any time within the appropriate period (which expression shall be construed in accordance with paragraph 26(3) of schedule 4) by agreement with the acquiring company, release any option granted under the Plan which has not lapsed (“the old option”) in consideration of the grant to him of an option (“the new option”) which (for the purposes of that paragraph) is equivalent to the old option but relates to shares in a different company (whether the acquiring company itself or some other company falling within paragraphs 16(b) or (c) of Schedule 4).

7.4	The new option shall not be regarded for the purposes of sub-rule (3) above as equivalent to the old option unless the conditions set out in paragraph 16-20 (inclusive) of Schedule 4 are satisfied.

7.5	Provisions of the Plan shall for this purpose be construed as if:-

(A)	the new option were an option granted under the Plan at the same time as the old option; and

(B)	except for the purposes of the definitions of “Group Member”, “Participating Company” and “Subsidiary” in Rule 1.1 above and the references to “the Board” in Rule 5.2 above, the expression “the Parent Company” were defined

8

as “a company whose shares may be acquired by the exercise of options granted under the Plan”.

8.	Variation of Capital

8.1	Subject to sub-rule 8.3 below, in the event of any increase or variation of the share capital of the Parent Company (whenever effected), the Board may make such adjustments as it considers appropriate under sub-rule 8.2 below.

8.2	An adjustment made under this sub-rule shall be to the following:

(A)	the number of shares in respect of which any option granted under the Plan may be exercised;

(B)	the price at which shares may be acquired by the exercise of any such option;

(C)	where any such option has been exercised but no shares have been transferred pursuant to such exercise, the number of shares which may be so transferred and the price at which they may be acquired;

(D)	the overall limit specified in Rule 4A.1 (as from time to time renewed or increased, without approval of the shareholders of the Parent Company).

8.3	At a time when the Plan is approved by the Inland Revenue under Schedule 4, no such adjustment under sub-rule 8.2(A), (B) or (C) above shall be made unless and until the Board of the Inland Revenue have confirmed that the approved status of the Plan will not be affected.

8.4	Where any adjustment is made under sub-rule 8.2 above to the number of shares in respect of which an option may be exercised or which may be transferred pursuant to its exercise, corresponding adjustments shall for the purposes of Rules 5.4(B), 5.5(B) and 7.2(B) be deemed to be made to the number of shares in respect of which the option was granted and to the number of shares (if any) in respect of which it has been exercised.

8.5	As soon as reasonably practicable after making any adjustment under sub-rule 8.2 above, the Board shall give notice in writing thereof to any Participant affected thereby.

9.	Alterations

9.1	Subject to sub-rule 9.2 below, the Board may at any time alter or add to all or any of the provisions of the Plan, or the terms of any option granted under it, in any respect (having regard to the fact that, if an alteration or addition to a Key Feature is made at a time when the Plan is approved by the Inland Revenue under Schedule 4, the approval will not thereafter have effect unless and until the Inland Revenue has approved the alteration or addition).

9.2	No alteration or addition to the disadvantage of any Participant shall be made under sub-rule 9.1 above unless:

(A)	the Board shall have invited every relevant Participant to give an indication as to whether or not he approves the alteration or addition, and

(B)	the alteration or addition is approved by a majority of those Participants who have given such an indication.

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9.3	As soon as reasonably practicable after making any alteration or addition under sub-rule 9.1 above, the Board shall give notice in writing thereof to any Participant affected thereby and, if the Plan is then approved by the Inland Revenue under Schedule 4, to the Inland Revenue.

10.	Miscellaneous

10.1	If any Participant appoints any person to act on his behalf for the purposes of the Plan, such person may:

(A)	exercise any option granted to the Participant under the Plan;

(B)	make such arrangements for funding the exercise as may be appropriate (including borrowing money on reasonable terms);

(C)	sell sufficient of the shares acquired by the exercise to enable the costs of exercise (including the repayment of any loan and interest thereon) to be met out of the net proceeds of sale; and

(D)	take any other action which he reasonably considers to be necessary or desirable in connection with the above.

10.2	The rights and obligations of any individual under the terms of his office or employment with any Group Member shall not be affected by his participation in the Plan or any right which he may have to participate therein, and an individual who participates therein shall waive any and all rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to exercise any option under the Plan as a result of such termination.

10.3	In the event of any dispute or disagreement as to the interpretation of the Plan, or as to any question or right arising from or related to the Plan, the decision of the Board shall be final and binding upon all persons.

10.4	In the event that shares are transferred to a Participant in pursuance of any option granted under the Plan, the Participant shall, if so required by the person making the transfer, join that person in making a claim for relief under section 165 of the Taxation of Chargeable Gains Act 1992 in respect of the disposal made by him in effecting such transfer.

10.5	Any notice or other communication under or in connection with the Plan may be given by personal delivery or by sending the same by post, in the case of a company to its registered office, and in the case of an individual to his last known address, or, where he

10

is an employee of a Group Member, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment.

11

THE RULES OF THE

ASDA SHARESAVE

PLAN 2000

(incorporating amendments approved by

the Board of Directors of ASDA Group Limited

on April 13, 2004 and approved by the Inland

Revenue under Schedule 3 to ITEPA)

RULES OF THE ASDA

SHARESAVE PLAN 2000

RULES OF THE ASDA

SHARESAVE PLAN 2000

1.	Definitions

1.1	In these Rules the following words and expressions shall have the meaning specified against them unless the context requires otherwise

“Acquiring Company”	means a company which obtains control of Wal-Mart in the circumstances set out in Rule 8,

“Adoption Date”	means the date of adoption of the Sharesave Plan by the Company at a board meeting,

“Announcement Date”	means any date on which the quarterly announcement of Wal-Mart’s results is made,

“Any Other Share Scheme”	means any scheme (other than the Sharesave Plan) established to enable employees of the Group to acquire shares in Wal-Mart,

“Appropriate Authority”	means such body or bodies as are approved by the Board for the provision of SAYE Contracts under the Sharesave Plan,

“Associated Company”	means any company which, in relation to the Company, is an associated company as that term is defined in paragraph 47 of Schedule 3,

“Auditors”	means the auditors for the time being of the Company or if there are joint auditors, such one as the Board shall select (in each case acting as experts and not as arbitrators),

“Board”	means the Board of Directors for the time being of the Company present at a duly convened meeting of the Directors, or an appropriate committee thereof, at which a quorum is present,

“Bonus Date”	means, in relation to any repayment under an SAYE Contract, the date on which the Three Year Bonus or the Five Year Bonus (as the case may be) is payable and the “relevant Bonus Date” shall be construed accordingly,

“Business Day”	means a day on which the New York Stock Exchange is open for business,

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“Company”	means ASDA Group Limited (Number 1396513),

“Control”	has the meaning set out in section 840 of the Taxes Act,

“Date of Grant”	means, in relation to the commencement of any SAYE Contract, the date (specified pursuant to Rule 5.1) on which an Option is granted to an Eligible Employee,

“Director”	means a Director of any member of the Group,

“Eligible Employee”	means any Employee of a Participating Company who at the Date of Grant

	(a	)	(i	)	is chargeable to tax in respect of his office or employment under sections 15 or 21 of ITEPA; and

			(ii	)	has been an Employee for a continuous period of at least six months or such longer period not exceeding five years as the Board may specify ending on or before the Date of Grant, or

	(b	)	is any other Employee of a Participating Company who is nominated by the Board in its discretion to participate in the Sharesave Plan,

and in both cases participation in the Sharesave Plan shall not be permitted by any Employee who is excluded from participation by paragraphs 10 or 11 of Schedule 3,

“Employee”	means an employee (including a full-time Director holding salaried employment or office who normally devotes to his duties 25 hours or more a week) of any member of the Group,

“Equity Share Capital”	has the meaning set out in section 744 of the Companies Act 1985,

“Exercise Notice”	means the notice by which an Option is exercised in accordance with Rule 10.1,

“Five Year Bonus”	means, in relation to an SAYE Contract, the bonus payable on the fifth anniversary of the starting date of the SAYE Contract (subject to any postponement in accordance with the provisions of the
SAYE Contract),

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“Group”	means the Company and its Subsidiaries for the time being or, where the context so requires, any one or more of them,

“Inland Revenue”	means the Board of Inland Revenue,

“Issue or Reorganisation”	means, in relation to Wal-Mart, the issue of shares by way of capitalisation of profits or reserves or by way of rights issue, sub-division, consolidation of shares or reduction of share capital,

“ITEPA”	means the Income Tax (Earnings and Pensions) Act 2003;

“Key Feature”	means a provision of this Sharesave Plan which is necessary to meet the requirements of Schedule 3 to ITEPA as defined in paragraph 42 (2B) of ITEPA

“Market Value”	has the meaning set out in Part VIII of the Taxation of Chargeable Gains Act 1992,

“Maximum Monthly Savings Contribution	means the maximum permitted aggregate monthly savings contribution, as specified in paragraph 25 of Schedule 3 of ITEPA (currently £250 a month, or such other maximum amount specified from time to time in paragraph 25 of Schedule 3) or, if less, such sum (being a multiple of £1 and not less than £5) as the Board decides shall apply to every Eligible Employee in respect of any SAYE Contract entered into pursuant to an Offer,

“Minimum Monthly Savings Contribution”	means the minimum permitted monthly savings contribution, as specified in paragraph 25 of Schedule 3 of ITEPA (currently £5 a month, or such other minimum amount specified from time to time in paragraph 25 of Schedule 3), or such other sum as the Board decides in accordance with that paragraph in respect of any SAYE Contract entered into pursuant to an Offer,

“Model Code”	means the Model Code for Securities Transactions by Directors of Listed Companies,

“New Company”	means a company being either the Acquiring Company or some other company falling within paragraphs 18(b) or (c) of Schedule 3 of ITEPA,

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“New Option”	means an option granted over New Shares under Rule 9,

“New Shares”	means shares in the New Company in respect of which New Options are granted by the New Company under Rule 9 and which comply with paragraphs 18 to 22 (inclusive) of Schedule 3 of ITEPA,

“New York Stock Exchange”	means the New York Stock Exchange Inc.,

“Offer”	means an invitation to apply for an Option,

“Offer Date”	means the date on which an Offer is made to an Eligible Employee in accordance with Rule 2.1,

“Offer Period”	means the period commencing on the 5th day and ending on the 28th day after an Announcement Date or such period in the event of exceptional circumstances as the Board may determine,

“Old Option”	means an Option released in exchange for a New Option under Rule 9,

“Option”	means a right to acquire (by purchase or subscription) Shares granted to an Eligible Employee in pursuance of the Sharesave Plan and for the time being subsisting or, where the context so requires, a right so to be granted,

“Option Holder”	means a person holding an Option,

“Option Period”	means the period of 6 months after the relevant Bonus Date,

“Option Price”	means, in relation to an Option, a price per Share determined by the Board being not less than the higher of -

(i) the par value of a Share, and

(ii) the average closing sales price for a Share on the New York Stock Exchange as published in the Wall Street Journal, for the 3 dealing days immediately preceding the Business Day before the Offer Date, or, if the Board so determines, a price no lower than 80 per cent of the average closing sales price,

4

“Participating Company”	means any member of the Group nominated by the Board to participate in the Sharesave Plan in accordance with Rule 2.7,

“person”	means, for the purposes of Rule 8, any person together with any person connected with him (as defined in section 839 of the Taxes Act) and any person acting in connection with him (which expression has the meaning set out in the City Code on Takeovers and Mergers as in force and applicable at the relevant time), and a company shall be deemed to be acting in concert with any persons who, together with their connected persons, own or control more than 20 per cent of the issued Equity Share Capital of that company,

“Receipt Date”	means the date on which an Exercise Notice for an Option is received under Rule 10.3,

“Redundancy”	has the meaning set out in the Employment Rights Act 1996,

“Release Date”	means the date upon which an Old Option is released under Rule 9.1,

“Retirement”	means reaching the Specified Age or reaching any other age at which the relevant Option Holder is bound to retire in accordance with the terms of his contract of employment,

“SAYE Contract”	means a contract under the SAYE Scheme established by these Rules,

“SAYE Scheme”	means a certified contractual savings related share option scheme within the meaning of section 326 of the Taxes Act which has been approved by the Inland Revenue for the purposes of Schedule 3 of ITEPA,

“Schedule 3”	means Schedule 3 to ITEPA;

“Shares”	means fully paid shares of $0.10 par value in the common stock of Wal-Mart for the time being which comply with paragraph 18 to 22 (inclusive) of Schedule 3,

“Sharesave Plan”	means the ASDA Sharesave Plan 2000 established by these Rules in its present form or as from time to time amended in accordance with these Rules,

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“Specified Age”	means the age of 60 years,

“Starting Date”	means, in relation to an SAYE Contract, the date on which the first monthly savings contribution is received by the Appropriate Authority,

“Subsidiary”	means any company which is for the time being under the Control of the Company and which is also a Subsidiary of the Company within the meaning of section 736 of the Companies Act 1985, and

“Taxes Act”	means the Income and Corporation Taxes Act 1988,

“Three Year Bonus”	means, in relation to an SAYE Contract, the bonus payable on the third anniversary of the starting date of the SAYE Contract (subject to any postponement in accordance with the provisions of the SAYE Contract),

“Wal-Mart”	means Wal-Mart Stores Inc., registered in Delaware, USA

1.2	References to any statute or statutory provision (including the Taxes Act and ITEPA) shall include any subordinate legislation made under it, any provision which it has superseded or re-enacted (whether with or without modification), any provision superseding or re-enacting it (whether with or without modification).

1.3	Unless the context requires otherwise, references to the singular only shall include the plural and vice versa, references to the masculine gender shall include the feminine and vice versa and references to actual persons shall include corporations.

1.4	References to Rules are to rules of the Sharesave Plan.

1.5	The headings of these Rules shall not affect their construction or interpretation.

2.	Timing of Offers

2.1	Subject to Rules 2.2, 2.3 and 3, the Board may make an Offer to an Eligible Employee to participate in the Sharesave Plan within 21 days after any of -

(A)	the Adoption Date, and

(B)	receipt of notification of approval of the Sharesave Plan by the Inland Revenue;

and,	thereafter, within an Offer Period.

2.2	if under any statute or applicable directors’ dealing code or any similar provisions the Board is prevented from making an Offer within any Offer Period the Board may make

6

such Offer within the period of 21 days, or such longer period as the Board considers appropriate, after such provisions cease to apply.

2.3	Invitations under Rule 2.1 shall be issued on no more than two dates in each calendar year and shall be issued to all Eligible Employees at that date.

2.4	Each Offer shall be in writing and shall specify -

(A)	the Option Price of the Shares subject to the Option,

(B)	the Maximum Monthly Savings Contribution,

(C)	the Minimum Monthly Savings Contribution, and

(D)	the date (which is between 14 and 21 days after the Offer Date) by which an application for an Option must be made by the Eligible Employee and on which the offer shall lapse.

2.5	Each Offer shall be accompanied by an SAYE Contract proposal form and an application form for the grant of an Option, requiring the Eligible Employee to state -

(A)	the maximum amount which the Eligible Employee wishes to save each month under the SAYE Contract,

(B)	that such monthly savings contribution, when added to the Eligible Employee’s monthly savings contribution at that time under any other SAYE Scheme will not exceed the Maximum Monthly Savings Contribution,

(C)	whether the SAYE Contract is to include the Five Year Bonus or the Three Year Bonus (unless the Board shall have decided that only the Three Year Bonus shall be available in respect of that Offer), and

(D)	that the Board has authority to enter on the SAYE Contract proposal form such monthly savings contribution, not exceeding the maximum stated pursuant to Rule 2.5(A), as may be determined under Rule 4.

2.6	Each application pursuant to Rule 2.5 shall be deemed to be an application for the maximum whole number of Shares for which the aggregate Option Price would as nearly as possible equal (but not exceed) the total repayment due to the Option Holder at the relevant Bonus Date under the SAYE Contract.

2.7	The Board may from time to time nominate any member of the Group which it intends to participate in the Sharesave Plan (a “Participating Company”).

3.	Restrictions on the Grant of Options

3.1.	The number of Shares which may be acquired pursuant to options granted on or after June 5, 2004 under the Sharesave Plan shall not exceed 10 million Shares PROVIDED

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THAT this limit may be reviewed or increased from time to time with the approval of shareholders of Wal-Mart in general meeting.1

3.2	The Board may, before making an Offer, determine the maximum number of Shares which are to be made available in respect of the grant of Options pursuant to that Offer.

3.3	Any payment made by an Option Holder under an SAYE Contract shall be not less than the Minimum Monthly Savings Contribution or more than the Maximum Monthly Savings Contribution.

4.	Scaling Down

4.1	If the Board receives valid applications for Options over a number of Shares which would result in the limits set out in Rule 3.1 or determined by the Board under Rule 3.2 to be exceeded the following steps shall be carried out successively to the extent necessary to eliminate the excess over the limits -

(A)	the excess over £5 (or such other Minimum Monthly Savings Contribution as is specified in the Offer) of the monthly savings contribution specified in each application shall be reduced pro rata,

(B)	each election for a Five Year Bonus shall be deemed to be an election for a Three Year Bonus,

(C)	each election for a Five Year Bonus or a Three Year Bonus shall be deemed to be an election for no bonus.

4.2	The amount of the reduced monthly savings contribution determined in accordance with Rule 4.1 shall not be lower than the Minimum Monthly Savings Contribution.

5.	Grant of Options

5.1	Subject to Rules 5.2 and 5.5, the Board shall grant or procure the grant of Options in respect of the applications made under Rule 2.5 no later than a date (the “Date of Grant”) 30 days (or, if Rule 4.1 applies, 42 days) after the earliest date with reference to which the Option Price was determined.

5.2	No Option shall be granted to any person who is not at the Date of Grant an Eligible Employee.

5.3	Payments under an SAYE Contract shall be made by arrangement with the Participating Company of which the Option Holder is an Employee and such payments shall be passed forthwith to the Appropriate Authority.

5.4	Subject to the rights of the personal representatives of an Option Holder under Rule 7.2 after the Option Holder’s death, each grant of an Option shall be personal to the Eligible

[1]	Stage 2 amendments

8

Employee to whom it is made and will not be transferable or assignable. An Option shall not be charged, pledged or otherwise encumbered. Any breach or attempted or purported breach of the provisions of this Rule 5.4 shall render the relevant Option void and, unless the Board determines otherwise, an Option shall lapse upon the bankruptcy of the Option Holder.

5.5	No Option may be granted later than 10 years after the Adoption Date.

6.	Option Certificates

The company shall in due course issue in respect of each Option granted an option certificate evidencing the Option. Option certificates shall be in such form as the Board may from time to time determine.

7.	Rights to Exercise Options

7.1	Subject to the provisions of this Rule 7 an Option may be exercised in accordance with the procedure set out in Rule 10 by the Option Holder (or in the circumstances set out in Rule 7.1(B), his legal personal representatives) at any time following the earliest of the following events

(A)	the relevant Bonus Date,

(B)	the death of the Option Holder,

(C)	the Option Holder ceasing to be an Employee by reason of his Retirement, injury, disability or Redundancy,

(D)	the Option Holder ceasing to be an Employee more than 3 years after the Date of Grant other than by reason of his Retirement, injury, disability or Redundancy or by reason of gross misconduct,

(E)	the Participating Company or the business or part of the business of the Participating Company by which the Option Holder is employed ceasing to be in the control of the Company, any Subsidiary or any Associated Company,

(F)	the occurrence of any of the circumstances set out in Rules 8 and 12, and in each case before the earliest of the events set out in Rule 7.2.

7.2	Subject to Rule 7.3 and Rule 7.5 an Option shall lapse immediately on the earliest of the following events -

(A)	save where Rule 7.2(B) applies, the expiry of the Option Period,

(B)	the first anniversary of the date of the Option Holder’s death or, where the death occurred during the Option Period, the first anniversary of the relevant Bonus Date,

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(C)	save where Rule 7.2(E) or (F) applies, the Option Holder ceasing to be an Employee otherwise than by reason of his death, Retirement, injury, disability or Redundancy,

(D)	6 months after the date on which the Option Holder ceased to be an Employee by reason of his Retirement, injury, disability or Redundancy,

(E)	6 months after the date on which the Option Holder ceased to be an Employee other than by reason of his Retirement, injury, disability or Redundancy or by reason of gross misconduct where he so ceased more than 3 years after the Date of Grant and immediately on the date of cessation of employment where he so ceased by reason of gross misconduct,

(F)	6 months after the Participating Company or the business or part of the business of the Participating Company by which the Option Holder is employed ceased to be in the Control of the Company or any Subsidiary or any Associated Company,

(G)	the occurrence of either of the events set out in Rule 7.8,

(H)	the Option Holder being adjudicated bankrupt, and

(I)	unless its release has been effected under Rule 9, the day immediately following the date of expiry of the six month period referred to in Rule 8.

7.3	If before the relevant Bonus Date the Option Holder reaches the Specified Age but continues to be employed by the Group, the Option may be exercised within the period of 6 months after such event. Thereafter, to the extent unexercised, the Option may only be exercised after the earliest of the events set out in Rule 7.1.

7.4	An Option Holder who decides not to exercise an Option in accordance with these Rules may withdraw the aggregate amount accumulated under the relevant SAYE Contract.

7.5	For the purpose of the Rules, an Option Holder shall not be treated as ceasing to be an Employee until he ceases to hold any office or employment with the Company, any Subsidiary or any Associated Company. Therefore, if at the Bonus Date an Option Holder holds an office or employment in a company which is not a participating Company but which is an Associated Company or a Subsidiary then his option may be exercised within six months of the Bonus Date.

7.6	An Option Holder (or his personal representatives) may only exercise any Option to the extent that the aggregate Option Price paid for the Shares on such exercise will not exceed the aggregate amount (including any interest and/or the relevant bonus) of his savings under the SAYE Contract at the relevant date.

7.7	No Option may be exercised by an Option Holder (or his personal representatives) if the Option Holder is (or immediately before his death was) excluded from participation in the Sharesave Plan by virtue of paragraphs 10 or 11 of Schedule 3 of ITEPA.

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7.8	An option shall lapse in the event that the Option Holder -

(A)	ceases to make monthly savings contributions under the relevant SAYE contract or under the terms of the SAYE Contract is deemed to have given notice of his intention to cease to make monthly savings contributions under the relevant SAYE Contract, or

(B)	requests repayment of his monthly savings contributions from the relevant SAYE Contract from the Appropriate Authority.

7.9	Subject to Rule 7.5, if at any time an Option Holder ceases to be an Employee, otherwise than as mentioned in Rules 7.1, 7.2 and 7.3 any Option which he holds shall lapse and cease to be exercisable upon such cessation.

8.	Take-overs or a disposal of the Company

Subject to the Option not having lapsed under Rule 7.2, the Option may be exercised during the period of 6 calendar months following

(i)	the acquisition of Control of Wal-Mart by a person pursuant to a general offer

(a)	to acquire the whole of the issued shares of Wal-Mart not already owned or agreed to be acquired by that person, such offer having been conditional upon that person obtaining Control of the Wal-Mart, or

(b)	to acquire all the Shares; or

(ii)	the sale of more than half of the issued share capital of the Company or the undertaking of the business of the Company to any company which is not an Associated Company of Wal-Mart.

9.	Grant of New Options

9.1	If an Acquiring Company obtains Control of Wal-Mart or acquires the shares or business of the Company in the circumstances set out in Rule 8 the Option Holder may at any time within the six month period referred to in Rule 8 by agreement with the Acquiring Company release any unexercised Option (“Old Option”) then held by him in consideration for the grant to him of a New Option.

9.2	A New Option shall be -

(A)	for such a number of New Shares as shall have the same total Market Value immediately after the Release Date as the total Market Value of the Shares which were the subject of the Old Option immediately before the Release Date,

(B)	exercisable in the same manner as the Old Option,

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(C)	deemed to have been granted on the Date of Grant of the corresponding Old Option, and

(D)	subject to the provisions of the Sharesave Plan as it had effect immediately before the Release Date but so that (save and except for Rules 2, 3, 4, 5, 6, 14.2 and 15) references to the “Company” and “Wal-Mart” shall be construed as references to the “New Company” and references to “Options” shall be construed as references to “New Options”.

9.3	The total amount payable by an Option Holder upon the exercise of the New Option shall be equal to the total amount that would have been payable by him upon the exercise of the Old Option.

10.	Exercise of Options

10.1	In order to exercise an Option in whole or in part the Option Holder (or his legal personal representatives) must :-

(A)	Give notice to the Company Secretary (or the person appointed by the Board for the purpose), in such manner as the Company may from time to time require and notify to Option Holders.

(B)	The notice must be accompanied by payment in full of the Option Price or must authorise the Appropriate Authority to make such payment on behalf of the Option Holder.

(C)	If so required, the notice should be accompanied by the option certificate (although failure to lodge the option certificate will not invalidate the exercise of the Option).

10.2	An Option may be exercised in whole or in part provided that partial exercise shall be of not less than 10 per cent of the Shares comprised in the Option.

10.3	The date the Exercise Notice is received in accordance with Rule 10.1 shall constitute for all purposes the Receipt Date of such Option. The Company will ensure that the Option is exercised within 30 Business Days of the Receipt Date.

10.4	The Company will keep stocks of a suitable form of Exercise Notice available so that Option Holders wishing to exercise may obtain copies thereof from the Company Secretary.

10.5	If the Option becomes exercisable before the relevant Bonus Date it shall be exercisable over not more than the number of Shares the aggregate Option price of which is as nearly as possible equal to but not more than the total repayment due on the Exercise Date and the Option shall not be exercisable over any Shares in excess of that number.

10.6	All allotments and issues or transfers of Shares (as the case may be) will be made within 30 Business Days of the Exercise Date and will be subject to all (if any) necessary

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consents of any governmental or other authorities under enactments or regulations for the time being in force. It shall be the responsibility of the Option Holder to comply with any requirements to be fulfilled in order to obtain or obviate the necessity for any such consent. A share certificate or such other form of acknowledgement of shareholding as is then prescribed in respect of such Shares so issued or transferred shall be sent to the person exercising the Option at his risk.

10.7	If under the terms of an announcement made by Wal-Mart a dividend is to be or is proposed to be paid to the holders of Shares, the Shares to be issued on the exercise of an Option after the date of such announcement will not rank for such dividend and the Shares to be transferred on the exercise of an Option after the date of such announcement will be transferred without the right to receive any such dividend and any such right to that dividend will be retained by the transferor. Subject as aforesaid the Shares so to be issued shall be identical and rank pari passu in all respects with the fully paid registered Shares in issue on the Exercise Date.

10.8	Where the Shares are listed on the New York Stock Exchange or any other market or recognised investment exchange as defined in section 285 of the Financial Services and Markets Act 2000, the Board shall as soon as practicable apply to the New York Stock Exchange for admission of such Shares to the New York Stock Exchange or such other market or recognised investment exchange (as appropriate).

11.	Variation of Capital

11.1	Upon the occurrence of an Issue or Reorganisation the restriction on the number of Shares available for the offer of Options set out in Rule 3.1[2] and the number or nominal amount of Shares comprised in each Option and the Option Price may be adjusted in such manner as the Board may determine with the prior approval of the Inland Revenue and (other than in the event of a capitalisation issue) with the written confirmation of the Auditors that in their opinion the adjustments are fair and reasonable.

11.2	Notice of any such adjustment shall be given to the Option Holder by the Board, which may call in option certificates for endorsement or replacement.

12.	Winding Up

12.1	Subject to the Option not having lapsed under Rule 7.2, if the Company convenes a general meeting for the purpose of considering a resolution for voluntary winding up, the Board shall notify Option Holders of the date of such meeting and Options may be exercised within 28 days of the passing of the resolution. To the extent unexercised, Options shall lapse upon the passing of the resolution. In the event that the resolution is not passed, any purported exercise of Options shall be invalid.

[2]	Stage 2 amendments

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13.	Administration

13.1	Any notice or other document required to be given under the Sharesave Plan to any Option Holder shall be in writing and be delivered to him by hand (including through the Company’s internal delivery system) or sent by pre-paid post to him at his home address according to the records of the company by which he is employed or at such other address as may appear to the Company to be appropriate. Notices sent by post shall be deemed to have been given on the date of posting.

13.2	The Board shall have power from time to time to make or vary regulations for the administration and operation of the Sharesave Plan provided that the same are not inconsistent with the Rules of the Sharesave Plan.

14.	General

14.1	The decision of the Board in any dispute or question concerning the construction or effect of the Sharesave Plan or any other question in connection with the Sharesave Plan (including the calculation of the Option Price in any particular case and the effect of an Issue or reorganisation) shall be conclusive subject to the concurrence of the Auditors whenever required under the provisions of the Sharesave Plan.

14.2	The Company or the Board may at any time resolve to suspend or terminate the Sharesave Plan, in which event no further Options shall be granted but the Sharesave Plan shall continue in full force and effect in relation to Options and New Options then subsisting.

14.3	Participation in the Sharesave Plan by an Eligible Employee is a matter entirely separate from any pension right or entitlement pursuant to his terms and conditions of employment. In no circumstances shall an Option Holder ceasing to be employed by the Group be entitled to claim as against any member of the Group any compensation for, or in respect of, any consequent diminution or extinction of his rights or benefits (actual or prospective) under any Options then held by him or otherwise in connection with the Sharesave Plan.

14.4	The Board shall procure that at all times there are available a sufficient number of authorised and unissued Shares and/or ensure that it has made arrangements to procure the transfer of sufficient issued Shares to meet the subsisting rights of Option Holders under the Sharesave Plan.

14.5	The Sharesave Plan shall be governed by English law.

15.	Alterations to the Sharesave Plan

15.1	The Board may at any time resolve to alter the Sharesave Plan in any manner subject to the following provisions of this Rule 15.

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15.2	The Board may make such alterations to the Sharesave Plan as it may consider necessary to secure the continuing approval of the Sharesave Plan by the Inland Revenue in accordance with Schedule 3 (including alteration to the Specified Age).

15.3	After the Inland Revenue has approved the Sharesave Plan -

(A)	no alteration to any Key Feature shall take effect until approved by the Inland Revenue, and

(B)	no alteration shall be effective to abrogate or alter adversely any of the subsisting rights of the Option Holders except with such consent or sanction on the part of the Option Holders as would be required under the provisions of the Company’s Articles of Association if the Shares the subject of the Options constituted a single class of shares.

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WAL-MART STORES, INC.

2004 ASSOCIATE STOCK PURCHASE PLAN

(As amended and restated effective as of February 1, 2004)

		Page #
I. DEFINITIONS		1
1.1.	Account	1
1.2.	Account Administrator	1
1.3.	Account Closure	1
1.4.	Affiliate	1
1.5.	Associate	1
1.6.	Award Program	1
1.7.	Board	1
1.8.	Committee	1
1.9.	Company	1
1.10.	Contribution	1
1.11.	Employer	1
1.12.	Participant	2
1.13.	Participating Employer	2
1.14.	Payroll Deduction	2
1.15.	Plan	2
1.16.	Plan Year	2
1.17.	Section 16 Officers	2
1.18.	Stock	2

II. ELIGIBILITY		2
2.1.	In General	2
2.2.	Leaves of Absence	3

III. PLAN CONTRIBUTIONS		3
3.1.	Shares Available for Contributions	3
3.2.	Plan Contributions	3
3.3.	Maximum Limits on Contributions	3
3.4.	Payroll Deductions	3
3.5.	Matching Contributions	4
3.6.	Award Contributions	4
3.7.	Voluntary Contributions	4
3.8.	Remittance of Contributions	4

IV. ACCOUNT PURCHASES, MAINTENANCE & SALES		5
4.1.	Account Establishment	5
4.2.	Share Purchases	5
4.3.	Share Purchases for Non-U.S. Participants	6
4.4.	Allocation to Accounts	6
4.5.	Share Ownership	6
4.6.	Account Statements	7
4.7.	Risk of Loss	7
4.8.	Commission & Maintenance Charges	7
4.9.	Account Sales	7

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V. ACCOUNT CLOSURE & TERMINATION OF EMPLOYMENT		8
5.1.	Account Closure	8
5.2.	By Termination of Employment Other Than Due to Death of Participant	8
5.3.	By Transferring Employment from the Company or a Participating Employer to an Affiliate	8
5.4.	Termination Due to Death of Participant	9

VI. AWARD PROGRAM		9
6.1.	Scope of the Award Program	9
6.2.	Great Job Component	9
6.3.	Outstanding Performance Component	9

VII. ADMINISTRATION		10
7.1.	Committee	10
7.2.	Powers of the Committee	10

VIII. AMENDMENT & TERMINATION		11
8.1.	Right to Amend or Terminate	11
8.2.	Limitation on Right to Amend or Terminate	11

IX. MISCELLANEOUS PROVISIONS		11
9.1.	Successors	11
9.2.	Severability	11
9.3.	Requirements of Law	11
9.4.	Securities Law Compliance	12
9.5.	No Rights as a Stockholder	12
9.6.	Nature of Payments	12
9.7.	Non-Exclusivity of the Plan	12
9.8.	Military Service	13
9.9.	Construction	13
9.10.	Headings	13
9.11.	Stockholder Approval	13
9.12.	Taxes	13
9.13.	Company-Associate Relationships	13
9.14.	Governing Law	13

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WAL-MART STORES, INC.

2004 ASSOCIATE STOCK PURCHASE PLAN

I.	DEFINITIONS

1.1. “Account” shall mean a Participant’s account which holds his or her shares of Stock pursuant to the Plan.

1.2. “Account Administrator” shall mean the third party administrator for the Accounts as may be from time to time appointed by the Committee.

1.3. “Account Closure” shall mean the closing of a Participant’s Account by one of the following means:

(a) “Automatic Account Closure” shall mean the closure of a Participant’s Account by the Committee (or the Account Administrator if applicable) at the time such Participant’s Account balance contains no shares (or fractional shares) of Stock on or after his or her termination of employment with the Employer.

(b) “Participant Account Closure” shall mean the closure of a Participant’s Account pursuant to a request by the Participant to have his or her Account closed and to have all Stock or proceeds from the sale thereof distributed.

1.4. “Affiliate” shall mean any entity that is more than 50% owned or controlled, directly or indirectly, by the Company.

1.5. “Associate” shall mean any common law employee of an Employer, but shall not include independent contractors. An individual classified by the Employer as either an independent contractor or an individual who provides services to the Employer through another entity shall not be eligible to participate in this Plan during the period that the individual is so classified, even if such individual is later retroactively reclassified as an Associate during all or any part of such period pursuant to applicable law or otherwise.

1.6. “Award Program” shall mean a program established by the Company or a Participating Employer that results in its Associates receiving shares of Stock as an award for job performance.

1.7. “Board” shall mean the Board of Directors of the Company.

1.8. “Committee” shall mean the Stock Option Committee of the Board, or such other committee as may be appointed by the Board.

1.9. “Company” shall mean Wal-Mart Stores, Inc., a Delaware corporation.

1.10. “Contribution” shall mean any of the types of contributions that may be made to a Participant’s Account under the Plan, either by the Company, a Participating Employer or a Participant as set forth in Section III.

1.11. “Employer” shall mean the Company and its Affiliates.

1.12 “Participant” shall mean any Associate of the Company or a Participating Employer who satisfies the eligibility requirements in Section II and who has an Account established under the Plan, and Participant shall also include any former Associate of the Company or a Participating Employer who was a Participant in the Plan at the time of his or her termination of employment until such time as an Account Closure occurs.

1.13 “Participating Employer” shall mean an Affiliate whose participation in the Plan has been approved by the Committee. The Committee may require the Participating Employer to make corresponding contributions under the Plan in accordance with rules and procedures established by the Committee. The Committee, in its sole discretion, may terminate any such Affiliate’s Participating Employer status at any time and the Participants’ Accounts will be treated as if such Participants had transferred employment to an Affiliate that is not a Participating Employer as described in Section 5.3 of the Plan.

1.14 “Payroll Deduction” shall mean the payroll deduction from a Participant’s biweekly or weekly regular compensation (including from vacation pay and any paid leave of absence) of an amount authorized by the Participant as a Payroll Deduction Contribution.

1.15 “Plan” shall mean the Wal-Mart Stores, Inc. 2004 Associate Stock Purchase Plan (formerly known as the Wal-Mart Stores, Inc. 1996 Associate Stock Purchase Plan), as amended, restated and renamed herein, or as it may be further amended from time to time.

1.16. “Plan Year” shall mean April 1 of a calendar year to March 31 of the following calendar year, or such other period as set by the Committee.

1.17. “Section 16 Officers” shall mean those officers of the Company who are subject to subsection 16(a) of the Securities Exchange Act of 1934, as amended.

1.18. “Stock” shall mean the common stock, $.10 par value per share, of the Company.

II.	ELIGIBILITY

2.1. In General. All Associates (including Section 16 Officers) of the Company or a Participating Employer are eligible to participate in the Plan, subject to the following limitations:

(a) Associates who are restricted or prohibited from participating in the Plan under the applicable law of their state or country of residence may not participate in the Plan, except as may be provided in accordance with rules and procedures established by the Committee.

(b) Associates of the Company and its affiliates who are members of a collective bargaining unit whose benefits were the subject of good faith collective bargaining are excluded from participation in the Plan.

(c) Participation by Associates of non-U.S. Participating Employers shall only be permitted upon approval by the Committee, which approval may be limited to groups or categories of Associates designated by the non-U.S. Participating Employer.

(d) Section 16 Officers may be restricted in their ability to acquire or sell shares of Stock in order to comply with Section 16 of the Securities Exchange Act of 1934, as amended, in accordance with rules and procedures adopted by the Committee.

2.2. Leaves of Absence. Participants continue to be eligible to participate in the Plan while on a bona fide leave of absence from the Company or a Participating Employer in accordance with applicable policies of the Company or Participating Employer, or under such other circumstances with the approval of the Committee.

III.	PLAN CONTRIBUTIONS

3.1. Shares Available for Contributions. Subject to stockholder approval, as of February 1, 2004, 142,624,272 shares of Stock will be available for issuance under the Plan.

3.2. Plan Contributions. The definitions of the types of Contributions which may be made pursuant to the Plan are as follows (subject to the limits provided in Section 3.3 as applicable):

(a) “Award Contribution” means a contribution under the Plan on behalf of a Participant by the Company or a Participating Employer, as applicable, made pursuant to the Award Program in the sole discretion of the Committee.

(b) “Matching Contribution” means a cash contribution to the Plan on behalf of a Participant by the Company or a Participating Employer, as applicable, which is equal to fifteen percent (15%) of the amount of the Participant’s Payroll Deduction (up to a maximum dollar limit).

(c) “Payroll Deduction Contribution” means a contribution to the Plan by a Participant pursuant to a valid authorization for a Payroll Deduction.

(d) “Voluntary Contribution” means a contribution, if and to the extent permitted by the Committee from time to time, of shares of Stock or cash by the Participant to the Participant’s Account which is not made by Payroll Deduction.

3.3. Maximum Limits on Contributions.

(a) Matching Contributions and “Outstanding Performance” awards under the Award Program are subject to a maximum dollar limit for the Plan Year as set by the Committee from time to time in its discretion.

(b) During any Plan Year, the combination of Payroll Deduction Contributions and Voluntary Contributions made in cash (not Stock) by a Participant shall not exceed $125,000.

3.4. Payroll Deductions.

(a) Subject to the Committee’s authority to adjust the following amounts, a Participant’s authorization for Payroll Deduction shall be for a minimum amount of $2.00 per biweekly pay period or $1.00 per weekly pay period, as applicable to the Participant, and such Payroll Deduction shall be in even multiples of $.50.

(b) A Participant’s request for Payroll Deduction (or a request for a revision thereto) will become effective as soon as practicable after receipt of such request by the Company or the Participating Employer, as applicable.

(c) A Participant’s Payroll Deduction authorization may be revised or terminated at any time by the Participant’s request to the Company or the Participating Employer, as applicable.

(d) A Participant’s authorization for Payroll Deduction shall remain effective until the earlier of the Participant’s (1) request to revise or terminate the Payroll Deduction authorization or (2) termination of employment with the Company or a Participating Employer, subject to Section 8 of the Plan.

(e) All requests to initiate, revise or terminate an authorization for Payroll Deduction as described in this Section 3.4 shall be made in writing or in such other form acceptable to the Committee or its delegate from time to time.

3.5. Matching Contributions. The Company or Participating Employer, as applicable, shall make Matching Contributions as provided under the Plan and subject to the limits set forth in Section 3.3.

3.6. Award Contributions. Award Contributions shall be made, in the Committee’s sole discretion, by either (1) the Company or the Participating Employer, as applicable, remitting to the Account Administrator on behalf of the Participant funds sufficient to purchase any shares or fractional shares of Stock that have been granted to such Participant under the Award Program or (2) the Participant receiving the Award Contribution directly as a certificate for a share or shares (as applicable) of Stock.

3.7. Voluntary Contributions. Participants may make Voluntary Contributions to the Plan subject to the terms and limitations described herein or that may be prescribed by the Committee from time to time.

3.8. Remittance of Contributions.

(a) The Company or a Participating Employer, as applicable, will forward the total of all Payroll Deductions for the applicable payroll period along with the corresponding Matching Contributions, a list of Participants for whom the Contributions are being made and the amount allocable to each such Participant’s Account to the Account Administrator as soon as practicable.

(b) Voluntary Contributions, whether made in cash or shares of Stock, shall be remitted to the Account Administrator directly by the Participant.

(c) As soon as practicable following a grant of an Award Contribution (for purposes of the “Great Job” component of the Award Program, a “grant” shall refer to the date on which the Associate tenders his or her four Great Job buttons to the Company in exchange for a share of Stock), an Award Contribution shall be made in the Committee’s sole discretion as described in Section 3.6 of the Plan.

(d) Prior to the time a Participant’s Payroll Deduction and corresponding Matching Contribution is distributed to the Account Administrator, such amounts are considered general assets of the Company or Participating Employer (as applicable) and, as such, are subject to the claims of the Company’s or Participating Employer’s (as applicable) creditors in the event of insolvency or bankruptcy. In addition, no interest shall be paid on such amounts and all Participants assume the risk of fluctuations in the value or market price of Stock.

IV.	ACCOUNT PURCHASES, MAINTENANCE & SALES

4.1. Account Establishment. The Account Administrator shall establish an Account in accordance with the Plan for any Associate who becomes a Participant. Upon the Committee’s (or its delegate’s) request, the Account Administrator shall establish an Account for an Associate who is to be awarded shares under an Award Program and who is not then a Participant.

4.2. Share Purchases. No later than five business days after the Account Administrator receives the remittance of funds for Contributions (including Voluntary Contributions made in cash) made to the Plan, the Account Administrator shall purchase shares of Stock from the Company, a national stock exchange or in a combination of the foregoing. Notwithstanding the foregoing, the Committee may from time to time provide instructions to the Account Administrator with respect to the purchase of such shares of Stock but, absent such instructions, the Account Administrator shall determine the source of such Stock purchases in its discretion.

(a) In the case of purchases from the Company of authorized but unissued or treasury shares of Stock, the price of such shares is equal to the Volume Weighted Average Price (VWAP) as reported on the New York Stock Exchange – Composite Transactions on the relevant date of purchase; provided, however, that the Committee may, in its discretion, designate some other methodology for determining the fair market value of such shares of Stock purchased from the Company.

(b) The Account Administrator’s purchase of shares of Stock from a national stock exchange and the price per share shall be in accordance with rules and procedures established by the Committee from time to time.

(c) As determined in the discretion of the Account Administrator (in accordance with any applicable rules and procedures of the Committee), funds received as Voluntary Contributions may be bundled into a group for the purpose of purchasing shares of Stock and such shares may be purchased over a time period that is greater than one day. If such shares of Stock are purchased as part of a bundled group, a Participant’s purchase price for each share of Stock shall be the average price of all shares of Stock purchased within that group as determined by the Account Administrator.

(d) No provision of this Plan shall limit the ability of the Committee to implement a real-time trading (or other) mechanism for the purchase or sale of shares of Stock under the Plan and, to the extent determined by the Committee, shall replace any other methodology for valuing and allocating shares of Stock purchased or sold under the Plan.

4.3. Share Purchases for Non-U.S. Participants. With respect to non-U.S. Participants, the amounts (1) withheld from such a Participant’s compensation pursuant to an authorization for Payroll Deduction or (2) contributed as either a Matching Contribution or an Award Contribution made directly to a Participant’s Account shall be converted from the applicable foreign currency to U.S. dollars for the purpose of purchasing shares of Stock, and such conversion shall be pursuant to the exchange rate published in The Wall Street Journal on a date as soon as practicable prior to the effective date of the cash transfer from the Company or the Participating Employer, as applicable, to the Account Administrator. All such Participants assume the risk of fluctuations in the value or market price of shares of Stock and applicable currency exchange rates. With respect to non-U.S. Participants making Voluntary Contributions in cash, such amounts must be tendered to the Account Administrator in U.S. dollars unless otherwise determined by the Committee.

4.4. Allocation to Accounts. The number of shares (whole and fractional shares) of Stock shall depend upon the purchase price as described in Section 4.2 at the time such purchases are made. Purchases of Stock will be allocated by the Account Administrator based upon the applicable purchase price to each applicable Participant’s Account in proportion to the respective amount of Contributions received for each Participant’s Account. Allocations of Stock will be made in full shares and in fractional interests in shares to the thousandths of a share.

4.5. Share Ownership. At the time shares of Stock are credited to a Participant’s Account, he or she will acquire full ownership of all such shares (as well as any fractional interests) of Stock.

(a) All shares of Stock will be registered in the name of the Account Administrator and will remain so registered until delivery is requested by the Participant. The Participant may request from the Account Administrator that a certificate for any or all full shares of Stock be delivered to the Participant at no cost to such Participant at any time.

(b) The Account Administrator shall cause to be delivered at no cost to each Participant as promptly as practicable, by mail or otherwise, all notices of meetings, proxy statements and other material distributed by the Company to its stockholders. The full shares of Stock in each Participant’s Account shall be voted in accordance with the Participant’s signed proxy instructions timely delivered to the Account Administrator. In the event that a Participant does not timely provide the Account Administrator with proxy voting instructions, the Account Administrator may direct the voting of such shares of Stock held in an Account to the extent such action or direction would comply with applicable law and any applicable listing standards of a national stock exchange.

(c) A Participant may not assign or hypothecate any interest in the Plan; provided, however, that upon purchase of shares under the Plan, such shares may be sold, assigned, pledged, hypothecated or otherwise dealt with as would be the case with respect to any other shares of Stock the Participant might otherwise own.

(d) Neither the Company nor any Participating Employer may make any deductions from amounts properly credited to a Participant’s Account. Neither the Company nor any Participating Employer shall have any security interest on the shares of Stock held in a Participant’s Account. Notwithstanding the foregoing, a lender may have a security interest on the shares of Stock held in a Participant Account if the Participant has pledged such Stock as collateral in connection with a line of credit that may be obtained by certain Participants (other than Section 16 Officers) through the Stock Secured Line of Credit Program.

4.6. Account Statements. Each Participant will be sent at least an annual statement reflecting all Account activity during the period covered by the statement.

4.7. Risk of Loss. There is no guarantee of the value or market price of shares of Stock acquired pursuant to the Plan. In seeking potential benefits of Stock ownership, each Participant bears the risks associated with Plan participation and ownership of Stock, including the risk of any decrease in the value of market price of shares of Stock acquired pursuant to the Plan.

4.8. Commission & Maintenance Charges.

(a) No brokerage commissions are charged to Participants for purchases of Stock under the Plan, however, brokerage commissions and other applicable fees shall be charged to the Participant for all sales of Stock from his or her Account. Such commissions and other applicable fees for sales of Stock held in a Participant’s Account shall be at the rates posted by the Account Administrator, which may be changed from time to time by the Account Administrator with approval of the Committee (or its delegate).

(b) The Company or Participating Employer, as applicable, shall pay the applicable annual maintenance fees (if any) for the Participant’s Account until the earlier of (1) a Participant Account Closure occurs or (2) the Participant incurs a termination of employment with the Company or Participating Employer, as applicable, subject to Section 5.3. Any services requested of the Account Administrator by the Participant that are not covered by the Company’s arrangement with the Account Administrator shall be paid for solely by the Participant.

(c) At such time as the Company or Participating Employer, as applicable, ceases to pay the applicable Account maintenance fees as set forth subsection (b) above, the Participant shall become responsible for any applicable Account maintenance fees. In this case, annual maintenance fees and other applicable charges to the Account shall be paid from time to time to the Account Administrator automatically from the proceeds of a sale of a sufficient number of shares of Stock held in the Participant’s Account until the earlier of a Participant Account Closure or an Automatic Account Closure occurring.

4.9. Account Sales. The Participant may instruct the Account Administrator in writing (or any other method acceptable to the Committee or its delegate) at any time to sell any portion or all of his or her full shares of Stock and the fractional interest in any shares of Stock allocable to his or her Account, and the timing for such sale of Stock shall be in accordance with rules and procedures established by the Committee from time to time.

(a) The sale price for a share of Stock under the Plan shall be the average price of all shares of Stock sold by the Account Administrator on the date of the Participant’s sale transaction; provided, however, that the Committee reserves the right to implement a real-time trading or similar mechanism for Participants’ sales of shares of Stock from their respective Accounts under the Plan and the valuation of shares of Stock would be in accordance with any such mechanism.

(b) Upon such sale, the Account Administrator shall mail to the Participant a check (or such method of payment as approved by the Committee or its delegate) for the proceeds, less the brokerage commission, and other normal charges such as sales fees, which are payable by the Participant.

(c) Such instruction to the Account Administrator, or a request for delivery of Stock certificates held in the Participant’s Account, will not affect the Participant’s status as a Participant under the Plan unless an Account Closure occurs.

(d) With respect to non-U.S. Participants, shares of Stock are sold or traded in U.S. dollars and such amounts can be converted for the purpose of remitting the proceeds to the non-U.S. Participant. If the proceeds from the sale of shares of Stock held in the Participant’s Account are converted, such conversion shall be made pursuant to the exchange rate published in The Wall Street Journal on the date such transaction is executed. All such Participants assume the risk of fluctuations in the value or market price of shares of Stock and applicable currency exchange rates.

V.	ACCOUNT CLOSURE & TERMINATION OF EMPLOYMENT

5.1. Account Closure. A Participant who elects to discontinue Payroll Deductions under the Plan shall continue to be a Participant until the earlier of a Participant Account Closure or an Automatic Account Closure occurring. In connection with a Participant Account Closure, the Participant must elect to have his or her Account fully distributed in either (1) Stock (except that the value of any fractional shares of Stock will be distributed in cash less any applicable fees) or (2) cash by directing all full shares (and fractional interests) of Stock to be sold with the proceeds, less applicable brokerage commissions and other applicable fees, being distributed.

5.2. By Termination of Employment Other Than Due to Death of Participant. The Account of a Participant who incurs a termination of employment (other than by reason of death) with the Company or a Participating Employer will continue to be maintained with the annual fees and any other applicable charges being paid by the Participant in accordance with Section 4.8(c) of the Plan.

5.3. By Transferring Employment from the Company or a Participating Employer to an Affiliate. A Participant who transfers employment from the Company or a Participating Employer to an Affiliate who does not sponsor or participate in the Plan may continue to have his or her Account maintained at the expense of the Company while still employed with an Affiliate until the earlier of a Participant Account Closure or an Automatic Account Closure occurring (provided that such Automatic Account Closure can only occur following termination of employment with such Affiliate). In connection with a Participant Account Closure, the Participant must elect to have his or her Account fully distributed in either (1) Stock (except that the value of any fractional shares of Stock will be distributed in cash less any applicable fees) or (2) cash by directing all full shares (and fractional interests) of Stock to be sold with the proceeds, less applicable brokerage commissions and other applicable fees, being distributed.

Such Participant shall no longer be eligible to make or receive Contributions to the Plan (including by Payroll Deduction or Voluntary Contribution).

5.4. Termination Due to Death of Participant. Following a Participant’s death, the Company or Participating Employer, as applicable, shall cease making Payroll Deductions and Matching Contributions to such Participant’s Account as soon as practicable. In addition, as soon as practicable following the Participant’s death, the Account Administrator will distribute the proceeds of the deceased Participant’s Account less any applicable fees in accordance with rules and procedures established by the Committee (which may include a designation by a Participant of a beneficiary or a joint tenant with respect to a Participant’s Account) and, in the absence of applicable rules and procedures (or such designations), to the Participant’s estate.

VI.	AWARD PROGRAM

6.1. Scope of the Award Program. The Award Program is designed to provide an incentive to Associates of the Company and Participating Employers who provide exceptional customer service and job performance. Awards under the Award Program are not intended to be given to those who satisfy, but do not exceed, expectations. The Award Program includes a “Great Job” component and an “Outstanding Performance” component.

6.2. Great Job Component. Awards under the Great Job component consist of “Great Job” buttons, which can be worn by Associates while at work.

(a) Great Job buttons are awarded by management of the Company or Participating Employers, as applicable.

(b) Once an Associate earns four “Great Job” buttons, he or she is eligible to receive one (1) share of Stock and such Participant will be given a new button signifying that he or she is a “Great Job Stockholder” Associate. As described in Section 3.6 of the Plan, the Committee may, in its discretion, issue the award of Stock under the Award Program to a Participant’s Account under the Plan instead of issuing the Stock certificate directly.

6.3. Outstanding Performance Component. An “Outstanding Performance” award is an award of Stock to an Associate in recognition of the individual’s consistently outstanding performance in his or her specific job-related roles over a month, a quarter, or a year.

(a) Associates who receive “Outstanding Performance” awards may either be issued certificates for shares of Stock or, at the discretion of the Committee, the Company (or Participating Employer) may have the Account Administrator purchase shares of Stock to be credited to the Participant’s Account as described in Section 3.6 of the Plan.

(b) “Outstanding Performance” awards are either approved directly by the Committee or by its delegate in accordance with rules and procedures established by the Committee, and are subject to individual maximum dollar limitations as set by the Committee from time to time.

VII.	ADMINISTRATION

7.1. Committee.

(a) Subject to Section 7.2, the Plan shall be administered by the Committee.

(b) The Committee may delegate to officers or managers of the Company or any Affiliate the authority, subject to such terms as the Committee shall determine, to perform specified functions under the Plan. The Committee also may revoke any such delegation of authority at any time.

7.2. Powers of the Committee. Subject to and consistent with the provisions of the Plan, the Committee has full and final authority and sole discretion as follows:

(a) to determine when, to whom and in what types and amounts Contributions should be made;

(b) to make Contributions to eligible Associates in any number, and to determine the terms and conditions applicable to each Contribution;

(c) to determine whether any terms and conditions applicable to a Contribution have been satisfied;

(d) to set minimum and maximum dollar, share or other limitations on the various types of Contributions under the Plan;

(e) to determine whether an Affiliate should be designated as a Participating Employer and whether an Affiliate’s Participating Employer status should be terminated;

(f) to determine whether Associates of non-U.S. Participating Employers should be eligible to participate in the Plan;

(g) to construe and interpret the Plan and to make all determinations, including factual determinations, necessary or advisable for the administration of the Plan;

(h) to make, amend, suspend, waive and rescind rules and regulations relating to the Plan (including, but not limited to, such rules and regulations that would allow designations for beneficiaries and/or joint tenants to be made by Participants in connection with Accounts under the Plan);

(i) to appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

(j) to correct any defect or supply any omission or reconcile any inconsistency, and to construe and interpret the Plan, the rules and regulations, and award agreements or any other instrument entered into or relating to a Contribution under the Plan; and

(k) to take any other action with respect to any matters relating to the Plan for which it is responsible and to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

Any action of the Committee with respect to the Plan shall be final, conclusive and binding on all persons, including the Company, its Affiliates, any Associate, any person claiming any rights under the Plan from or through any Participant, and stockholders, except to the extent the Committee may subsequently modify, or take further action not consistent with, its prior action. If not specified in the Plan, the time at which the Committee must or may make any determination shall be determined by the Committee, and any such determination may thereafter be modified by the Committee. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee.

VIII.	AMENDMENT & TERMINATION

8.1. Right to Amend or Terminate. The Board, or a duly authorized committee thereof, reserves the right to amend, modify, suspend or discontinue the Plan at any time in its sole discretion without the approval of the Company’s stockholders, except that (a) any amendment or modification shall be subject to the approval of the Company’s stockholders if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the shares of Stock may then be listed or quoted, and (b) the Board may otherwise, in its discretion, determine to submit other such amendments or modifications to stockholders for approval.

8.2. Limitation on Right to Amend or Terminate. Any such amendment, modification, suspension or termination will not result in the forfeiture of (1) any funds contributed but not yet invested in the Participant’s Account, (2) any shares (or fractional interests) of Stock purchased on behalf of the Participant under the Plan, or (3) any dividends or other distributions in respect of such shares of that are declared subsequent to a Participant’s Contribution but prior to the effective date of the amendment, modification, suspension or termination of the Plan.

IX.	MISCELLANEOUS PROVISIONS

9.1. Successors. All obligations of the Company under the Plan with respect to Contributions made hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise of all or substantially all of the business and/or assets of the Company.

9.2. Severability. If any part of the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any other part of the Plan. Any Section or part of a Section so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

9.3. Requirements of Law. The granting of awards, the making of Contributions, and the delivery of shares of Stock under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any provision of the Plan, Participants shall not be entitled to receive benefits under the Plan, and the Company (and any Affiliate) shall not be obligated to deliver any shares of Stock or deliver benefits to a Participant, if such delivery would constitute a violation by the Participant or the Company or any of its Affiliates of any applicable law or regulation.

9.4. Securities Law Compliance.

(a) If the Committee deems it necessary to comply with any applicable securities law, or the requirements of any stock exchange upon which shares of Stock may be listed, the Committee may impose any restriction on Contributions or shares of Stock acquired pursuant to Contributions under the Plan as it may deem advisable. All certificates for shares of Stock delivered under the Plan pursuant to any Contribution shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which shares of Stock are then listed, any applicable securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. If so requested by the Company, the Participant shall make a written representation to the Company that he or she will not sell or offer to sell any shares of Stock unless a registration statement shall be in effect with respect to such shares of Stock under the Securities Act of 1993, as amended, and any applicable state securities law or unless he or she shall have furnished to the Company, in form and substance satisfactory to the Company, that such registration is not required.

(b) If the Committee determines that the nonforfeitability of, or delivery of benefits pursuant to, any Contribution would violate any applicable provision of securities laws or the listing requirements of any national securities exchange or national market system on which are listed any of the Company’s equity securities, then the Committee may postpone any such nonforfeitability or delivery, as applicable, but the Company shall use all reasonable efforts to cause such nonforfeitability or delivery to comply with all such provisions at the earliest practicable date.

9.5. No Rights as a Stockholder. No Participant shall have any rights as a stockholder of the Company with respect to the shares of Stock which may be deliverable to the Participant’s Account in connection with a Contribution (other than a Voluntary Contribution of previously-owned shares of Stock) under the Plan until such shares of Stock have been credited to his or her Account or have been delivered to him or her.

9.6. Nature of Payments. Matching Contributions and Award Contributions shall be special incentive payments to the Participant and shall not be taken into account in computing the amount of salary or compensation of the Participant for purposes of determining any pension, retirement, death or other benefit under (a) any pension, retirement, profit-sharing, bonus, insurance or other employee benefit plan of the Company or any Affiliate, except as such plan shall otherwise expressly provide, or (b) any agreement between (i) the Company or any Affiliate and (ii) the Participant, except as such agreement shall otherwise expressly provide.

9.7. Non-Exclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements for Associates as it may deem desirable.

9.8. Military Service. The Plan shall be administered in accordance with Section 414(u) of the Internal Revenue Code and the Uniformed Services Employment and Reemployment Rights Act of 1994.

9.9. Construction. The following rules of construction will apply to the Plan: (a) the word “or” is disjunctive but not necessarily exclusive, and (b) words in the singular include the plural, words in the plural include the singular, and words in the neuter gender include the masculine and feminine genders and words in the masculine or feminine gender include the other neuter genders.

9.10. Headings. The headings of articles and sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

9.11. Stockholder Approval. All Contributions made on or after the effective date of the amended and restated Plan and prior to the date the Company’s stockholders approve the amended and restated Plan are expressly conditioned upon and subject to approval of the amended and restated Plan by the Company’s stockholders.

9.12. Taxes. All Matching Contributions and Award Contributions are subject to withholding for applicable federal, state and local income taxes and will be reported as wage income by the Company. When a Participant authorizes a Payroll Deduction of a specific amount, more than that amount will actually be withheld from his or her compensation to cover the withholding taxes due on the Matching Contribution. The distribution of shares of Stock to Participants will not be a taxable event.

9.13. Company-Associate Relationships. Nothing contained in this Plan shall in any way affect the rights of the Company in its relationship with any Associate or affect the Company’s right to discharge any Associate or increase or reduce any Associate’s compensation.

9.14. Governing Law. This Plan shall be governed by the laws of the State of Arkansas, except to the extent it is governed by the federal securities laws or the choice of laws provision contained in the Company’s agreement with the Account Administrator.

WAL-MART STORES, INC.

Annual Shareholders’ Meeting

June 4, 2004

8:45 AM

Bud Walton Arena

University of Arkansas

Fayetteville, Arkansas

ELECTRONIC ACCESS TO WAL-MART’S FUTURE

ANNUAL REPORTS AND PROXY MATERIALS

Help Wal-Mart reduce expenses and eliminate bulky materials from your mail. Sign-up for internet access to Wal-Mart’s proxy materials and Annual Report. If you enroll in this service, we will e-mail you the Annual Report and Proxy Statement on-line, along with instructions that will enable you to cast your vote. To sign-up, access http://www.econsent.com/wmt and follow the instructions indicated so that you will receive next year’s proxy materials and Annual Report electronically.

FOLD AND DETACH HERE

WAL-MART STORES, INC. PROXY

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL SHAREHOLDERS’ MEETING OF WAL?MART STORES, INC. TO BE HELD ON JUNE 4, 2004

I have received the Notice of Annual Shareholders’ Meeting (“the Meeting”) to be held on June 4, 2004, and a Proxy Statement furnished by Wal-Mart Stores, Inc.’s (“Wal-Mart”) Board of Directors for the Meeting. I appoint S. ROBSON WALTON, H. LEE SCOTT, JR. and DAVID D. GLASS, or any of them, as Proxies and Attorneys-in-Fact, with full power of substitution, to represent me and to vote all shares of Wal-Mart common stock that I am entitled to vote at the Meeting on June 4, 2004, in the manner shown on this form as to the following matters and in his discretion on any other matters that come before the meeting. If I participate in the Wal-Mart Stores, Inc. Profit Sharing and 401(k) Plan or Wal-Mart Puerto Rico Profit Sharing and 401(k) Plan, and I have a portion of my interest in these plans invested in Wal-Mart stock, I also direct the Trustee(s) of the respective Trust(s) to vote my stock which is attributable to my interest in each of the Plan(s) at the Meeting in the manner shown on this form as to the following matters and in the discretion of the Trustee(s) on any other matters that come before the Meeting.

RESOLVED, that the following persons are nominated for election to the Board of Directors of Wal-Mart Stores, Inc., such election to be at the Annual Meeting of Shareholders on June 4, 2004:

01 James W. Breyer, 02 M. Michele Burns, 03 Thomas M. Coughlin, 04 David D. Glass, 05 Roland A. Hernandez, 06 Dawn G. Lepore, 07 John D. Opie, 08 J. Paul Reason, 09 H. Lee Scott, Jr., 10 Jack C. Shewmaker, 11 Jose H. Villarreal, 12 John T. Walton, 13 S. Robson Walton, 14 Christopher J. Williams

(Change of Address/Comments)

(If you have written in the above space, please mark the corresponding box on the reverse side of this card)

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side, but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxy holders cannot vote your shares unless you sign and return this card.

WAL-MART STORES, INC.

C/O EQUISERVE TRUST COMPANY N.A.

P.O. BOX 8506

EDISON, NJ 08818-9374

Wal-Mart Stores, Inc. encourages you to take advantage of two convenient ways to vote your shares. If you hold your shares in your own name rather than through a broker, bank, or other nominee, you can vote your shares electronically by internet or by telephone. This eliminates the need to return the proxy card.

Your vote is important. Please vote immediately.

Vote-by-Internet

Log on to the Internet and go to http://www.eproxyvote.com/wmt

OR

Vote-by-Telephone

Call toll-free

1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

FOLD AND DETACH HERE

Please mark votes as in this example.

WAL-MART STORES, INC.

If this proxy is signed and returned, it will be voted in accordance with your instructions shown below. If you do not specify how the proxy should be voted, it will be voted FOR items 1 through 5, and AGAINST items 6 through 11.

FOR WITHHELD

1. Election of Directors

(see reverse)

For, except vote withheld from the following nominee(s):

The Board of Directors recommends a vote FOR:

FOR AGAINST ABSTAIN

2. Approval of the ASDA Colleague Share Ownership Plan 1999

3. Approval of the ASDA Sharesave Plan 2000

4. Approval of the Wal-Mart Stores, Inc. 2004 Associate Stock Purchase Plan

5. Ratification of the appointment of independent accountants

The Board of Directors recommends a vote AGAINST:

FOR AGAINST ABSTAIN

6. A shareholder proposal regarding an independent chairman

7. A shareholder proposal regarding a “sustainability” report

8. A shareholder proposal regarding equity compensation

9. A shareholder proposal regarding genetically engineered food products

10. A shareholder proposal regarding an equal employment opportunity report

11. A shareholder proposal regarding shareholder approval of participation in the officer deferred compensation plan

Change of Address/Comments (See reverse)

NOTE: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney-in-fact, executor, administrator, trustee, or guardian, please give full title as such.

Signature

Date:

Signature

Date: